UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒ Check the appropriate box:	Filedby a Party other than the Registrant ☐
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12

WEBMEDIABRANDS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of WebMediaBrands Inc.

(2)	Aggregate number of securities to which transaction applies:

Not applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the $18,000,000 total consideration proposed to be paid to WebMediaBrands Inc. in the transaction.

(4)	Proposed maximum aggregate value of transaction:

$18,000,000

(5)	Total fee paid:

$1,004.40

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

November 2, 2009

WebMediaBrands Inc.

50 Washington Street, 9th Floor

Norwalk, Connecticut 06854

(203) 662-2800

PROPOSED ASSET SALE

YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of WebMediaBrands Inc., a Delaware corporation (“WebMediaBrands”), to be held on November 30, 2009 at 10:00 a.m. local time, at WebMediaBrands’s offices at 475 Park Avenue South, Ninth Floor, New York, New York.

On August 7, 2009 WebMediaBrands entered into an asset purchase agreement with QuinStreet, Inc., a California corporation, pursuant to which QuinStreet will purchase assets and assume liabilities related to the Internet.com business. These assets and liabilities are referred to as the Business. If the sale is completed, WebMediaBrands will receive cash consideration of $18,000,000, subject to a post-closing working capital adjustment, $16,000,000 of which QuinStreet must pay at the closing and the remaining $2,000,000 of which QuinStreet must pay on the first anniversary of the closing. QuinStreet may withhold and deduct from the $2,000,000 anniversary payment any sum that WebMediaBrands owes QuinStreet under the indemnification and working capital adjustment provisions of the asset purchase agreement, and if the final net working capital is less than $2,673,000, we must pay QuinStreet the difference.

The sale of the Business might constitute a sale of substantially all of WebMediaBrands’s assets within the meaning of the General Corporation Law of the State of Delaware, and thus, at the special meeting of stockholders, WebMediaBrands will ask you to consider and vote upon a proposal to approve the sale of the Business as contemplated by the asset purchase agreement. In addition, if there are insufficient votes in favor of the proposal to approve the sale of the Business as contemplated by the asset purchase agreement, WebMediaBrands will ask you to consider and vote upon a proposal to adjourn the special meeting of stockholders to solicit additional proxies.

WebMediaBrands’s board of directors, after careful consideration, has unanimously approved the asset purchase agreement and determined that the sale of the Business is advisable, fair to, and in the best interests of, WebMediaBrands and its stockholders. WebMediaBrands’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the sale of the Business as contemplated by the asset purchase agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale of the Business as contemplated by the asset purchase agreement.

Your vote is very important. The sale of the Business as contemplated by the asset purchase agreement must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote at the special meeting. The proposal to adjourn the special meeting must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote, and present at the special meeting. In connection with the asset purchase agreement, certain of WebMediaBrands’s stockholders, including Alan M. Meckler, chairman of the board and chief executive officer, entered into support agreements with QuinStreet, pursuant to which each such stockholder agreed to vote all or a portion of his, her or its shares of WebMediaBrands common stock for the approval of the sale of the Business as contemplated by the asset purchase agreement. As of October 30, 2009, these stockholders had voting power over 14,675,437 shares of WebMediaBrands common stock, or approximately 39.7% of WebMediaBrands’s outstanding shares of common stock. Pursuant to the terms of the support agreements, these stockholders have agreed to vote an aggregate of 37% of WebMediaBrands’s outstanding shares of common stock for the approval of the sale of the Business as contemplated by the asset purchase agreement.

The completion of the proposed sale is also subject to the satisfaction or waiver of customary closing conditions. More information about the proposed sale and the special meeting is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it describes the proposed sale and documents related to the proposed sale and related transactions and provides specific information about the special meeting. You may also obtain more information about WebMediaBrands from documents we have filed with the Securities and Exchange Commission.

On behalf of WebMediaBrands’s board of directors, we thank you for your continued support of WebMediaBrands and urge you to vote “FOR” the approval of the sale of the Business as contemplated by the asset purchase agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale of the Business as contemplated by the asset purchase agreement.

Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Sincerely,

Alan M. Meckler

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the asset purchase agreement or the transactions contemplated thereby, passed upon the merits or fairness of the asset purchase agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement, dated November 2, 2009 is first being mailed to stockholders on or about November 9, 2009.

WebMediaBrands Inc.

50 Washington Street, 9th Floor

Norwalk, Connecticut 06854

(203) 662-2800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 30, 2009

Dear Stockholder:

The special meeting of stockholders of WebMediaBrands Inc. will be held on November 30, 2009 at 10:00 a.m. local time, at WebMediaBrands’s offices at 475 Park Avenue South, Ninth Floor, New York, New York, for the following purposes:

1.	To approve the sale of certain assets (excluding semanticweb.com), and the assumption of certain liabilities, related to our Internet.com business (together, these assets and liabilities are referred to as the “Business”) by WebMediaBrands to QuinStreet, Inc. as contemplated by the asset purchase agreement between QuinStreet and WebMediaBrands, dated as of August 7, 2009 attached as Annex A to the accompanying proxy statement. We refer to this proposal as the “Proposal to Sell the Business”; and

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Proposal to Sell the Business. We refer to this proposal as the “Proposal to Adjourn the Special Meeting”.

The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with the types of actions contemplated under the Proposal to Sell the Business or the Proposal to Adjourn the Special Meeting.

WebMediaBrands’s board of directors has fixed the close of business on October 30, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the meeting. On that date, there were 36,921,737 shares of WebMediaBrands common stock outstanding and entitled to vote.

The Proposal to Sell the Business must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote at the special meeting. The Proposal to Adjourn the Special Meeting must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote and present in person or represented by proxy at the special meeting.

Accompanying this notice of special meeting is a proxy card. Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you fail to return your proxy card and do not vote in person at the special meeting, it will have the same effect as a vote against the Proposal to Sell the Business but will have no effect for purposes of the Proposal to Adjourn the Special Meeting. If your shares of WebMediaBrands common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of WebMediaBrands common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares of WebMediaBrands common stock through a broker, bank or other nominee, you must provide a legal proxy issued from such broker, bank or nominee in order to vote your shares in person at the special meeting.

All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

Alan M. Meckler

Chairman of the Board and Chief Executive Officer

Norwalk, Connecticut

November 2, 2009

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

Annex A – Asset Purchase Agreement

Annex B – Form of Support Agreement

Annex C – Opinion of Moelis & Company

WebMediaBrands Inc.

50 Washington Street, 9th Floor

Norwalk, Connecticut 06854

(203) 662-2800

PROXY STATEMENT

The board of directors of WebMediaBrands Inc., a Delaware corporation (which we refer to as “WebMediaBrands,” “we,” “our,” and “us”), is soliciting the enclosed proxy for use at the special meeting of stockholders to be held on November 30, 2009, at 10:00 a.m., local time, at WebMediaBrands’s offices at 475 Park Avenue South, Ninth Floor, New York, New York.

SUMMARY

This summary, together with the question and answer section that follows, highlights selected information from the proxy statement about the sale of assets (excluding semanticweb.com) and assumption of liabilities related to our Internet.com business. These assets and liabilities are referred to as the Business. This summary and the question and answer section may not contain all of the information that is important to you. For a more complete description of the sale of the Business, you should carefully read this proxy statement and the asset purchase agreement attached hereto as Annex A before you vote. The location of the more detailed description of each item in this summary is provided in the parentheses listed below. See also “Where You Can Find More Information” on page 64.

Parties to the Asset Purchase Agreement (page 17)

WebMediaBrands is a leading global provider of original information, job boards and events for information technology, business and creative professionals. WebMediaBrands currently includes three distinct online networks: Internet.com for information technology and business professionals and for developers; Mediabistro.com for media professionals; and Graphics.com for design and creative professionals. In addition, WebMediaBrands includes Mediabistro events, which produce offline conferences and trade shows focused on information technology, media and business-specific topics.

QuinStreet, Inc., a California corporation, is a leader in vertical marketing and media online, delivering performance marketing results to thousands of clients and business brands. QuinStreet’s full-service approach combines direct marketing expertise, search and media reach and proprietary technologies to deliver what it believes are dramatically improved results for clients. QuinStreet is headquartered in Foster City, California, with satellite offices worldwide.

The Purchase and Sale of the Business (page 31)

Pursuant to the terms of the asset purchase agreement, dated as of August 7, 2009, by and between WebMediaBrands and QuinStreet, we have agreed to sell the assets related to our Internet.com business (excluding semanticweb.com) to QuinStreet.

Purchase Price (page 32)

If the sale of the Business pursuant to the asset purchase agreement is completed, QuinStreet will pay us an aggregate cash purchase price of $18,000,000, subject to a post-closing working capital adjustment. Subject to the working capital adjustment, QuinStreet will pay $16,000,000 at the closing and $2,000,000 on the first anniversary of the closing. QuinStreet will also assume certain of WebMediaBrands’s liabilities, expected to total approximately $2,500,000 as of the closing, and obligations that relate to the Internet.com business. In addition, QuinStreet may withhold and deduct from the $2,000,000 anniversary payment any sum that we owe QuinStreet under the indemnification and working capital adjustment provisions of the asset purchase agreement, and if the final net working capital is less than $2,673,000, we must pay QuinStreet the difference.

Use of Proceeds from the Sale of the Business (page 29)

We intend to use net proceeds from the sale of the Business in connection with our remaining online media business and other remaining businesses, potential acquisitions and/or other strategic options and for general corporate purposes, including repaying $1,000,000 of our approximately $7,000,000 loan from Alan M. Meckler, our chairman and chief executive officer. We do not intend to distribute to our stockholders any of the proceeds that we receive from the sale of the Business.

When the Sale of the Business is Expected to be Completed

If the Proposal to Sell the Business is approved by our stockholders at the special meeting, we expect to complete the sale of the Business as soon as practicable after the special meeting, assuming all of the conditions in the asset purchase agreement have been satisfied or waived. We and QuinStreet are working toward satisfying the conditions to closing and completing the sale of the Business as soon as reasonably practicable. However, the sale of the Business might not be completed soon or at all.

Vote Required for Approval of the Sale of the Business and Adjournment of the Special Meeting (page 13)

The sale of the Business as contemplated by the asset purchase agreement must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote at the special meeting. The proposal to adjourn the special meeting must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote and present in person or represented by proxy at the special meeting.

The Special Meeting

See “Questions and Answers about the Sale of the Business and the Special Meeting” beginning on page 6 and “The Special Meeting” beginning on page 13.

Reasons for the Sale of the Business (page 21); Recommendation of Our Board of Directors (page 13)

In reaching its determination to enter into the asset purchase agreement and approve the sale of the Business, our board of directors consulted with our management and our legal advisors and considered a number of factors, including possible alternatives to the sale, the sale process and terms, and the opinion of Moelis & Company. After careful evaluation of the potential benefits, negative factors and other material considerations relating to the sale of the Business and the asset purchase agreement, our board of directors unanimously concluded that the sale of the Business and our entering into the asset purchase agreement are advisable, fair to, and in the best interests of, WebMediaBrands and our stockholders.

Our board of directors unanimously recommends that you vote “FOR” the approval of the sale of the Business and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of Certain Persons in the Sale of the Business (page 30)

In considering the recommendation of WebMediaBrands’s board of directors with respect to the asset purchase agreement, WebMediaBrands stockholders should be aware that some of WebMediaBrands’s directors and executive officers have interests in the sale of the Business that are different from, or in addition to, the interests of WebMediaBrands stockholders generally. For example, we owe our significant stockholder, chairman and chief executive officer Alan M. Meckler approximately $7,000,000, and plan to use $1,000,000 of the proceeds of the sale to repay him in part. In addition, Mr. Meckler, our other directors and our chief financial officer all hold stock options that will vest as a result of the sale.

Opinion of Moelis & Company (page 24)

On August 7, 2009, Moelis & Company delivered its oral opinion, which opinion was subsequently confirmed in writing that day, to our board of directors to the effect that, as of such date and based upon the assumptions made, matters considered and limits of such review, in each case as set forth in its opinion, the purchase price to be received by WebMediaBrands pursuant to the proposed sale of the Business to QuinStreet was fair from a financial point of view to WebMediaBrands.

The full text of the written opinion of Moelis, dated as of August 7, 2009, which sets forth the assumptions made, matters considered and limits on the scope of the review undertaken in connection with the opinion is attached as Annex C to this proxy statement. The summary of Moelis’s opinion contained in this proxy statement is qualified by reference to the full text of Moelis’s opinion, and you are encouraged to carefully read the opinion in its entirety. Moelis’s opinion was delivered to our board of directors for its use and benefit in its evaluation of the sale of the Business to QuinStreet, does not address the merits of the underlying decision by WebMediaBrands to sell the Business and does not constitute a recommendation to any WebMediaBrands stockholder as to how to vote on the Proposal to Sell the Business.

Governmental and Regulatory Approvals (page 29)

Neither WebMediaBrands nor QuinStreet is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the sale of the Business to QuinStreet. If the parties discover that approvals or waiting periods are necessary, they will seek to obtain or comply with them.

Material U.S. Federal Income Tax Consequences (page 45)

The sale of the Business should not result in any U.S. federal income tax consequences to stockholders of WebMediaBrands.

Nature of Our Business Following the Sale of the Business (page 29)

Following the sale of the Business, we will continue to be a public company operating under the name WebMediaBrands Inc., and our remaining businesses will account for all of our revenues.

Terms of the Asset Purchase Agreement (page 31)

In the asset purchase agreement, we make representations and warranties and have agreed to covenants, indemnification obligations and other customary provisions. You are encouraged to carefully read the asset purchase agreement in its entirety, a copy of which is attached hereto as Annex A, and “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Terms of the Asset Purchase Agreement.”

Termination of the Asset Purchase Agreement (page 41)

The asset purchase agreement can be terminated at any time prior to closing by mutual consent of QuinStreet and us or by either party if the sale of the Business is not completed on or before December 5, 2009, unless the party seeking to terminate is responsible for the failure of the closing to occur by that date. The asset purchase agreement may also be terminated by either party upon other circumstances including the issuance of a legal restraint by a governmental entity, the failure of our stockholders to approve the sale of the Business, our entering into an agreement providing for a superior proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Terms of the Asset Purchase Agreement—Additional Agreements”) prior to receipt of our stockholders’ approval, the occurrence of an uncured material adverse effect or certain breaches by either party, which are further described elsewhere in this proxy statement. See “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Terms of the Asset Purchase Agreement—Termination Rights.”

Termination Fee and Expense Reimbursement (page 42)

If the asset purchase agreement is terminated under circumstances described in detail elsewhere in this proxy statement and in the asset purchase agreement, we will be obligated to pay QuinStreet $720,000 as a termination fee and/or up to $180,000 in reasonable out-of-pocket expenses incurred in connection with the proposed sale of the Business.

Restrictions on Solicitation of Other Offers (page 36)

The asset purchase agreement provides that, from the date of the asset purchase agreement until the earlier of the closing date or the termination of the asset purchase agreement in accordance with its terms, WebMediaBrands, subject to the exceptions described below, may not initiate, solicit, encourage or participate in any discussions regarding a takeover proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Terms of the Asset Purchase Agreement—Additional Agreements”) by a party other than QuinStreet. If, however, we receive an unsolicited takeover proposal that our board of directors determines in good faith after consultation with our legal and financial advisors is, or is reasonably likely to result in, a superior proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Terms of the Asset Purchase Agreement—Additional Agreement”) from a party other than QuinStreet prior to receipt of our stockholders’ approval of the sale of the Business and such offer does not arise from a breach of the restrictions on solicitation of other offers, we may furnish information concerning our business, properties or assets pursuant to a confidentiality agreement and negotiate and participate in discussions and negotiations concerning a takeover proposal. Further, prior to receipt of our stockholders’ approval of the sale of the Business, our board of directors may withdraw or modify its recommendation to vote for “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS” if the board determines in good faith, after receiving advice of outside counsel and financial advisors and taking into account any binding offer by QuinStreet to amend the terms of the asset purchase agreement and other factors related to the certainty of the takeover proposal, that the failure to take such action would be reasonably likely to constitute a breach by the board of its fiduciary duties to our stockholders under Delaware law.

Conditions to Closing (page 39)

The consummation of the transactions contemplated by the asset purchase agreement is subject to, among other things, the approval of our stockholders described above, governmental and regulatory approvals (if any), each party’s respective representations and warranties in the asset purchase agreement being true and correct as of the closing date to the standards described in the asset purchase agreement, each party’s performance in all material respects of its obligations required to be performed under the asset purchase agreement on or prior to the closing date and each party’s delivery to the other party of all applicable transaction documents pursuant to the asset purchase agreement. In addition, the obligations of QuinStreet to complete the transactions contemplated by the asset purchase agreement are also subject to, among other things, the absence of a “material adverse effect” (as defined in “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Terms of the Asset Purchase Agreement—Representations and Warranties”) as of the closing, and the release of any security interest on the Business as of the closing.

Indemnification (page 40)

The asset purchase agreement provides that, subject to specified exceptions, WebMediaBrands and QuinStreet will be liable to each other for breaches of certain representations and warranties as set forth in the asset purchase agreement if, and only to the extent, aggregate damages for such breaches exceed $200,000. To provide a partial fund against which QuinStreet may assert an indemnification claim pursuant to the foregoing, $2,000,000 of the purchase price, as adjusted by the working capital adjustment, will be paid on the first anniversary of the closing. In addition, we are required to indemnify QuinStreet for any breach or failure by WebMediaBrands to perform any of the covenants or agreements of WebMediaBrands contained in the asset purchase agreement, any liabilities arising from, or in connection with, any excluded liability or any excluded asset, or from the noncompliance with any legal requirement related to fraudulent transfers in respect of the transactions under the asset purchase agreement or any liability arising from our failure to obtain an assignment of intellectual property rights from any person involved in the development of our intellectual property included in the Business and all tax liabilities of QuinStreet in connection with the transfer of the Business.

Except as otherwise provided in the asset purchase agreement, the indemnification provisions set forth in the asset purchase agreement constitute the sole and exclusive remedy available to WebMediaBrands and QuinStreet with respect to breaches of the representations, warranties and covenants set forth in the asset purchase agreement (other than each party’s right to specific performance or injunctive relief or in cases of other willful misconduct).

Appraisal or Dissenters’ Rights (page 30 and 62)

No appraisal or dissenters’ rights are available to our stockholders under the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws in connection with the sale of the Business.

QUESTIONS AND ANSWERS ABOUT THE SALE OF THE BUSINESS AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you might have regarding the proposed sale of the Business and the special meeting. These questions and answers might not address all questions that might be important to you as a stockholder of WebMediaBrands. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Questions and Answers About the Sale of the Business

What is the proposed transaction?

The proposed transaction is the sale of assets (excluding semanticweb.com), and the assumption of liabilities, related to our Internet.com business pursuant to the asset purchase agreement, dated as of August 7, 2009, by and between WebMediaBrands and QuinStreet. These assets and liabilities are referred to as the Business. Under the terms of the asset purchase agreement, if the sale of the Business is approved by our stockholders and the other closing conditions under the asset purchase agreement have been satisfied or waived, we will sell the Business to QuinStreet.

Why did we agree to sell the Business?

In reaching its determination to enter into the asset purchase agreement and approve the sale of the Business, our board of directors consulted with our management and our legal advisors and considered a number of factors. After careful evaluation of the potential benefits, negative factors and other material considerations relating to the sale of the Business and the asset purchase agreement, our board of directors concluded that the sale of the Business and entering into the asset purchase agreement are advisable, fair to and in the best interests of WebMediaBrands and its stockholders. See “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Reasons for the Sale of the Business.”

What will I receive in connection with the sale of the Business?

We do not intend to distribute to our stockholders any of the proceeds that we receive from the sale of the Business. Rather, we intend to use net proceeds from the sale of the Business in connection with our remaining online media business and other remaining businesses, potential acquisitions and/or other strategic options and for general corporate purposes, including the servicing of existing indebtedness. See “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Use of Proceeds from the Sale of the Business.”

When is the sale of the Business expected to be completed?

If the Proposal to Sell the Business is approved by our stockholders at the special meeting, we expect to complete the sale of the Business as soon as practicable after the special meeting, assuming all of the conditions in the asset purchase agreement have been satisfied or waived. We and QuinStreet are working toward satisfying the conditions to closing and completing the sale of the Business as soon as reasonably practicable. However, the sale of the Business might not be completed soon or at all.

What will happen if the Proposal to Sell the Business is approved by our stockholders?

If the Proposal to Sell the Business is approved by our stockholders at the special meeting and the sale of the Business is completed, we will sell the Business to QuinStreet and continue to conduct the online media segment of our business and our other remaining businesses and WebMediaBrands will remain a public company.

What will happen if the Proposal to Sell the Business is not approved by our stockholders?

If the Proposal to Sell the Business is not approved by our stockholders at the special meeting or at any adjournment or postponement of the special meeting if the Proposal to Adjourn the Special Meeting is approved, the sale of the Business will not be completed as currently contemplated by the asset purchase agreement. In such event, we would continue to conduct our business and would evaluate all available strategic alternatives. Under specified circumstances, WebMediaBrands might be required to pay QuinStreet a termination fee and/or reimburse QuinStreet for its reasonable out-of-pocket expenses in the event that the transactions contemplated by the asset purchase agreement are not completed.

What will happen to my shares of common stock of WebMediaBrands if the sale of the Business is completed?

The sale of the Business will not alter the rights, privileges or nature of the outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the sale of the Business, subject to any actions taken solely by the stockholder, will continue to hold the same number of shares immediately following the closing.

How was the purchase price for the Business determined?

The purchase price for the Business was negotiated between our board of directors and our representatives and representatives of QuinStreet over a period of several months. Our board of directors selected the proposed sale of the Business to QuinStreet among the alternatives we were pursuing, among other reasons, because our board of directors believed it to be in the best interests of WebMediaBrands and its stockholders, offered the best value and was likely to be completed. See “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Background of the Sale of the Business.”

Am I entitled to appraisal or dissenters’ rights in connection with the Proposal to Sell the Business?

No. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with this type of action.

Questions and Answers About the Special Meeting

Why did you send me this proxy statement?

We are a Delaware corporation and therefore required to obtain the approval of our stockholders in connection with a sale of all or substantially all of our assets. We believe that the sale of the Business likely constitutes a sale of substantially all of our assets as revenue from our Internet.com business represented approximately 68.2% of our revenue from continuing operations for the fiscal year ended December 31, 2008 and 72.1% of our revenue from continuing operations for the six months ended June 30, 2009. This proxy statement summarizes information you need to know to vote at the special meeting. All stockholders are cordially invited to attend the special meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

When and where will the special meeting be held?

The special meeting will be held at our offices located at 475 Park Avenue South, Fourth Floor, New York, New York, on November 30, 2009 at 10:00 a.m., local time.

What is the Proposal to Adjourn the Special Meeting?

The Proposal to Adjourn the Special Meeting would permit us to adjourn or postpone the special meeting if a quorum is present. A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present, either in person or by proxy. We would adjourn the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative vote in favor of the Proposal to Sell the Business is less than a majority of the outstanding shares of WebMediaBrands common stock entitled to vote at the special meeting.

What will happen if the Proposal to Adjourn the Special Meeting is approved by our stockholders?

If the Proposal to Adjourn the Special Meeting is approved and the Proposal to Sell the Business is not approved at the special meeting while a quorum is present, we will be able to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Proposal to Sell the Business. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Am I entitled to appraisal or dissenters’ rights in connection with the Proposal to Adjourn the Special Meeting?

No. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with this type of action.

What will I be asked to vote upon at the special meeting?

At the special meeting, you will be asked to vote upon the following:

•	to approve the Proposal to Sell the Business; and

•	to approve the Proposal to Adjourn the Special Meeting.

Does our board of directors recommend that our stockholders vote “FOR” the approval of the Proposal to Sell the Business and “FOR” the Proposal to Adjourn the Special Meeting?

Yes. After careful consideration, our board of directors unanimously recommends that you vote:

•	“FOR” the Proposal to Sell the Business; and

•	“FOR” the Proposal to Adjourn the Special Meeting

You should read “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Reasons for the Sale of the Business” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the sale of the Business. In addition, in considering the recommendation of our board of directors with respect to the sale of the Business, you should be aware that some of WebMediaBrands’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. See “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Interests of Certain Persons in the Sale of the Business.”

Who can vote at the special meeting of stockholders of WebMediaBrands? What constitutes a quorum?

Only holders of record of shares of our common stock at the close of business on October 30, 2009, which we refer to as the “record date,” are entitled to notice of and to vote at the special meeting. On the record date, 36,921,737 shares of our common stock were issued and outstanding and held by approximately 55 holders of record. Holders of record of shares of our common stock on the record date are entitled to one vote per share at the special meeting on (i) the Proposal to Sell the Business and (ii) the Proposal to Adjourn the Special Meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present, either in person or by proxy. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting or if there are insufficient votes to approve the Proposal to Sell the Business (but sufficient votes to approve the Proposal to Adjourn the Special Meeting), we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

What vote is required to approve each of the proposals?

The Proposal to Sell the Business must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares entitled to vote at the special meeting. The Proposal to Adjourn the Special Meeting must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares entitled to vote and present at the special meeting. An abstention from the vote will have the same effect as voting “AGAINST” each of the proposals. A failure to vote your shares of common stock or a “broker non-vote” will have the same effect as voting “AGAINST” the Proposal to Sell the Business, but will have no effect on the Proposal to Adjourn the Special Meeting. A “broker non-vote” occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder’s shares are to be voted on the matter.

In connection with the asset purchase agreement, Alan M. Meckler, our chairman of the board and chief executive officer, his wife Ellen Meckler and several entities with which Mr. Meckler is associated entered into support agreements with QuinStreet, dated as of August 7, 2009, the form of which is attached hereto as Annex B, pursuant to which they each agreed to vote his, her or its shares of WebMediaBrands common stock for the approval of the Proposal to Sell the Business. As of October 30, 2009, these stockholders had voting power over 14,675,437 shares of WebMediaBrands common stock, or approximately 39.7% of WebMediaBrands’s outstanding shares of common stock. Pursuant to the terms of the support agreements, these stockholders have agreed to vote an aggregate of 37% of WebMediaBrands’s outstanding shares of common stock for the approval of the sale of the Business as contemplated by the asset purchase agreement.

If we have insufficient votes to approve the Proposal to Sell the Business at the special meeting, even if a quorum is present, we expect that the special meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval and authorization of the Proposal to Sell the Business or the Proposal to Adjourn the Special Meeting, we will not be able to consummate the sale of the Business as currently contemplated.

How do I vote or change my vote?

You may vote by proxy or in person at the special meeting.

Voting in Person—If you hold shares in your name as a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting or you may give us a signed proxy card before voting is closed. If you would like to attend the special meeting, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you later decide not to attend. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or nominee.

Voting by Proxy—If you hold shares in your name as a stockholder of record, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by mail without attending the special meeting by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the broker, bank or nominee, along with the broker, bank or nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided. All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain specific voting instructions will be voted “FOR” the Proposal to Sell the Business and “FOR” the Proposal to Adjourn the Special Meeting.

Revocation of Proxy—Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. If you hold your shares in your name as stockholder of record, you may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by submitting a duly executed proxy with a later date or by attending the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not by itself revoke a proxy. If your shares are held in street name through a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the sale of the Business and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Proposal to Sell the Business, but will have no effect on the Proposal to Adjourn the Special Meeting.

How are proxies solicited?

This proxy solicitation is being made and paid for by WebMediaBrands on behalf of its board of directors. Our directors, officers and employees may solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These directors, officers and employees will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock of WebMediaBrands that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for doing this.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you might receive more than one proxy card. Please complete, sign, date and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

How are proxies counted?

Only shares affirmatively voted for the Proposal to Sell the Business and/or the Proposal to Adjourn the Special Meeting, and properly executed proxies that do not contain specific voting instructions for such proposals, will be counted as favorable votes for the Proposal to Sell the Business and/or the Proposal to Adjourn the Special Meeting, respectively. Shares of our common stock held by persons attending the special meeting but not voting, and shares of our common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes “AGAINST” the Proposal to Sell the Business, but will have no effect on the Proposal to Adjourn the Special Meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you might be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please vote your shares pursuant to the specific voting instructions provided by your bank or brokerage firm.

How do I obtain an additional copy of this proxy statement or copies of WebMediaBrands’s most recent annual report on Form 10-K or quarterly report on Form 10-Q?

If you would like an additional copy of this proxy statement or a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2009, or our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 12, 2009, we will send you one without charge. Please either send your request in writing to WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854, Attention: Investor Relations, make your request by calling (203) 662-2800 or visit our web site at www.WebMediaBrands.com.

Who can help answer my other questions?

If you have more questions about the sale of the Business, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854, or by email at investinginquiries@webmediabrands.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Those statements in this proxy statement that are not historical facts (such as those related to the closing of the transactions contemplated by the asset purchase agreement, our intended operations after the closing, and our use of proceeds from the sale of the Business) are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These forward-looking statements which may be identified by their use of words, such as “plan,” “may,” “might,” “believe,” “expect,” “intend,” “could,” “would,” “should” and other words and terms of similar meaning, in connection with any discussion of our prospects, financial statements, business, financial condition, revenues, results of operations or liquidity, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things:

•	changes in global or domestic economic conditions;

•	the competitive environment in which WebMediaBrands and the Internet.com business compete;

•	the unpredictability of WebMediaBrands’s and our Internet.com business’s respective future revenues, expenses, cash flows and stock price;

•	WebMediaBrands’s and Internet.com’s respective abilities to protect their intellectual property;

•	WebMediaBrands’s dependence on a limited number of advertisers;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the asset purchase agreement;

•

the inability to complete the transactions contemplated by the asset purchase agreement due to the failure to satisfy the conditions to the completion of the transactions contemplated by the asset purchase agreement, including the receipt of stockholder approval;

•	the failure of the transactions contemplated by the asset purchase agreement to close for any other reason;

•	the parties’ ability to meet expectations regarding the timing for completion of the transactions contemplated by the asset purchase agreement;

•	the retention of key employees at WebMediaBrands as a result of the transactions contemplated by the asset purchase agreement;

•	business uncertainty and contractual restrictions during the pendency of the transactions contemplated by the asset purchase agreement;

•

the possible effect of the announcement of the asset purchase agreement and the transactions contemplated thereby on our customer and supplier relationships, operating results and business generally; and

•	the outcome of any legal proceedings that may be instituted against WebMediaBrands and others related to the asset purchase agreement or the transactions contemplated thereby.

In addition, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 31, 2009, and our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 12, 2009, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 65. Many of the factors that will impact the completion of the proposed transactions are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as may be required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at our offices, located at 475 Park Avenue South, Ninth Floor, New York, New York, on November 30, 2009, at 10:00 a.m., local time, or at any postponement or adjournment thereof.

The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to approve the sale of the Business and a proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the sale of the Business.

Recommendation of Our Board of Directors

WebMediaBrands’s board of directors, after careful consideration, has unanimously approved the asset purchase agreement and determined that the sale of the Business is advisable, fair to, and in the best interests of, WebMediaBrands and its stockholders. WebMediaBrands’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the sale of the Business as contemplated by the asset purchase agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Reasons for the Sale of the Business.”

Record Date and Quorum

We have fixed the close of business on October 30, 2009, as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, shares of our common stock were issued and outstanding and held by approximately 55 holders of record. Holders of record of shares of our common stock on the record date are entitled to one vote per share at the special meeting on the Proposal to Sell the Business and the Proposal to Adjourn the Special Meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present, either in person or by proxy. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting or if there are insufficient votes to approve the Proposal to Sell the Business, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The Proposal to Sell the Business must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares entitled to vote at the special meeting. For the Proposal to Sell the

Business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the Proposal to Sell the Business, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval of the Proposal to Sell the Business.

The Proposal to Adjourn the Special Meeting must be approved by the affirmative vote of holders of at least a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote and present at the special meeting. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of the vote on the Proposal to Adjourn the Special Meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the Special Meeting

If your shares of common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the sale of the Business and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the Proposal to Sell the Business, but will have no effect on the Proposal to Adjourn the Special Meeting.

The Proposal to Adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, assuming a quorum is present at the special meeting, must be approved by the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote and present at the special meeting. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of the vote on the Proposal to Adjourn the Special Meeting. An abstention will have the same effect as voting “AGAINST” any proposal to adjourn the Special Meeting.

In connection with the asset purchase agreement, Alan M. Meckler, our chairman of the board and chief executive officer, and certain of our stockholders affiliated with him, entered into support agreements with QuinStreet, dated as of August 7, 2009, the form of which is attached hereto as Annex B, pursuant to which each such stockholder agreed to vote all or a portion of his, her or its shares of WebMediaBrands common stock for the approval of the Proposal to Sell the Business. As of October 30, 2009, these stockholders had voting power over 14,675,437 shares of WebMediaBrands common stock, or approximately 39.7% of WebMediaBrands’s outstanding shares of common stock. Pursuant to the terms of the support agreements, these stockholders have agreed to vote an aggregate of 37% of WebMediaBrands’s outstanding shares of common stock for the approval of the sale of the Business as contemplated by the asset purchase agreement. See “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Interests of Certain Persons in the Sale of the Business” and “PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS—Terms of the Support Agreement.”

If we have insufficient votes to approve the Proposal to Sell the Business at the special meeting, even if a quorum is present, we expect that the special meeting will be adjourned to solicit additional proxies. If we fail to obtain the requisite vote for approval and authorization of the Proposal to Sell the Business, we will not be able to consummate the sale of the Business as currently contemplated.

Proxies and Revocation

If you hold shares in your name as a stockholder of record and plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting or you may give us a signed proxy card before voting is closed. If you would like to vote in person, please bring proof of identification with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance, as described below, so your vote will be counted if you later decide not to attend. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the special meeting. To do this, you should contact your broker, bank or other nominee.

If you hold shares in your name as a stockholder of record, then you received this proxy statement and a proxy card directly from us. You may submit a proxy for your shares by mail without attending the special meeting by completing, signing, dating and returning the proxy card in the postage-paid envelope provided. If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from your broker, bank or other nominee, along with the broker’s, bank’s or other nominee’s voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the Proposal to Sell the Business and “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. If you hold your shares in your name as stockholder of record, you may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by submitting a duly executed proxy with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not by itself revoke a proxy. If your shares are held in street name through a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the Proposal to Sell the Business. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the Proposal to Adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the Proposal to Sell the Business requires, assuming a quorum is present, the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote and present at the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum is present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Proposal to Sell the Business. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to effectively exercise their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Sale of the Business

The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with the types of actions contemplated under the Proposal to Sell the Business or the Proposal to Adjourn the Special Meeting.

Solicitation of Proxies

This proxy solicitation is being made and paid for by WebMediaBrands on behalf of its board of directors. Our directors, officers and employees may solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These directors, officers and employees will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock of WebMediaBrands that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for doing so.

Questions and Additional Information

If you have more questions about the sale of the Business, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854, or by email at investinginquiries@webmediabrands.com.

PROPOSAL #1: PROPOSAL TO SELL THE BUSINESS

This section of the proxy statement describes the proposed sale of the Business to QuinStreet. However, we highly recommend that you also carefully read the asset purchase agreement included as Annex A to this proxy statement for the complete terms of the sale of the Business and other information that might be important to you.

Parties to the Asset Purchase Agreement

WebMediaBrands Inc.

We are a leading global online media provider of original information, job boards, and events for information technology (“IT”), business and creative professionals. Our primary business is the development of vertically-focused, original content, which provides our users with the knowledge and tools that they need to thrive professionally.

WebMediaBrands currently includes three distinct online networks: Internet.com for information technology and business professionals and for developers; Mediabistro.com for media professionals; and Graphics.com for design and creative professionals. In addition, WebMediaBrands includes Mediabistro events, which produce offline conferences and trade shows focused on information technology, media and business-specific topics.

Our principal executive offices are located at 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854, and the telephone number at our principal executive offices is (203) 662-2800.

QuinStreet, Inc.

QuinStreet, Inc., a California corporation, is a leader in vertical marketing and media online, delivering performance marketing results to thousands of clients and business brands. QuinStreet’s full-service approach combines direct marketing expertise, search and media reach, and proprietary technologies to deliver what it believes are dramatically improved results for clients. QuinStreet is headquartered in Foster City, California, with satellite offices worldwide.

The principal executive offices of QuinStreet are located at 1051 East Hillsdale Boulevard, Suite 800, Foster City, CA 94404.

Background of the Sale of the Business

In mid-2008, WebMediaBrands’s management and board of directors agreed to pursue strategic transactions regarding WebMediaBrands’s Jupiterimages subsidiary and/or Internet.com business in order to raise money to pay off WebMediaBrands’s debts and for general corporate purposes, and to focus on its remaining business. These continue to be our primary reasons for the transaction.

In its deliberations leading up to the proposed sale of the Internet.com business, the board considered the possible alternatives to the transaction. These alternatives included retaining the business and maintaining its operations, sale of the entire company, engaging in additional acquisitions complementary to the business, and disposing of the business in multiple transactions, the most likely selling the portion of the business that focuses on the developer community separately from the portion that focuses on the CTO/CIO community. The board concluded in its business judgment that none of the alternatives provided better long-term strategic value to the stockholders.

In June 2008, WebMediaBrands retained The Jordan Edmiston Group, or JEGI, as its advisor in connection with the proposed sale of the Internet.com business. During the month of June 2008, JEGI approached eight companies to gauge their interest in the potential acquisition of the Internet.com business. As part of those efforts, JEGI contacted QuinStreet, and on June 10, 2008, WebMediaBrands signed a non-disclosure agreement with QuinStreet. QuinStreet was thereafter provided with preliminary due diligence information concerning the Internet.com business. In mid-June 2008, Alan M. Meckler, WebMediaBrands’s chairman of the board of directors and chief executive officer, together with a representative from JEGI, met telephonically with Ken Hahn, QuinStreet’s chief financial officer, and Andy Kelly, QuinStreet’s former director of corporate development, to discuss QuinStreet’s interest in the Internet.com business and the general terms a transaction might take. Following this discussion and review of the preliminary due diligence materials, on or about June 23, 2008, QuinStreet ended conversations due to the complexity and performance of the Internet.com business.

By July 1, 2008, only one party, a private equity firm, that had been contacted by JEGI or WebMediaBrands remained interested in a potential acquisition of the Internet.com business. WebMediaBrands entered into a preliminary non-binding letter of intent with this party to acquire the Internet.com business for an amount between $40 to $45 million in total consideration depending on further diligence. However, by mid-August 2008 the private equity firm terminated discussions with us because it was unable to secure financing.

Since August 2008 WebMediaBrands has entertained intermittent discussions with three of the parties previously contacted about various assets of its Internet.com business. Most recently, in March and April 2009, Mr. Meckler spoke with one of these parties about a sale of assets that would include the Internet.com business. After initial discussions and their review of preliminary due diligence materials, this party indicated that it was not prepared to move quickly or make an offer of any significant amount, and ultimately declined to pursue a transaction.

On or about April 10, 2009, Mr. Hahn called Mr. Meckler to express QuinStreet’s interest in possibly acquiring the Internet.com business. Specifically, Mr. Hahn noted that, in light of the recent restructuring of WebMediaBrands and developments in QuinStreet’s business, the Internet.com business might be more of a business fit for QuinStreet at this time. On April 13, 2009, Mr. Hahn, Tim Stevens, QuinStreet’s senior vice president of corporate development, and Patrick Quigley, QuinStreet’s senior vice president and general manager, met telephonically with Mr. Meckler, Mitchell Eisenberg, WebMediaBrands’s general counsel, and Don O’Neill, WebMediaBrands’s chief financial officer, to discuss QuinStreet’s interest in the Internet.com business and to plan the next steps in the process. On April 17, 2009, Mr. Stevens requested additional financial and operational information in order to assess its interest in pursuing a potential acquisition of the Internet.com business. Over the next week, representatives of the parties mentioned in this paragraph had several telephone calls to answer additional questions about the Internet.com business, and WebMediaBrands delivered additional documentation for QuinStreet to analyze.

On April 30, 2009, QuinStreet preliminarily offered to purchase the Internet.com business for $10 million, but WebMediaBrands rejected the offer as inadequate. Between May 1 and May 7, 2009, Mr. Meckler continued negotiations with Mr. Stevens, primarily regarding the purchase price of the Internet.com business, the timing of the payments of the purchase price and which assets would be purchased. However, WebMediaBrands rejected QuinStreet’s revised offers as well, including the offer, of $13 million at closing and an additional $4 million one year after closing, set forth in a proposed letter of intent delivered by Mr. Stevens on May 6, 2009. Mr. Stevens and Mr. Meckler continued discussions over the ensuing week concerning the purchase price, the timing of the payments of the purchase price, and other terms of a transaction. During these negotiations, Mr. Stevens introduced the concept of a downward adjustment to the purchase price in the event the business was not transferred with a minimum amount of working capital.

On May 17, 2009, Mr. Stevens met telephonically with Messrs. Meckler, O’Neill and Eisenberg to resume negotiations. Two days later, Mr. Stevens held a teleconference with Messrs. Meckler, O’Neill and Eisenberg to negotiate the terms of a working capital adjustment to the purchase price in a potential asset purchase agreement. Later that day, Messrs. Meckler, O’Neill and Eisenberg updated WebMediaBrands’s board of directors on the status of the proposed transaction with QuinStreet.

On May 18, 2009, QuinStreet provided WebMediaBrands with a revised letter of intent regarding a purchase of the Internet.com business, offering $17.5 million at closing and an additional $2.5 million one year later, but requiring minimum working capital of $3 million at closing. On May 20, 2009, WebMediaBrands provided comments on this proposed letter of intent to QuinStreet, requesting $18.5 million at closing, $3 million in one year and an additional $1.5 million in two years, but requiring only $1.5 million in working capital at closing. On May 21, 2009 QuinStreet delivered a further revised letter of intent, accepting the payment terms proposed by WebMediaBrands but requiring $3 million in working capital at closing and requesting support agreements from Mr. Meckler. From May 21, 2009 through May 25, 2009, Messrs. Meckler and Eisenberg on behalf of WebMediaBrands, and Mr. Stevens on behalf of QuinStreet, negotiated revisions to the letter of intent, including with regard to any potential security for the deferred payments, WebMediaBrands’s ability to terminate to accept a superior proposal, the working capital adjustment calculation and legal provisions. On May 25, 2009, WebMediaBrands and QuinStreet signed a non-binding letter of intent for the transaction to acquire the Internet.com business for $23 million. The letter of intent included a binding provision granting QuinStreet exclusivity with regard to an acquisition of the Internet.com business through July 20, 2009.

On May 27, 2009, Mr. Meckler met with Messrs. Stevens, Hahn, Quigley and Patrick Cross, QuinStreet’s director of operations, at QuinStreet’s Foster City office to discuss the Internet.com business in more detail, and in particular, sales and marketing, customers, technology and general operations. On May 28, 2009, QuinStreet sent a detailed list of requested documents concerning the financial and operational details of the Internet.com business to further analyze its interest in the Internet.com business.

On June 3, 2009, WebMediaBrands’s board of directors held a meeting at which they discussed with management the rationale, status and proposed terms of the QuinStreet transaction. The board reviewed and discussed in detail the proposed terms of a transaction, including pricing, timing of payments and whether specific assets were or should be included or excluded from the transaction. The board also reviewed alternatives and WebMediaBrands’s business and strategy going forward after the transaction. The board directed WebMediaBrands’s officers to continue their negotiations with QuinStreet for the sale of the Internet.com business.

On June 5, 2009, QuinStreet delivered to WebMediaBrands a draft asset purchase agreement. As QuinStreet conducted its due diligence, Messrs. Meckler and Eisenberg, on behalf of WebMediaBrands, and Messrs. Stevens and Hahn, on behalf of Quinstreet, and their respective outside legal counsel, Wyrick Robbins Yates & Ponton LLP for WebMediaBrands and Howard Rice Nemerovski Canady Falk & Rabkin for QuinStreet, began negotiations on the terms of the asset purchase agreement.

On June 9, 2009, Messrs. Stevens, Cross and Quigley, together with Dan Caul, QuinStreet’s general counsel, met at WebMediaBrands’s New York office with Gus Venditto, WebMediaBrands’s general manager and Messrs Meckler, Eisenberg and O’Neill to further discuss the Internet.com business, including the websites and content, employees and organization structure, and technology complexities and overlaps among the business and the rest of WebMediaBrands’s websites and businesses. Tom Kitt, WebMediaBrands’s chief technology officer, joined the latter discussion in person, and Nina Bhanap, QuinStreet’s chief technology officer, joined the latter discussion by telephone.

On June 24, 2009 Mr. Meckler and Scott Bialous, WebMediaBrands’s vice president and group publisher, met at QuinStreet’s Foster City office with Messrs. Stevens, Cross and Quigley to further discuss the Internet.com business and in particular the sales and marketing, customers and future business outlook.

Negotiations over the terms of the asset purchase agreement, focused primarily on the details of the working capital adjustment, WebMediaBrands’s ability to terminate the agreement to pursue a superior proposal and the indemnification provisions of the agreement, continued into July 2009, with the parties exchanging multiple drafts of an asset purchase agreement. On July 13, 2009, Mr. Meckler and Ed Tsigal, WebMediaBrands’s senior director of technology met at QuinStreet’s Foster City office with Messrs. Stevens, Cross and Quigley, Ms. Bhanap and other less senior representatives of the QuinStreet technical and operations teams, to discuss technical aspects of the Internet.com business, shared technical systems and personnel among the Internet.com business and the rest of WebMediaBrands’s websites and businesses, and the need for transition services and personnel.

On July 7, 2009, WebMediaBrands retained Moelis & Company in order to provide a fairness opinion in connection with the transaction pursuant to an oral agreement. Representatives of Moelis were provided with copies of the draft asset purchase agreement and related documents on July 10, 2009.

On July 15, 2009, Messrs. Meckler and Stevens met at QuinStreet’s Foster City office to discuss revisions to the terms of the transaction in light of QuinStreet’s due diligence investigation and the latest Internet.com business outlook, which revealed further deterioration in the business. Later that day, QuinStreet provided WebMediaBrands with a proposed letter agreement which, among other things, reduced the total purchase price for the Internet.com business to $16.45 million, clarified that smallbusinesscomputing.com would be included as part of the assets to be sold, expanded the transition support obligations that would be provided free of charge by WebMediaBrands, and extended the exclusivity granted to QuinStreet under the May 24, 2009 letter of intent through August 7, 2009. On July 16, 2009, Messrs. Meckler and Eisenberg and David L. Wilke of Wyrick Robbins discussed this proposed letter in detail with Messrs. Stevens and Caul and Edward A. Deibert of Howard Rice, but WebMediaBrands ultimately declined to execute the letter after determining that, among other things, the proposed purchase price was inadequate given the expanded list of assets to be sold, and services to be provided, by WebMediaBrands.

Throughout the day on July 17, 2009, Messrs. Meckler, Eisenberg, O’Neill and Wilke met at length telephonically with Messrs. Stevens, Caul, Quigley and Deibert to discuss the material open transaction points, including the purchase price, the timing of payments of the purchase price, which assets would be included in the sale, the mechanics and amount of indemnities, which conditions the parties must satisfy in order to close the transaction, and other material terms of the agreement. The parties reached an agreement on many of the key points, including the purchase price of $18 million (payable $16 million at the closing and $2 million on the first anniversary of the closing), the assets to be purchased (including the smallbusinesscomputing.com website), and the mechanics for the working capital adjustment to the purchase price.

On July 20, 2009, WebMediaBrands and QuinStreet amended their May 24, 2009 letter of intent in order to extend the exclusivity granted to QuinStreet thereunder through July 27, 2009.

Representatives of Moelis were given access to WebMediaBrands’s due diligence materials on July 23, 2009, and on July 27, 2009 WebMediaBrands executed a written engagement letter with Moelis governing the terms of its engagement to render a fairness opinion.

Negotiations of the asset purchase agreement, transition services agreement and other related documents continued through July 27, 2009, with the parties and their counsel exchanging multiple document drafts and engaging in telephonic negotiations. These negotiations focused on the indemnification provisions of the agreement and the specific details of the transition services to be provided to the business by WebMediaBrands.

On July 26, 2009, WebMediaBrands and QuinStreet amended their May 24, 2009 letter of intent in order to extend the exclusivity granted to QuinStreet thereunder through August 3, 2009.

Over the course of the period from July 28 through July 30, 2009, Messrs. Meckler and Stevens met telephonically to discuss the asset purchase agreement and transition services agreement, and to negotiate remaining open issues, with the parties reaching agreement on several of these issues and producing a list of open points for further discussion.

On August 3, 2009, WebMediaBrands and QuinStreet amended their May 24, 2009 letter of intent in order to extend the exclusivity granted to QuinStreet thereunder through August 7, 2009.

Negotiations and due diligence continued through August 6, 2009, with the parties respective legal advisors drafting relevant language for the points resolved by Messrs. Meckler and Stevens, and negotiating and resolving all of the other material open issues on the asset purchase agreement, transition services agreement and other ancillary documents and agreements. Mr. Wilke and Mr. Stevens led the discussions and negotiations over this period with regard to the continued attempts at resolution of the open legal and business issues.

WebMediaBrands’s board formally met on August 7, 2009 in a special meeting for the purpose of reviewing the terms of the proposed asset purchase agreement. Also in attendance were Justin Lancer of Moelis and Messrs. Eisenberg and Wilke. At this meeting, Messrs. Eisenberg and Wilke reviewed the material terms of the asset purchase agreement and ancillary agreements, the current drafts of which had been previously circulated to and reviewed by all the directors. Mr. Wilke also reviewed and discussed the directors’ fiduciary duties. Mr. Meckler advised the other directors of the possibility of using proceeds to pay down the debt WebMediaBrands owes to him, and gave them the opportunity to deliberate outside his presence. In fact, the board believed that this did not compromise Mr. Meckler’s ability to continue to participate in discussions relating to the transaction in part because of the limited repayment being made (approximately 14.3% of the debt and 5.5% of the purchase price) and the fact the payment is simply repayment of a valid debt the company owes, as opposed to an additional new expense to the company. Mr. Lancer reviewed with the board Moelis’s analyses of the assets to be transferred and the asset purchase proposal, and presented the board with its oral opinion that the transaction is fair, from a financial point of view, to WebMediaBrands. After deliberating, the WebMediaBrands board, including all disinterested directors as contemplated by Delaware General Corporation Law Section 144(a)(1), unanimously determined that the asset purchase agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of WebMediaBrands’s stockholders, and voted unanimously to approve them. Later that day, Mr. Lancer delivered the written fairness opinion attached hereto as Annex C.

Following WebMediaBrands’s August 7, 2009 board meeting, Messrs. Meckler, Eisenberg, O’Neill and Wilke, on behalf of WebMediaBrands, conducted extensive telephonic discussions and negotiations with Messrs. Stevens, Caul, Quigley and Deibert, on behalf of QuinStreet, and finalized the asset purchase agreement and all of the related ancillary agreements. That evening, WebMediaBrands and QuinStreet executed the asset purchase agreement and QuinStreet and each of the other parties thereto executed the support agreements.

On August 10, 2009, WebMediaBrands issued a press release announcing the sale of the Internet.com business to QuinStreet.

Reasons for the Sale of the Business

In mid-2008, WebMediaBrands’s management and board of directors agreed to pursue strategic transactions regarding WebMediaBrands’s Jupiterimages subsidiary and/or Internet.com business in order to raise money to pay off WebMediaBrands’s debts and for general corporate purposes, and to focus on its remaining business. These continue to be our primary reasons for the transaction. In reaching its decision to approve the asset purchase agreement and the transactions contemplated thereby, and to recommend that WebMediaBrands’s stockholders vote to approve the sale of the Business as contemplated by the asset purchase agreement, our board of directors consulted with management and financial and legal advisors. Our board of directors considered a number of factors and potential benefits of the proposed sale of the Business, each of which our board of directors believed supported its decision, including the following:

•

the possible alternatives to the proposed sale of the Business, including maintaining its operations and engaging in additional acquisition or disposition transactions, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief, and the belief of WebMediaBrands’s management, that the proposed sale of the Business maximized stockholder value and was more favorable to stockholders than any other alternative reasonably available to WebMediaBrands and its stockholders given the potential risks, rewards and uncertainties associated with those alternatives;

•	the process conducted by WebMediaBrands with respect to the sale of the Business, which covered a period of more than 12 months and involved discussions with multiple parties to determine their potential interest in purchasing the Business and which did not lead to any firm proposals more favorable to WebMediaBrands and its stockholders than the proposal by QuinStreet;

•

information regarding the financial performance, business operations, capital requirements and future prospects of the Business, including specifically the impact of its declining revenues since 2006, and of WebMediaBrands;

•	the potential uses of net cash proceeds received from the proposed sale of the Business to repay $1,000,000 of our approximately $7,000,000 loan from Mr. Meckler and for general corporate purposes;

•

the financial presentation of Moelis and its opinion that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $18,000,000 in cash to be received by WebMediaBrands for the Business pursuant to the asset purchase agreement was fair from a financial point of view to WebMediaBrands;

•	stockholders of WebMediaBrands would continue to own stock in WebMediaBrands and participate in future earnings and potential growth of WebMediaBrands’s other remaining businesses; and

•	the terms of the asset purchase agreement, including:

•

our ability to terminate the asset purchase agreement in order to accept a superior proposal, subject to paying a termination fee of $720,000 plus up to $180,000 of QuinStreet’s reasonable, actual and documented out-of-pocket fees and expenses incurred on or prior to termination of the asset purchase agreement in connection with the transactions under the asset purchase agreement;

•

the view of our board of directors, after consulting with WebMediaBrands’s legal advisors, that the termination fee of $720,000 to be paid by WebMediaBrands if the asset purchase agreement is terminated under certain circumstances was within the range reflected in similar transactions and not likely to be preclusive;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other unsolicited acquisition proposals;

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the Proposal to Sell the Business; and

•	the limited number and nature of the conditions to QuinStreet’s obligation to consummate the transactions contemplated by the asset purchase agreement and the likelihood of satisfying such conditions.

Our board of directors also considered and balanced against the potential benefits of the proposed sale of the Business a number of potentially adverse and other factors concerning the proposed sale of the Business, including the following:

•	the fact that we intend to use $1,000,000 to pay down our approximately $7,000,000 secured debt to Mr. Meckler, our chairman and chief executive officer;

•

the risk that not all of the conditions to the parties’ obligations to complete the proposed sale of the Business will be satisfied in a timely manner or at all, and, as a result, it is possible that the proposed sale of the Business might not be completed even if approved by our stockholders;

•

the risks and costs to us if the sale of the Business is not completed, including the diversion of management focus and resources from other strategic opportunities and operational matters, potential employee attrition and the potential effect on our relationships with customers and suppliers;

•

the requirement that we pay QuinStreet a termination fee of $720,000 and/or reimburse QuinStreet for up to $180,000 in reasonable out-of-pocket expenses incurred in connection with the sale of the Business, in each case, if the asset purchase agreement is terminated under certain circumstances;

•

the restrictions on the conduct of our business prior to the completion of the sale of the Business, requiring us to conduct business associated with the Business only in the ordinary course, subject to specific limitations and exceptions, which might delay or prevent us from undertaking business opportunities that arise pending the completion of the sale of the Business; and

•	the risk of disruption to our other businesses as a result of the proposed sale of the Business and market reaction to the proposed sale of the Business.

After taking into account all of the factors set forth above, as well as other factors, our board of directors agreed that the benefits of the proposed sale of the Business outweigh the risks and that the asset purchase agreement and the proposed sale of the Business are advisable, fair to, and in the best interests of, WebMediaBrands and its stockholders. Our board of directors did not assign relative weights to the above factors or other factors it considered. In addition, our board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of such factors. Individual members of the board of directors might have given different weights to different factors.

Projected Financial Information

WebMediaBrands does not as a matter of course make public projections as to future performance or earnings due to the unpredictability of the underlying assumptions and estimates. However, a limited amount of non-public prospective financial information about the Internet.com business for the last six months of the year ending December 31, 2009 was prepared by WebMediaBrands’s senior management and made available to QuinStreet and to the board of directors and Moelis & Company in connection with their consideration and evaluation of the proposed transaction. This projected financial information was first made available in July 2009. Those projections were based on the performance of the business through June 30, 2009, and do not reflect how the Business might perform after it is sold to QuinStreet.

We have included the material portions of these projections in this proxy statement to give our stockholders access to certain non-public information considered by QuinStreet and the board of directors and Moelis & Company for purposes of considering and evaluating the proposed sale of the Business. The inclusion of these projections should not be regarded as an indication that QuinStreet, the board of directors or Moelis & Company, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

WebMediaBrands has advised the recipients of the projected financial information that its internal financial forecasts upon which the projected financial information was based are subjective in many respects. The projected financial information reflects numerous assumptions with respect to industry performance, IT spending, Internet advertising rates, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond WebMediaBrands’s control. The projected financial information also reflects estimates and assumptions related to the business of WebMediaBrands that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond WebMediaBrands’s control. The projected financial information makes assumptions about sales, operating margins and general economic conditions, all of which are subject to uncertainties regarding realization, as well as the timing and cost or proceeds of any transaction. As a result, the projected results might not be realized and actual results might be significantly better or worse than projected. The projected financial information was prepared for internal use to assist QuinStreet and the board of directors and Moelis & Company with their respective due diligence investigations of the Business and not with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, WebMediaBrands’s management, and none of QuinStreet, the board of directors or Moelis & Company was involved in the preparation of the projected financial information or has any responsibility for the projected financial information.

Projected financial information of this type is based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Business, including the factors described under “Cautionary Statement Regarding Forward-Looking Information”, which might cause the projected financial information or the underlying assumptions to be inaccurate. The projected financial information does not take into account any factual circumstances or events occurring after the date they were prepared that are at variance with the assumptions upon which such projected financial information was based. As of the date of this proxy statement, we were not aware of anything that would materially change the projections, but actual results might differ materially. You should not place undue reliance on the projected financial information set forth below. No one has made or makes any representation to any shareholder regarding this projected financial information.

July 2009 Projections (amounts in thousands)

	Quarter ending			Year ending December 31, 2009
	September 30, 2009		December 31, 2009
Revenues	$3,059		$4,392	$15,960
EBITDA (1)	$(1,028)		$549	$(1,054)
EBITDA % margin (2)	(33.6%	)	12.5%	(6.6%	)

(1)

EBITDA is earnings before interest, tax, depreciation and amortization, and includes an allocation of costs directly associated with the Internet.com business and the facilities being transferred with it, and an additional 50% of WebMediaBrands’s corporate overhead.

(2)	EBITDA margin is EBITDA as a percentage of revenues.

The projected financial information has been prepared on a basis substantially consistent with the accounting principles used in WebMediaBrands’s historical financial statements. For the foregoing reasons, as well as the basis and assumptions on which the projected financial information was compiled, the inclusion of the projected financial information in this proxy statement should not be regarded as an indication that such projected financial information will be an accurate prediction of future events, and this information should not be relied on as such. Except as required by applicable securities laws, WebMediaBrands does not intend to update, or otherwise revise the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

Opinion of Moelis & Company

Opinion

On August 7, 2009, at a meeting of the board of directors of WebMediaBrands held to evaluate the transaction, Moelis & Company delivered to the board an oral opinion, confirmed by delivery of a written opinion, dated August 7, 2009, to the effect that, based upon and subject to the limitations and qualifications set forth in the opinion, as of the date of the opinion, the total value to be received by WebMediaBrands in the sale of the Business is fair from a financial point of view to WebMediaBrands.

The full text of the Moelis opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis. This opinion is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. WebMediaBrands’s stockholders are encouraged to read this opinion carefully in its entirety.

Moelis’s opinion does not address WebMediaBrands’s underlying business decision to effect the sale of the Business or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to WebMediaBrands and does not constitute a recommendation to any stockholder of WebMediaBrands as to how such stockholder should vote with respect to the transaction or any other matter. At the direction of WebMediaBrands’s board of directors, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the asset purchase agreement or the form of the transaction. In rendering its opinion, Moelis assumed, with the consent of WebMediaBrands’s board of directors, that the final executed form of the asset purchase agreement did not differ in any material respect from the draft that it examined, and that QuinStreet and WebMediaBrands will comply with all the material terms of the asset purchase agreement.

Moelis, in arriving at its opinion, has, among other things:

•	reviewed certain publicly available business and financial information relating to WebMediaBrands that it deemed relevant;

•	reviewed certain internal information relating to the Business, including 2009 financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Business, furnished by WebMediaBrands;

•	conducted discussions with members of senior management and representatives of WebMediaBrands concerning the matters described above;

•

reviewed publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of business that it deemed relevant and compared them with the Business;

•	compared the proposed financial terms of the transaction with the financial terms of certain other transactions that it deemed relevant;

•	reviewed a draft of the asset purchase agreement, dated August 6, 2009; and

•	conducted such other financial studies and analyses and took into account such other information as it deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by it for the purpose of its opinion and, with the consent of WebMediaBrands’s board of directors, relied on such information being complete and accurate in all material respects. In addition, at the board of directors’ direction Moelis has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of WebMediaBrands or QuinStreet, nor has Moelis been furnished with any such evaluation or appraisal. With respect to the 2009 forecasted financial information referred to above, Moelis has assumed, with the board of directors’ consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of WebMediaBrands as to the future performance of the Internet.com business and that such future financial results will be achieved at the times and in the amounts projected by management. Moelis was not provided any financial information for QuinStreet and WebMediaBrands has not prepared forecasted financial information for the Internet.com business beyond 2009.

Moelis’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Moelis has assumed, with the consent of WebMediaBrands’s board of directors, that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on WebMediaBrands or QuinStreet or on the expected benefits of the transaction.

The opinion was for the use and benefit of the board of directors of WebMediaBrands in its evaluation of the transaction. In addition, the board of directors has not asked Moelis to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of WebMediaBrands. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of WebMediaBrands’s officers, directors or employees, or any class of such persons, relative to the transaction value. The Moelis opinion was approved by a Moelis fairness opinion committee.

Financial Analyses

The following is a summary of the financial analyses presented to WebMediaBrands’s board of directors at its meeting held on August 7, 2009, in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion.

In its evaluation of the proposed transaction, Moelis analyzed the historical and projected financial performance of the Internet.com business and considered several valuation methodologies, including a comparable public trading multiples analysis, a precedent transaction analysis and a discounted cash flow analysis, among others.

In performing its financial analyses, Moelis noted the following:

•	the Internet.com business has exhibited declining revenue trends since 2006, and WebMediaBrands projects such trends will continue through 2009; and

•

the Internet.com business generated an earnings before interest, taxes, depreciation and amortization, or EBITDA, loss, after allocating corporate overhead, for the latest twelve months, or LTM, through June 30, 2009 and WebMediaBrands projects an EBITDA loss for 2009; accordingly analyses based on EBITDA were not meaningful for the Internet.com business.

The summary set forth below does not purport to be a complete description of the analyses performed by Moelis in arriving at its opinion. The fact that any specific analysis has been referred to in the summary below or in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to WebMediaBrands, the Internet.com business or the proposed sale of the Business, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Moelis did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Moelis believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Moelis, create an incomplete and misleading view of the analyses underlying Moelis’s opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’s analyses.

The analyses performed by Moelis include analyses based upon forecasts of future results, which results might be significantly more or less favorable than those upon which Moelis’s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which WebMediaBrands’s shares might trade at any time after announcement of the proposed sale of the Business. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Moelis nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above.

Comparable Public Trading Multiples Analysis

Moelis compared selected financial and transaction value metrics of the Internet.com business with similar data for six publicly traded companies. Moelis selected the companies based on a number of criteria, including the nature of the companies’ operations, size and target markets. Moelis focused on content-oriented Internet companies concentrating on discrete markets that derive a significant portion of revenue from advertising and/or lead generation. Moelis placed an emphasis on companies with an express focus on technology content and meaningful advertising revenue from technology marketers. Although none of the selected companies are directly comparable to the Internet.com business, the companies selected include:

•	Autobytel, Inc.;

•	Dice Holdings, Inc.;

•	Internet Brands, Inc.;

•	SourceForge, Inc.;

•	TechTarget, Inc.; and

•	TheStreet.com, Inc.

For each of the companies identified above, Moelis calculated various valuation multiples, including:

•	the ratio of enterprise value to revenue for the last four reported quarters; and

•	the ratio of enterprise value to projected revenue for calendar year 2009.

Moelis calculated the range of trading multiples for all companies, as well as just for SourceForge, Inc. and TechTarget, Inc., which it considered to be the most directly comparable companies to the Internet.com business relative to the other companies selected for the analysis. The following table summarizes the range of trading multiples for all companies, the mean for the selected companies and the implied multiple for the Internet.com business in the transaction:

	Range of All Companies	Mean of Selected Companies	Internet.com business

Enterprise Value/LTM Revenue	0.7x – 2.7x	1.2x	1.0x

Enterprise Value/ 2009 Revenue	0.7x – 3.1x	1.3x	1.1x

For purposes of its analysis, Moelis calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents, and used revenue based on projections reported by independent research analyst reports and Reuters consensus estimates. To calculate these trading multiples, Moelis used closing trading prices of equity securities of each identified company on August 5, 2009. For the Internet.com business, Moelis used revenue based on estimates and projections prepared by WebMediaBrands’s management.

It should be noted that no company used in the above analysis is identical to the Internet.com business. In evaluating companies identified by Moelis as comparable to the Internet.com business, Moelis made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Internet.com business. Specifically, Moelis noted that the Internet.com business’s projected 2009 revenue decline of 28.2% ranked it seventh out of seven amongst the companies analyzed. The Internet.com business’s negative 32.4% projected 2009 EBITDA margin ranked it seventh out of seven amongst the companies analyzed.

Precedent Transaction Analysis

Moelis compared selected financial and transaction metrics of the Internet.com business with similar data for five precedent transactions. Moelis selected the transactions based on a number of criteria, including the nature of the target companies’ operations, size and target markets. Moelis focused on content-oriented Internet companies concentrating on discrete markets that derive a significant portion of revenue from advertising and/or lead generation. Moelis placed an emphasis on companies with an express focus on technology content and meaningful advertising revenue from technology marketers. Moelis also limited the precedent transactions to those with target companies based in North America and transactions under $200 million in total value. Moelis screened a universe of over 150 transactions matching some aspects of the criteria above. Although none of the transactions are directly comparable to the transaction, the five transactions selected included:

Announcement Date	Acquiror	Target
July 3, 2009	United Business Media, PLC	RISI, Inc.
March 31, 2009	Disney Online	Kaboose, Inc (Internet assets)
February 5, 2008	Bankrate Inc.	InsureMe, Inc.
November 6, 2007	TechTarget, Inc.	KnowledgeStorm, Inc.
June 21, 2007	Insight Venture Partners	ZD Enterprise Group

For each of the comparable transactions identified above, Moelis calculated various valuation multiples that where publicly available, including the ratio of enterprise value to revenue and enterprise value to EBITDA for the identified target company for the last reported LTM period as of the announcement of the transaction.

Given the significant downturn in the public markets since the third quarter of 2008, Moelis determined that transactions completed prior to that time were not relevant in assessing the transaction, based on the ensuing challenging operating and transaction environment since the downturn. The following table illustrates the performance of the S&P500 and NASDAQ indexes since the transactions that occurred before the third quarter of 2008, illustrating the significant decline in the financial markets.

			Change Since Announcement Date
Announcement Date	Acquiror	Target	S&P	Nasdaq
February 5, 2008	Bankrate Inc.	InsureMe, Inc.	(24.8%)	(12.9%)
November 6, 2007	TechTarget	KnowledgeStorm	(33.9%)	(28.8%)
June 21, 2007	Insight Venture Partners	ZD Enterprise Group	(33.9%)	(23.1%)

United Business Media, PLC’s acquisition of RISI, Inc. and Disney Online’s acquisition of Kaboose, Inc.’s Internet assets were transactions announced after the third quarter of 2008 and as a result, were the only transactions deemed relevant by Moelis.

All calculations of multiples paid in the transactions identified above were based on current publicly available information. The following table summarizes the range of multiples for the transactions identified above that Moelis determined to be relevant, the mean of such multiples and the implied multiple for the Internet.com business in the transaction:

	Selected Range	Mean of Selected Transactions	Internet.com business
Enterprise Value/LTM Revenue	0.9x – 1.1x	1.0x	1.0x

It should be noted that no transaction utilized in the analysis above is identical to the sale of the Business. In evaluating transactions identified by Moelis as comparable to the transaction, Moelis made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Internet.com business. Specifically, Moelis noted that both RISI, Inc. and the Internet assets of Kaboose had positive EBITDA for the LTM period at the time of the respective transaction, unlike the Internet.com business, which generated an EBITDA loss for the LTM period ended June 30, 2009.

Discounted Cash Flow Analysis

WebMediaBrands’s management did not prepare projections beyond 2009, and as a result, Moelis was unable to perform a discounted cash flow analysis.

Other Information

The total value of the transaction was determined through negotiation between WebMediaBrands and QuinStreet, and the decision by WebMediaBrands’s board of directors to enter into the asset purchase agreement was solely that of WebMediaBrands’s board of directors. The Moelis opinion and financial analyses were only one of many factors considered by WebMediaBrands’s board of directors in its evaluation of the transaction and should not be determinative of the views of WebMediaBrands’s board of directors or management with respect to the transaction or the consideration.

WebMediaBrands retained Moelis based upon Moelis’s experience and expertise. Moelis is an investment banking firm with substantial experience in transactions similar to the proposed sale of the Business. Moelis, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes. Moelis has consented to the inclusion of its written opinion delivered to the board of directors, dated August 7, 2009, in this proxy statement.

Under the terms of the engagement letter between Moelis and WebMediaBrands, Moelis agreed to provide an opinion as to the fairness, from a financial point of view, of the purchase price to be received pursuant to the sale of the Business by WebMediaBrands, and WebMediaBrands agreed to pay Moelis a fee of $250,000. In addition, WebMediaBrands has agreed to indemnify Moelis and its affiliates (and their respective directors, officers, agents, employees and controlling persons) against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Moelis’s engagement.

Governmental and Regulatory Approvals

Neither WebMediaBrands nor QuinStreet is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the sale of the Business to QuinStreet. If the parties discover that approvals or waiting periods are necessary, they will seek to obtain or comply with them.

Effects on WebMediaBrands if the Sale of the Business is Completed

If the Proposal to Sell the Business is approved by our stockholders at the special meeting and the sale of the Business is completed, we will sell the Business to QuinStreet and continue to conduct our remaining businesses, and WebMediaBrands will remain a public company.

Nature of Our Business Following the Sale of the Business

Following the sale of the Business, we will continue to be a public company and revenues from our remaining businesses will account for all of our revenues. We also intend to evaluate and potentially explore all available strategic options. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders. The sale of the Business will not alter the rights, privileges or nature of the outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the sale of the Business will continue to hold the same number of shares immediately following the closing.

Use of Proceeds from the Sale of the Business

Net proceeds from the sale of the Business will be used in connection with our remaining online media business and other remaining businesses, potential acquisitions and/or other strategic options and for general corporate purposes, including repaying $1,000,000 of our approximately $7,000,000 loan from Alan M. Meckler, our chairman and chief executive officer. We do not intend to repay or service any other debt with, nor to distribute to our stockholders, any of the proceeds that we receive from the sale of the Business.

The board’s determination of the appropriate use of the net proceeds will depend on a number of factors including the following:

•	the total net proceeds received from the sale of the Business after the payment of all fees and expenses associated with the sale;

•	the results of our current operations;

•	the board’s evaluation of our prospects and need for cash;

•	economic conditions in the online media industry and our other remaining businesses; and

•	availability of acquisition and other strategic opportunities.

Effects on WebMediaBrands if the Sale of the Business is Not Completed

If the Proposal to Sell the Business is not approved by our stockholders at the special meeting, the sale of the Business will not be completed as currently contemplated by the asset purchase agreement. In such event, we would continue to conduct our business as currently conducted and would evaluate all available strategic alternatives.

If the asset purchase agreement is terminated under certain specified circumstances, we might be required to pay QuinStreet a termination fee of $720,000 and/or reimburse QuinStreet for its reasonable out-of-pocket expenses in an amount not to exceed $180,000.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the Proposal to Sell the Business may vote against the proposal, but under the General Corporation Law of the state of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Interests of Certain Persons in the Sale of the Business

In considering the recommendation of WebMediaBrands’s board of directors with respect to the asset purchase agreement, WebMediaBrands’s stockholders should be aware that some of WebMediaBrands’s directors and executive officers have interests in the sale of the Business that are different from, or in addition to, the interests of WebMediaBrands’s stockholders generally. WebMediaBrands’s board of directors was aware of these interests and considered them in adopting the asset purchase agreement and approving the sale of the Business and recommending that the stockholders of WebMediaBrands approve the sale of the Business.

Alan M. Meckler, our chairman of the board and chief executive officer, his wife Ellen Meckler and several entities with which Mr. Meckler is associated have each entered into support agreements with QuinStreet, dated as of August 7, 2009, the form of which is attached hereto as Annex B. See “—Terms of the Support Agreement.”

Additionally, in May 2009 Mr. Meckler loaned WebMediaBrands approximately $7,000,000 to pay off ongoing obligations under a swap agreement and preserve working capital. To secure the loan, WebMediaBrands and its subsidiary, Mediabistro.com Inc., each granted Mr. Meckler security interests in all of its assets, including its intellectual property and the Business. To fund the loan, Mr. Meckler used a portion of the proceeds of a residential mortgage loan. Payment terms of the loan reflect pass through of Mr. Meckler’s residential mortgage loan payment terms (excluding those funds Mr. Meckler borrowed for his personal use). As a result, the interest rate, amortization schedule and maturity date of each loan are identical. The interest rate on the loan from Mr. Meckler is 4.7% per annum. Interest on the outstanding principal amount is due and payable on the first day of each calendar month for a period of five years. Thereafter, principal and interest is due and payable in equal monthly payments in an amount sufficient to pay the loan in full based on an amortization term of 15 years, to be paid in full in the two remaining years. The note is due and payable in full on May 29, 2016, and may be prepaid at any time without penalty or premium. So long as any amount remains outstanding under the Meckler Loan, WebMediaBrands must pay Mr. Meckler a monthly accommodation fee of $40,000 in order to adjust the effective interest rate of the note, which was 11.4% at June 30, 2009. We intend to use $1,000,000 of the proceeds of the sale of the Business to pay down this indebtedness. In addition, Mr. Meckler must release his security interest on the Business as a condition to closing the sale of the Business.

Both the WebMediaBrands Inc. 1999 Stock Incentive Plan and the WebMediaBrands Inc. 2008 Stock Incentive Plan, or the “stock incentive plans,” provide for accelerated vesting of all outstanding options, restricted stock and other awards upon the occurrence of a “change in control” of WebMediaBrands. A “change in control” of WebMediaBrands will be deemed to have occurred upon the consummation of the transactions contemplated by the asset purchase agreement. As a result, all outstanding options, restricted stock and other awards granted pursuant to the stock incentive plans held by WebMediaBrands’s directors and executive officers will immediately vest upon the sale of the Business.

The following table sets forth, as of October 30, 2009, information with respect to the outstanding options of WebMediaBrands beneficially owned by each director of WebMediaBrands, the chief executive officer (who is also a director), and the chief financial officer. Each of these unvested options will vest fully upon the closing of the sale of the Business.

Name	Options Outstanding	Vested	Unvested	Weighted Average Price of Unvested Shares
Gilbert Bach	169,750	148,750	21,000	$0.44
Michael Davies	157,693	136,693	21,000	$0.44
John Patrick	210,568	184,568	26,000	$0.44
William Shutzer	153,750	137,750	16,000	$0.44
Alan Meckler	1,072,693	897,693	175,000	$0.48
Donald O’Neill	257,868	157,868	100,000	$0.44

Terms of the Asset Purchase Agreement

The following summary describes material provisions of the asset purchase agreement. This summary does not purport to be complete, and the rights and obligations of the parties are governed by the express terms of the asset purchase agreement and not by this summary or any other information contained in this proxy statement. This summary of the asset purchase agreement might not contain all of the information about the agreement that is important to you, so we encourage you to carefully read the whole asset purchase agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate into this proxy statement by reference.

The Purchase and Sale of the Business

At the closing, and upon the terms and conditions set forth in the asset purchase agreement, we will sell the Business. The Business consists of all of our properties, goodwill and assets of every kind, nature and description, existing on the closing date (including assets acquired after the date of the asset purchase agreement) and used primarily in connection with the Internet.com business.

The assets specifically excluded from the sale are, among others:

•	semanticweb.com;

•	our assets that are not primarily used in operating the Internet.com business;

•	all of our cash, bank deposits and bank accounts whether related to the Internet.com business or otherwise;

•

any rights to receive tax refunds with respect to (1) taxes related to the Internet.com business paid on or prior to the closing date, and (2) any taxes not related to the Internet.com business paid at any time;

•	assets related to our corporate existence, such as our organizational documents;

•	personnel records that by law we are required to retain and not permitted to provide to QuinStreet;

•	legal rights related to the excluded assets and excluded liabilities;

•	rights arising out of the asset purchase agreement;

•	equity interests in third parties, including any subsidiaries; and

•	any other assets specifically excluded by the asset purchase agreement or the schedule of exceptions included in the asset purchase agreement.

At the closing, QuinStreet will assume from us the following liabilities, expected to total approximately $2,500,000 as of the closing:

•	current liabilities as specified in the asset purchase agreement;

•

all of our liabilities and obligations under the contracts assumed pursuant to the asset purchase agreement, but only to the extent such liabilities and obligations (1) arise after the closing date, (2) do not arise from or relate to our breach of any provision of any of the assumed contracts, and (3) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the closing date that, with notice or lapse of time, would constitute or result in a breach of any of the assumed contracts;

•

all liabilities for taxes relating to or arising out of the Business or the operation of the Internet.com business after the closing date except for the taxes that are the responsibility of WebMediaBrands pursuant to the asset purchase agreement; and

•	any other liabilities specifically identified as, or otherwise qualifying as, “assumed” in the asset purchase agreement, its exhibits and any agreements ancillary to the asset purchase agreement.

We will retain and, from the date of the asset purchase agreement will pay, perform, satisfy and discharge when due, all liabilities other than those assumed by QuinStreet pursuant to the asset purchase agreement.

Closing

The sale and purchase of the Business is scheduled to take place at a closing to be held at the offices of QuinStreet’s counsel, Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation, San Francisco, California at 10:00 a.m. California time on the second business day following the satisfaction or waiver of the conditions to closing set forth in the asset purchase agreement or at such other place and time as both parties agree.

Purchase Price

The aggregate purchase price for the Business Asset will be $18,000,000, subject to a post-closing working capital adjustment, payable $16,000,000 at closing and $2,000,000 on the first anniversary of the closing.

Purchase Price Adjustment

After the closing date, we will deliver to QuinStreet a statement of net working capital as of the closing date determined in the manner described in the asset purchase agreement. QuinStreet will have the right to challenge our computation of net working capital, and any disputes as to the amount of net working capital that cannot be resolved within 30 days will be submitted to an independent accounting firm for determination of a final settlement.

Following the final determination of the net working capital, the anniversary payment will be adjusted as follows:

•	QuinStreet will promptly pay us the amount by which the final net working capital exceeds $2,973,000;

•	the anniversary payment will not be adjusted if the final net working capital equals $2,973,000;

•

if the final net working capital is less than $2,973,000 but greater than or equal to $2,673,000, the anniversary payment will be reduced by the amount by which the final net working capital is less than $2,973,000;

•

if the final net working capital is less than $2,673,000, the anniversary payment will be reduced by $300,000 and we must promptly pay QuinStreet an amount equal to the sum of $2,673,000 minus the final net working capital.

Representations and Warranties

The asset purchase agreement contains representations and warranties made by us to QuinStreet and representations and warranties made by QuinStreet to us as of specific dates. Those representations and warranties were made solely for the purpose of allocating contractual risk between the parties, and not for establishing matters of fact. The use and meaning of the term “material” in the representations and warranties might be different from the use and meaning of that term under the securities laws. In addition, information concerning the subject matter of the representations and warranties contained in the asset purchase agreement might have changed since the date of the asset purchase agreement. Accordingly, the asset purchase agreement is described in, and included as an annex to, this proxy statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding WebMediaBrands, QuinStreet or their respective businesses. The representations and warranties in the asset purchase agreement and the descriptions of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and documents we have filed with SEC.

Definitions of Knowledge and Material Adverse Effect

We make various representations and warranties to QuinStreet in the asset purchase agreement that are qualified by “materiality,” “knowledge” or “material adverse effect” standards. The asset purchase agreement defines “knowledge” as any fact, matter or circumstance of which specified employees of WebMediaBrands had actual knowledge after due inquiry.

For purposes of the asset purchase agreement, material adverse effect means any circumstance, change, event, development or effect that is, individually or in the aggregate, material and adverse to (i) the Internet.com business, the assets of the Internet.com business or the Internet.com business’s liabilities, operations or financial performance or (ii) our ability to consummate the transactions contemplated by the asset purchase agreement (other than QuinStreet’s ability to obtain financing for the transactions). The following items do not constitute, and may not be taken into account in determining whether there has been, a material adverse effect:

•	changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes after the date of the asset purchase agreement in any applicable legal requirement or in generally accepted accounting principles, or GAAP;

•

changes resulting from the announcement or pendency of the asset purchase agreement or the transactions contemplated thereby, including the impact of the agreement and the transactions on relationships, contractual or otherwise, with customers, suppliers, vendors or employees;

•

acts of war, armed hostilities, sabotage or terrorism occurring after the date of the asset purchase agreement, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the agreement;

•	acts of God such as lightning, earthquakes, floods, storms, hurricanes, freezes, cyclones, tidal waves, tornadoes, unusual weather conditions, epidemics or plagues;

•

any failure by us to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date of the agreement; provided, however, that these exceptions do not apply to facts and circumstances underlying any such failure;

•	any action or omission of a required action by QuinStreet or its affiliates;

•	changes after the date of the agreement in the industry in which the Internet.com business is operated; or

•	any action taken by us or our affiliates at the request or with the consent of QuinStreet.

Changes in the economy, legal requirements or GAAP, acts of war and acts of God, or changes in the industry in which the Internet.com business is operated could, however, be a material adverse effect if the Internet.com business is disproportionately affected by the change relative to other businesses in the industry in which we are engaged.

Any material adverse effect solely and exclusively on any business or division of WebMediaBrands other than the Internet.com business may not be taken into account in determining whether a material adverse effect exists. QuinStreet bears the burden of proof that any circumstance is, individually or in the aggregate, material and adverse to the Internet.com business, the Business, or the Business’s liabilities, operations or financial performance or our ability to consummate the transactions. We bear the burden of proof that any exception to the definition of material adverse effect applies.

Our Representations and Warranties

Our representations and warranties in the asset purchase agreement relate to, among other things:

•	our due organization, valid existence, good standing, power and qualification to conduct the Internet.com business;

•	no subsidiaries or other entities in which we have an interest own any of the Business to be sold;

•	lack of any prior action to dissolve, liquidate or wind up WebMediaBrands;

•	our corporate power and authority and due authorization to enter into the asset purchase agreement;

•	the enforceability of the asset purchase agreement upon our execution and delivery of the agreement;

•

absence of conflicts with our organizational documents, adverse effects on existing contracts, violations of applicable law or notice or consent requirements as a result of entering into the asset purchase agreement and consummating the transactions contemplated by the asset purchase agreement;

•	our SEC reports, financial statements, disclosure controls and internal controls;

•	absence of certain changes since June 30, 2009 to the Internet.com business;

•	absence of undisclosed liabilities of WebMediaBrands or our subsidiaries;

•	our accounts receivable and our major customers relating to the Internet.com business;

•	our tangible property relating to the Internet.com business;

•	our leased real property relating to the Internet.com business;

•	our intellectual property and privacy policies relating to the Internet.com business;

•	material contracts relating to the Internet.com business;

•	our liabilities and payables and our major suppliers relating to the Internet.com business;

•	compliance with legal requirements to which our Internet.com business is subject;

•	governmental authorizations necessary to conduct the Internet.com business and our compliance with the requirements thereof;

•	tax matters relating to the Internet.com business;

•	employee and labor matters relating to the Internet.com business;

•	employee benefit plans and compensation relating to the Internet.com business;

•	environmental matters relating to the Internet.com business;

•	insurance matters relating to the Internet.com business;

•	interests of related parties in the Business;

•	absence of legal proceedings or governmental orders relating to the Business or the transactions contemplated by the asset purchase agreement;

•	our authorization to charge client credit cards;

•	negative reviews of and complaints about WebMediaBrands;

•	our title to the assets included in the Business;

•	sufficiency of the assets included in the Business;

•	the opinion of Moelis & Company; and

•	brokers or other advisors to us for the transaction.

QuinStreet’s Representations and Warranties

QuinStreet’s representations and warranties in the asset purchase agreement relate to, among other things:

•	its due organization, valid existence and good standing;

•	its corporate power and authority and due authorization to enter into the asset purchase agreement;

•

absence of conflicts with organizational documents, violations of applicable law or notice, authorization or consent requirements of QuinStreet as a result of entering into the asset purchase agreement and consummating the transactions contemplated by the asset purchase agreement;

•	sufficiency of funds to consummate the transactions contemplated by the asset purchase agreement as of the closing date; and

•	brokers or other advisors to it for the transaction.

Additional Agreements

Conduct of Business Prior to Closing

We agreed that, subject to certain exceptions, between the date of the asset purchase agreement and the closing date we will operate the Internet.com business in the ordinary course of business. We will pay business debts and taxes when due, perform all other obligations of the Internet.com business when due and will use commercially reasonable efforts to:

•	keep available the services of the Internet.com business’s officers and key employees;

•	preserve the Internet.com business’s relationships with material customers, advertisers, suppliers, distributors, licensors, licensees and others having business dealings with it;

•	keep the Internet.com business’s business and properties substantially intact, including its operations, facilities, working conditions and insurance policies;

•	maintain all existing material customer, advertiser and affiliate relationships;

•	comply in all material respects with the terms and conditions for Google’s™ AdSense™ and the terms and conditions of which we have knowledge of Google™, Yahoo™ and/or MSN™ for web traffic;

•	not materially amend the financial terms of any significant customer, advertiser or affiliate agreement or arrangement in a manner materially adverse to the business;

•

maintain purchasing volumes of our pay per click accounts with Google™ materially consistent with past practice including the keywords currently being purchased and not pause or suspend the activity in these accounts except in the ordinary course of business;

•	maintain the integrity of all our business databases;

•	maintain in good working condition, consistent with past practice and subject to normal wear and tear, all business property; and

•

develop relationships with new advertisers at rates consistent with existing advertising rates, subject to changes in those rates as a result of market conditions, and provide services to those advertisers consistent with past practice in all material respects, subject to changes in those services as a result of market conditions.

Additionally, we agreed that, subject to specified exceptions, including QuinStreet’s written consent, from the date of the asset purchase agreement until the closing date we may not:

•	incur any indebtedness for borrowed money in excess of $5,000 individually or $10,000 in the aggregate except for in the ordinary course of business;

•	incur or assume any liability, except for current liabilities incurred in the ordinary course of business;

•

enter into any transaction or take any other action that would reasonably be expected to cause or constitute a material breach of any representation or warranty we made in the asset purchase agreement if (1) such representation or warranty had been made as of the time of such transaction or action, (2) such transaction had been entered into, or such action had occurred, on or prior to the date of the asset purchase agreement or (3) such representation or warranty had been made as of the closing date;

•	sell, lease or otherwise dispose of any material asset included in the Business other than in the ordinary course of business;

•

grant any person any license, right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any of the Internet.com business intellectual property other than in the ordinary course of business;

•

grant or announce any increase in the salaries, bonuses or other benefits payable to any employees who provide services primarily in connection with the operation of the Internet.com business, other than as required by law, pursuant to any plans or business contracts existing on the date of the asset purchase agreement or other ordinary increases consistent with past practices;

•

terminate any business employees who provide services primarily in connection with the operation of the Internet.com business, other than for cause, or engage in the permanent closing of any Internet.com business office;

•	settle or compromise any pending or threatened proceeding that exceeds $20,000 individually or $20,000 in the aggregate;

•	incur capital expenditures in excess of $20,000;

•	make any changes to the registration of any owned URLs or the hosting of any owned URLs, except as may be required as part of an existing disaster recovery plan;

•

materially alter the search engine optimization strategy of the internet properties included in the Business except as required by changes in search engine optimization procedures by search engine operators, in an attempt to improve results, or in the ordinary course of business;

•	make any material changes to the content or look or feel of any websites included in the Business;

•	make any material changes to the technology infrastructure or content management;

•

alter the commission structure of our advertising sales representatives in any material respect that would have the effect of reducing their incentive to sell advertising on the web properties included in the Business; or

•	agree to take any of the preceding, prohibited actions.

No Solicitation

We agreed not to solicit or initiate any discussions or negotiations with any person with respect to a “takeover proposal”. Accordingly, subject to specified exceptions, we may not, nor may we permit or authorize any of our subsidiaries or representatives to:

•	solicit or initiate, or knowingly encourage, directly or indirectly, any inquiries regarding or the submission of, any takeover proposal;

•

participate in any discussions or negotiations regarding, or furnish to any person any material, non-public information or data with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or might reasonably be expected to lead to, any takeover proposal; or

•

enter into any agreement (other than a confidentiality agreement entered into in accordance with the asset purchase agreement) with respect to any takeover proposal or approve or resolve to approve any takeover proposal.

WebMediaBrands or our board of directors may take and disclose to our stockholders a position with respect to a tender or exchange offer by a third party as required by applicable securities laws or make such disclosure to our stockholders as, in the good faith judgment of our board of directors, after receiving advice from outside counsel, is required under applicable law. However, we may not withdraw or modify, or propose to withdraw or modify, our approval or recommendation of the asset purchase agreement. Prior to the date on which our stockholders’ approval is obtained, we may: (1) furnish information concerning our business, properties or assets to any person or group pursuant to a confidentiality agreement with terms and conditions no less favorable than those of the asset purchase agreement, provided that we must promptly provide to QuinStreet any non-public information concerning WebMediaBrands provided to any other person or group that was not previously provided to QuinStreet; and (2) negotiate and participate in discussions and negotiations with such person or group concerning a takeover proposal if in the case of both (1) and (2) such takeover proposal was received in circumstances not involving a breach of the asset purchase agreement and our Board of Directors determines in good faith after consultation with our legal and financial advisors that such person or group has submitted a takeover proposal that is, or is reasonably likely to result in, a “superior proposal”.

Our board of directors may not (1) withdraw, amend or modify in a manner adverse to QuinStreet, its recommendation to our stockholders to vote in favor of the asset purchase agreement, (2) recommend that our stockholders adopt or approve any takeover proposal or (3) fail to recommend against acceptance of any tender offer or exchange offer for our capital stock that constitutes a takeover proposal within ten business days after the commencement of such offer. Additionally, our board may not approve or recommend, or allow WebMediaBrands to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle or other agreement or understanding (other than a confidentiality agreement) constituting or that could reasonably be expected to lead to a takeover proposal or requiring us to abandon, terminate or fail to consummate the transactions contemplated by the asset purchase agreement.

We will promptly notify QuinStreet of the existence of any proposal, discussion, negotiation or inquiry received by us with respect to any takeover proposal, and we will promptly communicate to QuinStreet the material terms and conditions of any proposal, discussion, negotiation or inquiry which we receive and of any material modifications thereof, including the identity of the person making such proposal, discussion, negotiation or inquiry and copies of all related written documentation, or a summary of the principal terms to the extent that it is not made in writing. We will keep QuinStreet reasonably informed of the status and details of any takeover proposal.

If our board of directors receives a superior proposal prior to the receipt of our stockholders’ approval, it may withdraw or modify, in a manner adverse to QuinStreet, its recommendation to our stockholders if our board determines in good faith, following consultation with its financial advisors and its outside counsel, that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties under Delaware law. In response to such superior proposal and within prescribed time limits, our board of directors may enter into a contract with respect to such superior proposal and concurrently terminate the asset purchase agreement, but only after advising QuinStreet of our intent to terminate the asset purchase agreement and enter into a new contract, and after providing QuinStreet an opportunity to provide us a binding written offer to amend the asset purchase agreement, which our board of directors must consider in good faith.

The asset purchase agreement defines “takeover proposal” as any inquiry, proposal or offer, whether in writing or otherwise, from a third party to acquire:

•	beneficial ownership of any of the Business or any of our other assets that constitute 25% or more of our consolidated revenues, net income or assets; or

•

25% or more of any class of our equity securities or any of our subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to us or any of our subsidiaries, including any single or multi-step transaction or series of related transactions, that, if consummated, would result in such third party or another third party acquiring beneficial ownership of assets that constitute 25% or more of our consolidated revenues, net income or assets and our subsidiaries, or 25% or more of the equity interest in either us or any of our subsidiaries.

The asset purchase agreement defines “superior proposal” as a written takeover proposal:

•

on terms which our board of directors determines in good faith (after receiving advice of its legal advisors and independent financial advisors) to be more favorable to our stockholders from a financial point of view than the transactions provided for in the asset purchase agreement; and

•	which, in the good faith judgment of our board of directors, is reasonably likely to be consummated within a reasonable time.

For purposes of the definition of superior proposal, the term takeover proposal has the same meaning stated above, except that the references to “25%” in that definition are replaced with “50%.”

Stockholder Approval

We agreed to hold a stockholders’ meeting as promptly as reasonably practicable following the execution of the asset purchase agreement and the mailing of the related proxy statement for purposes of considering and voting upon the adoption of the asset purchase agreement.

Other Agreements

The asset purchase agreement contains other agreements relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to such statement);

•	QuinStreet’s access to our employees, books, records, offices, properties, data and other information;

•	QuinStreet’s retention of business records relating to periods prior to the closing date for a period of three years after the closing date;

•	confidentiality;

•	the making of offers of employment to specified employees by QuinStreet in connection with sale of assets;

•	the use of commercially reasonable efforts to transfer the lease for our San Francisco facility to QuinStreet; and

•

tax matters, including our obligation to pay any taxes generated by the sale of assets, proration of personal property taxes, cooperation on tax matters, retention of tax records, allocation of purchase price and unbilled transactional taxes.

Conditions to Closing

Conditions to Each Party’s Obligations

The obligations of the parties to consummate the transactions contemplated by the asset purchase agreement are subject to the satisfaction or waiver, as of the closing date, of the following conditions:

•	the approval of our stockholders;

•	no order or law that has the effect of making the transactions illegal or otherwise restraining or prohibiting the consummation of the transactions;

•

no action or proceeding before any governmental authority shall have been threatened by any governmental authority or instituted by either any governmental authority or any other person that seeks to prevent or materially delay the consummation of the transactions or which challenges the validity or enforceability of the asset purchase agreement and has a reasonable likelihood of being successful; and

•	receipt of all approvals and consents from governmental entities required for, or in connection with, the consummation of the transactions.

Conditions to Our Obligations

Our obligation to consummate the transactions contemplated by the asset purchase agreement are further subject to the satisfaction or waiver, as of the closing date, of the following conditions:

•	QuinStreet’s delivery of the agreements, documents and other items pursuant to the asset purchase agreement;

•

all of the representations and warranties of QuinStreet contained in the asset purchase agreement must be true and correct in all respects as of the date of the asset purchase agreement and as of the closing date as though made on the closing date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; and

•

QuinStreet must have performed or complied, in all material respects, with all of the covenants and agreements required by the asset purchase agreement to be performed or complied with by QuinStreet on or before the closing.

Conditions to QuinStreet’s Obligations

QuinStreet’s obligation to consummate the transactions contemplated by the asset purchase agreement are further subject to the satisfaction or waiver, as of the closing date, of the following conditions:

•	our delivery of the agreements, documents and other items pursuant to the asset purchase agreement;

•

all of our representations and warranties contained in the asset purchase agreement must be true and correct in all material respects as of the date of the asset purchase agreement and as of the closing date except (1) to the extent such representations and warranties are expressly made only as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date or (2) where the failure of such representations and warranties to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•

we must have performed or complied, in all material respects, with all of the covenants and agreements required by the asset purchase agreement to be performed or complied with by us on or before the closing;

•

since the date of the asset purchase agreement there may not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect; and

•

any security interest on the Business must have been released, including without limitation the security interest in the Business held by Alan M. Meckler, our chairman of the board and chief executive officer.

Indemnification

Survival of Representations and Warranties

All of the representations and warranties of the parties will survive through the 12-month period following the closing date, except that (i) representations and warranties related to due organization, corporate power, subsidiaries, due authorization and title to assets will survive the closing without limitation, and (ii) tax and environmental representations and warranties will survive until the expiration of the applicable statute of limitations for the matters covered.

Indemnification

We must indemnify and hold harmless QuinStreet and its affiliates, representatives, officers, directors, employees, successors and assigns for and against any and all liabilities, costs or expenses arising from or in connection with:

•	the excluded liabilities or the excluded assets;

•	our breach of any representation, warranty, covenant or agreement made by WebMediaBrands contained in the asset purchase agreement;

•	our noncompliance with any applicable fraudulent transfers laws in respect of the transactions contemplated by the asset purchase agreement;

•	any act of fraud by WebMediaBrands or any officer, director, affiliate or employee of WebMediaBrands related to the asset purchase agreement or any of its ancillary agreements; or

•

our failure to have entered into an agreement with any person who was involved in the creation or development of any intellectual property in connection with the Internet.com business pursuant to which such person irrevocably and unconditionally assigned to us all intellectual property rights pertaining to the intellectual property created or developed by such person.

Similarly, WebMediaBrands and our affiliates, representatives, officers, directors, employees, successors and assigns shall be indemnified and held harmless by QuinStreet for and against any and all liabilities, costs or expenses arising from or in connection with:

•	the liabilities assumed by QuinStreet or the Business;

•	the breach of any representation, warranty, covenant or agreement made by QuinStreet contained in the asset purchase agreement; or

•	any act of fraud by QuinStreet or any officer, director, affiliate or employee of QuinStreet related to the asset purchase agreement or any of its ancillary agreements.

Limits on Indemnification

We are not liable for any claim for indemnification for monetary damages resulting from our breach of a representation or warranty or from our failure to obtain an intellectual property assignment, unless and until the aggregate amount of indemnifiable losses equals or exceeds $200,000, after which we are liable for the amount of such loss in excess of the $200,000 deductible. QuinStreet must make claims resulting from our failure to obtain an intellectual property assignment prior to the first anniversary of the closing date.

The maximum aggregate amount of monetary damages for indemnifiable losses which QuinStreet may recover from us arising out of or resulting from a breach of representation or warranty (other than a breach of a “specified representation”) or our failure to obtain an intellectual property assignment, is the amount of the anniversary payment, as may be reduced by the net working capital adjustment. Losses resulting from a breach of a specified representation are not capped. Specified representations are those that relate to due organization, power, no subsidiaries, due authorization, title to assets, tax matters and environmental matters. QuinStreet may withhold and deduct from the anniversary payment any sum for which we must indemnify QuinStreet.

QuinStreet is not liable for any claim for indemnification for monetary damages resulting from its breach of a representation or warranty unless and until the aggregate amount of indemnifiable losses equals or exceeds $200,000, after which it is liable for the loss in excess of the $200,000 deductible. The maximum aggregate amount of monetary damages for indemnifiable losses which we may recover from QuinStreet arising out of or resulting from a breach of representation or warranty is $2,000,000.

The limitations on damages do not apply to losses resulting from or arising out of acts of fraud or other willful misconduct, the excluded liabilities and excluded assets, either party’s breach of any covenant or agreement, or WebMediaBrands’s noncompliance with any legal requirements related to fraudulent transfers in respect of the transaction contemplated by the asset purchase agreement.

Additional Provisions Related to Indemnification

Except as otherwise provided in the asset purchase agreement, the indemnification provisions set forth in the asset purchase agreement are the sole and exclusive remedies of the parties with respect to any breach of the representations and warranties in the asset purchase agreement and for any failure by either party to perform or comply with any covenants or agreements in the asset purchase agreement. However, if any of the provisions of the asset purchase agreement are not performed in accordance with their terms or are otherwise breached, the parties are entitled to specific performance of the terms of the asset purchase agreement in addition to any other remedy at law or equity.

Termination Rights

Termination

The asset purchase agreement may be terminated at any time prior to the closing date by mutual consent of both parties. Either party may terminate the agreement if:

•

the closing does not occur on or before December 5, 2009, but the right to terminate the asset purchase agreement is not available to any party whose failure to fulfill any obligation under the asset purchase agreement is the cause of, or results in, the failure of the closing to occur on or prior to that date;

•	any permanent injunction or other order of a court or other competent authority preventing the consummation of the sale shall have become final and nonappealable; or

•	our stockholder approval shall not have been obtained at our stockholders’ meeting or any postponement or adjournment thereof.

QuinStreet may terminate the asset purchase agreement if:

•

we breach any of our representations, warranties or obligations and the breach would cause QuinStreet’s closing conditions relating to the accuracy of our representations or covenants and agreements not to be satisfied by the closing date and the breach is not cured within 20 business days of our receipt of written notice of the breach;

•	our board of directors withdraws or modifies its recommendation in any manner adverse to QuinStreet or resolves to do so; or

•

our board of directors (1) recommends, endorses, accepts or agrees to a takeover proposal or resolves to do so, or (2) does not send to our stockholders within 10 business days after the commencement of any tender or exchange offer or solicitation made in connection with any takeover proposal, a statement recommending rejection of such offer or solicitation;

We may terminate the asset purchase agreement if:

•

QuinStreet breaches any of its representations, warranties or obligations under the asset purchase agreement and the breach would cause our closing conditions relating to the accuracy of QuinStreet’s representations or covenants and agreements not to be satisfied by the closing date and is not cured within 20 business days of receipt by QuinStreet of written notice of such breach; or

•

at any time prior to our receipt of stockholder approval, we concurrently enter into a definitive agreement providing for a superior proposal. Prior to or concurrently with such action by us, we must pay or cause to be paid the termination fee to QuinStreet in accordance with the asset purchase agreement.

Termination Fee and Expense Reimbursement

WebMediaBrands must pay a termination fee of $720,000 to QuinStreet and reimburse QuinStreet’s reasonable transaction expenses up to $180,000 if:

•	QuinStreet terminates the asset purchase agreement because our board of directors withdraws or modifies its recommendation in any manner adverse to QuinStreet;

•

QuinStreet terminates the asset purchase agreement because our board of directors (1) recommends, endorses, accepts or agrees to a takeover proposal or resolves to do so, or (2) does not send to holders of shares of our outstanding equity stock within 10 business days after the commencement of any tender or exchange offer or solicitation made in connection with any takeover proposal, a statement recommending rejection of such offer or solicitation; or

•	we terminate the asset purchase agreement because our board of directors enters into a definitive agreement providing for a superior proposal;

Additionally, we must pay the termination fee and reimburse QuinStreet’s transaction expenses if the following circumstances occur:

•

either (1) QuinStreet terminates the asset purchase agreement because we breached any of our representations, warranties or obligations and such breach (A) would cause QuinStreet’s closing conditions relating to the accuracy of our representations or covenants and agreements not to be satisfied by the closing date and (B) is not cured within 20 business days of our receipt of written notice of such breach, or (2) QuinStreet or WebMediaBrands terminates the asset purchase agreement because any permanent injunction or other order of a court or other competent authority preventing the consummation of the sale becomes final and nonappealable, or because our stockholder approval was not obtained at our stockholders’ meeting or any postponement or adjournment thereof;

•	prior to the time of such termination there has been a takeover proposal with respect to WebMediaBrands; and

•

within twelve months after such termination of the asset purchase agreement, either (1) we enter into a definitive agreement with respect to a takeover proposal or (2) a takeover proposal is consummated.

WebMediaBrands shall reimburse QuinStreet’s transaction expenses if either party terminates the asset purchase agreement because our stockholder approval was not obtained at our stockholders’ meeting or any postponement or adjournment thereof and no takeover proposal was made before that time.

Specific Performance

Subject to the terms of the asset purchase agreement, the parties agree that irreparable damage may occur in the event that any of the provisions of the asset purchase agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefore.

Accordingly, the parties agreed that each shall be entitled to seek an injunction or injunctions to prevent breaches of the asset purchase agreement by the other party and to seek to enforce specifically the terms and provisions of the asset purchase agreement against the other party, this being in addition to any other remedy to which it is entitled at law or in equity.

Terms of the Support Agreements

As an inducement to QuinStreet to enter into the asset purchase agreement, Alan M. Meckler, our chairman of the board and chief executive officer, his wife Ellen Meckler, and four entities with which Mr. Meckler is associated have entered into support agreements with QuinStreet, dated as of August 7, 2009, the form of which is attached hereto as Annex B. As of October 30, 2009, these stockholders had voting power over 14,675,437 shares of WebMediaBrands common stock, or approximately 39.7% of WebMediaBrands’s outstanding shares of common stock. Pursuant to the terms of the support agreements, these stockholders have agreed to vote an aggregate of 37% of WebMediaBrands’s outstanding shares of common stock for the approval of the sale of the Business as contemplated by the asset purchase agreement. See “—Interests of Certain Persons in the Sale of the Business.”

The following table sets forth the individuals and entities that have entered into support agreements with QuinStreet, the shares of WebMediaBrands common stock held by them, and their association with Mr. Meckler.

Name of Stockholder	Shares Held as of October 30, 2009	Association with Alan M. Meckler
Alan M. Meckler	9,127,712	Self
Ellen Meckler	2,808,360	Spouse
Alan M. Meckler 2009 Grantor Retained Annuity Trust	2,000,000	Trust established by Alan M. Meckler, who does not exercise voting power over the shares held
Meckler Foundation Inc.	425,765	Charitable foundation established by Alan M. Meckler, who serves as its president and exercises voting power over the shares held
Herman Meckler Family Trust #1	244,500	Trust established for parent of Alan M. Meckler, who serves as its trustee and exercises voting power over the shares held
Herman Meckler Family Trust #2	69,100	Trust established for parent of Alan M. Meckler, who serves as its trustee and exercises voting power over the shares held
Total:	4,675,437

This summary of the support agreements does not purport to be complete. All stockholders are urged to read the form support agreement in its entirety.

The stockholders agreed, subject to Mr. Meckler’s fiduciary duties as a director or officer of WebMediaBrands as discussed above:

•

except as noted below, to vote all of his, her or its shares (i) in favor of the sale of the Business as contemplated by the asset purchase agreement, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of WebMediaBrands in the asset purchase agreement, (iii) against any takeover proposal (as such term is defined in the asset purchase agreement) and (iv) against any agreement or action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the transactions contemplated by the asset purchase agreement;

•

to grant an irrevocable proxy to QuinStreet and its officers to act as such stockholder’s attorney-in-fact and proxy, with full power of substitution to vote or execute consents for such stockholder’s shares with respect to the foregoing matters, to be terminated upon the earlier to occur of the date upon which the asset purchase agreement is validly terminated or the date upon which the acquisition of the Business is consummated;

•

not to, directly or indirectly, (i) sell, transfer or otherwise dispose of or encumber his shares, or (ii) deposit his shares in a voting trust or grant any proxies or enter into a voting agreement with respect to the voting of the shares on the foregoing matters; and

•	to be bound by the non-solicitation provisions of the asset purchase agreement to the same extent as WebMediaBrands is so bound.

One stockholder, the Alan M. Meckler 2008 Grantor Retained Annuity Trust, agreed to vote and grant a proxy with regard to only those shares equaling the sum of (i) 37% of the shares of our stock that are entitled to be voted on the asset purchase agreement minus (ii) that number of shares of our stock that are entitled to be voted on the asset purchase agreement that are subject to the other support agreements.

The support agreement terminates upon the earlier to occur of (i) the valid termination of the asset purchase agreement or (ii) the closing of the transactions contemplated by the asset purchase agreement.

Noncompetition Agreement

WebMediaBrands has agreed to enter into a customary noncompetition agreement with QuinStreet as of the closing of the sale of the Business. The agreed form of this agreement provides that for a period of five years following the closing of the sale of the Business to QuinStreet, WebMediaBrands will not, directly or indirectly, (a) engage, participate or invest, either directly or through an affiliate, in any “competing activities,” as defined below, throughout the world, or (b) serve as a consultant or other service provider to any entity engaged in competing activities provided, however, that WebMediaBrands and/or its affiliates may (A) hold, purchase or otherwise acquire up to but not more than five percent in the aggregate of any class of equity securities of any entity, including a “competing entity,” if (i) such securities are listed on any national securities exchange and (ii) WebMediaBrands and its affiliates are not otherwise involved or associated, directly or indirectly, with the operations of the issuer of such securities; and (B) continue to own securities in other entities acquired prior to the date of the noncompetition agreement.

For purposes of the noncompetition agreement, competing activities is defined as the creation and/or publishing of content or services through websites and other electronic media focused on the topics of enterprise information technology, corporate information technology, software development and/or web development, which are referred to as the “key topics.” Notwithstanding this restriction, the parties have agreed that the following shall not be deemed to be competing activities:

•	the provision of any of the content or services offered on, or through other electronic media for, the websites we are not selling to QuinStreet as of August 7, 2009;

•

the future provision of any content or services on, or through other electronic media for, the websites we are not selling to QuinStreet that is consistent with the manner in which such content or services are provided as of August 7, 2009 or relates to any topic that is not a key topic; or

•

the provision of any content or services on, or through other electronic media for, any future website of WebMediaBrands that relates to any topic, provided that no key topic may be the focus of more than 15% of the content or services offered on, or through other electronic media for, any WebMediaBrands website.

In addition, for a period of five years following the closing of the sale of the Business to QuinStreet, WebMediaBrands agrees not to, directly or indirectly, make any public statements, or direct or indirect communications with the intention that such statements or communications be or could be harmful to or reflect negatively on QuinStreet and/or the Business. Similarly, during this five year period, QuinStreet agrees not to make, directly or indirectly, any public statements, or direct or indirect communications with the intention that such statements or communications be or could be harmful to or reflect negatively on WebMediaBrands.

Nonsolicitation Agreements

WebMediaBrands has agreed to enter into two customary, mutual nonsolicitation agreements with QuinStreet as of the closing of the sale of the Business.

The first nonsolicitation agreement covers all employees of both parties working in the states of Georgia, Tennessee, Connecticut, New York, Massachusetts, New Jersey and Maryland, as well as employees of WebMediaBrands who work in a foreign country and receive an employment offer from QuinStreet. Subject to certain limitations and exceptions, this agreement provides that for a period of two years following the closing of the sale of the Business to QuinStreet, neither party may:

•	hire any covered employee of the other party; or

•

directly or indirectly solicit the other party’s covered employees, induce such employees to cease employment with the other party or enter into any employment, consulting or other business relationship with any of the other party’s covered employees;

The second nonsolicitation agreement is nearly identical to the first, except that it covers all employees of both parties working in the states of the United States not covered by the first agreement, and does not contain the no-hire restriction described above.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences from the sale of the Business to stockholders of WebMediaBrands. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Because stockholders of WebMediaBrands are not selling or otherwise exchanging their stock in WebMediaBrands in connection with the transaction and no proceeds from the sale of the Business will be distributed to stockholders of WebMediaBrands, the sale of the Business should not result in any U.S. federal income tax consequences to stockholders of WebMediaBrands.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #1, THE PROPOSAL TO SELL THE BUSINESS.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Pro Forma Financial Statements

The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the related notes and with WebMediaBrands’s historical condensed consolidated financial statements for the six months ended June 30, 2009 and 2008 and for the year ended December 31, 2008, which can be found in WebMediaBrands’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009 and in its annual report on Form 10-K for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial information is derived from WebMediaBrands’s historical consolidated financial statements, adjusted to reflect the sale of the Internet.com business as if it occurred on June 30, 2009, with respect to the unaudited pro forma condensed consolidated balance sheet, and as of the first day of each period presented with respect to the unaudited pro forma condensed consolidated statements of operations. In the opinion of management, these unaudited pro forma condensed consolidated financial statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the sale of the Internet.com business on WebMediaBrands’s historical condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is determined using available estimates made by WebMediaBrands’s management, based upon available information and assumptions that WebMediaBrands’s management believes are reasonable. The unaudited pro forma condensed consolidated financial information is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated as of the beginning of each period indicated above, nor does it purport to indicate results that might be attained in the future. Actual amounts could differ materially from these estimates.

The unaudited pro forma condensed consolidated financial statements of WebMediaBrands should be read in conjunction with the notes thereto.

Historical Financial Statements

The following are unaudited condensed combined balance sheets of the Internet.com business at June 30, 2009 and December 31, 2008, unaudited condensed combined statements of operations of the Internet.com business for the six months ended June 30, 2009 and 2008 and for the year ended December 31, 2008, and unaudited condensed combined statements of cash flows of the Internet.com business for the six months ended June 30, 2009 and 2008 and for the year ended December 31, 2008 and the notes thereto.

WebMediaBrands Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2009

(in thousands)

	WebMediaBrands Inc. (Historical)	Internet.com Business (Historical)	Pro Forma Adjustments		WebMediaBrands Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$5,520	$—	$15,300	A	$20,820
Accounts receivable, net	4,559	4,092	—		467
Prepaid expenses and other	2,074	142	—		1,932

Total current assets	12,153	4,234	15,300		23,219
Property and equipment, net	2,199	768	—		1,431
Intangible assets, net	2,458	730	—		1,728
Goodwill	27,524	9,712	—		17,812
Investments and other assets	1,219	71	—		1,148
Assets held for sale	3,200	—	—		3,200

Total assets	$48,753	$15,515	$15,300		$48,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,087	$232	$—		$855
Accrued payroll and related expenses	1,335	393	—		942
Accrued expenses and other	3,408	102	—		3,306
Deferred income taxes	33	—	—		33
Deferred revenue	2,052	1,033	—		1,019

Total current liabilities	7,915	1,760	—		6,155
Long-term debt	7,197	—	—		7,197
Deferred revenues	99	—	—		99
Deferred income taxes	1,462	751	75	B	786
Other long-term liabilities	211	—	—		211

Total liabilities	16,884	2,511	75		14,448

Stockholders’ equity:
Common stock	368	—	—		368
Additional paid-in capital	275,938	—	—		275,938
(Accumulated deficit) retained earnings	(244,361)	13,004	15,225	C	(242,140)
Treasury stock	(106)	—	—		(106)
Accumulated other comprehensive income	30	—	—		30

Total stockholders’ equity	31,869	13,004	15,225		34,090

Total liabilities and stockholders’ equity	$48,753	$15,515	$15,300		$48,538

WebMediaBrands, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2009

(in thousands, except per share amounts where indicated)

	WebMediaBrands Inc. (Historical)	Other DisposalsF	Internet.com Business (Historical)	Pro Forma Adjustments		WebMediaBrands Inc. Pro Forma
Revenues	$11,603	$141	$8,368	$—		$3,094

Cost of revenues	7,414	101	4,851	—		2,462
Advertising, promotion and selling	3,389	14	2,378	—		997
General and administrative	7,892	56	2,740	2,561	D	7,657
Depreciation	548	—	170	—		378
Amortization	484	—	306	—		178
Impairment of goodwill	662	—	—	—		662
Restructuring charge	875	—	—	—		875

Total operating expenses	21,264	171	10,445	2,561		13,209

Operating loss	(9,661)	(30)	(2,077)	(2,561)		(10,115)
Other income (loss), net	131	(42)	—	—		173
Interest income	158	(1)	—	—		159
Interest expense	(1,492)	—	—	—		(1,492)
Loss on extinguishment of debt	(2,119)	—	—	—		(2,119)
Loss on fair value of interest rate swap	(6,732)	—	—	—		(6,732)

Loss before income taxes and noncontrolling interest	(19,715)	(73)	(2,077)	(2,561)		(20,126)
Provision (benefit) for income taxes	(2,580)	—	121	1,182	E	(1,519)
Noncontrolling interest	11	11	—	—		—

Loss from continuing operations	$(17,124)	$(62)	$(2,198)	$(3,743)		$(18,607)

Basic and diluted loss per share	$(0.47)					$(0.51)

Weighted average number of common shares	36,155					36,155

WebMediaBrands, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2008

(in thousands, except per share amounts where indicated)

	WebMediaBrands Inc. (Historical)	Other DisposalsF	Internet.com Business (Historical)	Pro Forma Adjustments		WebMediaBrands Inc. Pro Forma
Revenues	$17,314	$475	$11,389	$—		$5,450

Cost of revenues	9,043	281	5,760	—		3,002
Advertising, promotion and selling	4,193	24	3,032	—		1,137
General and administrative	11,763	154	1,951	1,945	D	11,603
Depreciation	462	2	261	—		199
Amortization	1,621	—	333	—		1,288

Total operating expenses	27,082	461	11,337	1,945		17,229

Operating income (loss)	(9,768)	14	52	(1,945)		(11,779)
Other income (loss), net	(5)	(138)	(18)	—		151
Interest income	6	1	—	—		5
Interest expense	(3,573)	—	—	—		(3,573)

Income (loss) before income taxes and noncontrolling interest	(13,340)	(123)	34	(1,945)		(15,196)
Provision (benefit) for income taxes	33	—	(172)	(145	) E	60
Noncontrolling interest	(6)	(6)	—	—		—

Loss from continuing operations	$(13,379)	$(129)	$206	$(1,800)		$(15,256)

Basic and diluted loss per share	$(0.37)					$(0.42)

Weighted average number of common shares	35,967					35,967

WebMediaBrands, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2008

(in thousands, except per share amounts where indicated)

	WebMediaBrands Inc. (Historical)	Discontinued Operations and Other DisposalsF	Internet.com Business (Historical)	Pro Forma Adjustments		WebMediaBrands Inc. Pro Forma
Revenues	$128,394	$97,238	$21,243	$—		$9,913

Cost of revenues	58,460	41,197	10,874	—		6,389
Advertising, promotion and selling	29,051	20,634	5,944	—		2,473
General and administrative	30,400	10,222	3,817	3,417	D	19,778
Depreciation	5,093	4,033	476	—		584
Amortization	16,072	12,388	648	—		3,036
Impairment of goodwill and long-lived assets	81,108	76,491	—	—		4,617

Total operating expenses	220,184	164,965	21,759	3,417		36,877
Operating loss	(91,790)	(67,727)	(516)	(3,417)		(26,964)
Other income (loss), net	676	681	(66)	—		61
Interest income	331	320	—	—		11
Interest expense	(7,152)	—	—	—		(7,152)

Loss before income taxes and noncontrolling interest	(97,935)	(66,726)	(582)	(3,417)		(34,044)
Provision for income taxes	18,724	5,190	304	(11,460	) E	1,770
Noncontrolling interest	(22)	(22)	—	—		—

Net loss	$(116,681)	$(71,938)	$(886)	$8,043		$(35,814)

Basic and diluted net loss per share	$(3.24)					$(1.00)

Weighted average number of common shares	35,967					35,967

WebMediaBrands Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Note A:	Assumes net proceeds from the sale of the Internet.com business of $15.3 million after payment of approximately $700,000 in estimated transaction costs and $2.0 million that is to be held back for twelve months.

Note B:

Adjustments to WebMediaBrands’ deferred income taxes on a pro forma basis are as follows:

WebMediaBrands’s pro forma deferred income tax liability is related solely to the cumulative tax effect of tax amortization on indefinite-lived assets. WebMediaBrands recognizes current year activity based on the ratio of year to date income or loss as a percentage of total projected annual income or loss. The ratio of year to date income or loss is different for WebMediaBrands and the Internet.com business.

Note C:	Adjustments to accumulated deficit consist of the following (in thousands):

	Net assets of the Internet.com business expected to be sold	$13,004
	Additional deferred income tax liability related to WebMediaBrands	(75)
	Gain on the sale	2,296

	Adjustment to accumulated deficit	$15,225

Note D:	Corporate general and administrative expenses were allocated to the Internet.com business based on head count for office-related costs and based on proportionate share of consolidated revenues for other corporate overhead costs.

Note E:	Adjustments represent the impact to the consolidated income tax provision (benefit) for the sale of Internet.com. The consolidated income tax provision (benefit) was recalculated based upon the pro forma business loss before income taxes as presented above. The pro forma net loss was determined as if the Internet.com business was no longer a part of the consolidated group.

On a stand-alone basis, both the Internet.com business and WebMediaBrands would have been required to establish a valuation allowance prior to January 1, 2008 due to a history of taxable losses.

For the year ended December 31, 2008, the unaudited condensed consolidated financial statements’ pro forma adjustment relates primarily to the reversal of WebMediaBrands’s pro forma valuation allowance, which would have been recognized prior to January 1, 2008.

For the six months ended June 30, 2009, the condensed consolidated financial statements pro forma adjustment includes an income tax benefit, which consisted primarily of a net income tax benefit of $1.3 million recorded on the reclassification of the fair value adjustments on the interest rate swap from other comprehensive income (loss) to loss from continuing operations. The net income tax benefit of $1.3 million is being excluded from the pro forma income tax provision due to the history of taxable losses of WebMediaBrands as described above.

The pro forma income tax provision for WebMediaBrands for the six months ended June 30, 2008 is primarily due to additional tax amortization on indefinite-lived assets. The pro forma income tax provision for WebMediaBrands for the year ended December 31, 2008 is primarily due to the establishment of a $1.6 million valuation allowance related to the interest rate swap. WebMediaBrands also recorded a $1.6 million income tax benefit for the six months ended June 30, 2009 related to the reversal of the income tax provision recorded during the year ended December 31, 2008, which was due to the termination of the interest rate swap in May 2009.

Note F:	Represents WebMediaBrands’s discontinued Online images business and its disposed japan.internet.com subsidiary. The Online images business has been classified as a discontinued operation for the six months ended June 30, 2009 and 2008 in WebMediaBrands’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2009.

Other Note:	The pro forma financial statements as presented above do not include the impact of the accelerated vesting of all outstanding options, restricted stock and other awards granted pursuant to WebMediaBrands’s stock incentive plans resulting from the “change of control,” as defined for those purposes, that will be deemed to have occurred upon the consummation of the sale of the Internet.com business. The impact of the accelerated vesting would have been an expense of approximately $293,000 as of June 30, 2009.

THE INTERNET.COM BUSINESS

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

(dollars in thousands)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net of allowances of $74 and $270, respectively	4,092	6,011
Prepaid expenses and other	142	82

Total current assets	4,234	6,093
Property and equipment, net	768	769
Intangible assets, net	730	1,016
Goodwill	9,712	9,712
Investments and other assets	71	15

Total assets	$15,515	$17,605

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$232	$373
Accrued payroll and related expenses	393	448
Accrued expenses and other current liabilities	102	117
Deferred revenues	1,033	1,144

Total current liabilities	1,760	2,082
Deferred income taxes	751	634

Total liabilities	2,511	2,716
Stockholders’ equity:
Retained earnings	13,004	14,889

Total stockholders’ equity	13,004	14,889

Total liabilities and stockholders’ equity	$15,515	$17,605

See accompanying notes to unaudited condensed combined financial statements.

THE INTERNET.COM BUSINESS

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008
Revenues	$8,368	$11,389	$21,243

Cost of revenues	4,851	5,760	10,874
Advertising, promotion and selling	2,378	3,032	5,944
General and administrative	2,740	1,951	3,817
Depreciation	170	261	476
Amortization	306	333	648

Total operating expenses	10,445	11,337	21,759

Operating income (loss)	(2,077)	52	(516)
Other loss, net	—	(18)	(66)

Income (loss) before income taxes	(2,077)	34	(582)
Provision (benefit) for income taxes	121	(172)	304

Net income (loss)	$(2,198)	$206	$(886)

See accompanying notes to unaudited condensed combined financial statements.

THE INTERNET.COM BUSINESS

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Year Ended December 31, 2008
Cash flows from operating activities:
Net income (loss)	$(2,198)	$206	$(886)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	476	594	1,124
Provision (benefit) for losses on accounts receivable	55	(51)	241
Deferred income taxes	751	143	286
Changes in operating assets and liabilities (net of business acquired):
Accounts receivable	2,114	559	(118)
Prepaid expenses and other assets	(116)	(141)	40
Accounts payable and accrued expenses and other liabilities	(212)	347	(606)
Deferred revenues	(111)	(160)	106

Net cash provided by operating activities	759	1,497	187

Cash flows from investing activities:
Purchases of property and equipment and other	(189)	(395)	(780)

Net cash used in investing activities	(189)	(395)	(780)
Cash flows from financing activities:
Transfers (to) from affiliates	(570)	(1,102)	593

Net cash provided by (used in) financing activities	(570)	(1,102)	593

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Supplemental disclosures of cash flow:
Cash paid for income taxes	$—	$—	$—

See accompanying notes to unaudited condensed combined financial statements.

The Internet.com Business

Notes to Unaudited Condensed Combined Financial Statements

1. THE COMPANY

The Internet.com business is a global provider of original information for information technology (“IT”) and business professionals. The Internet.com business includes the online network for IT and business professionals and for developers. The Internet.com business also includes a specialized career Web site for the technology community, which can be found on JustTechJobs.com.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The Internet.com business is a collection of business assets owned by WebMediaBrands Inc. and includes operations from certain domestic and foreign entities. Included herein are the unaudited condensed combined balance sheets, unaudited condensed combined statements of operations and unaudited condensed combined statements of cash flows of these entities. All intercompany balances and transactions have been eliminated in the condensed combined financial statements. These statements have been prepared by WebMediaBrands without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position and results of operations for all periods presented have been made. The financial statements have been prepared using the historical basis for the assets and liabilities and historical results of operations related to the Internet.com business. The Internet.com business had no cash as of the periods presented, as no specific cash accounts were designated for the Internet.com business by WebMediaBrands. All of the Internet.com business’s liabilities have been paid by WebMediaBrands. Similarly, all of the Internet.com business’s receivables have been collected by WebMediaBrands.

These unaudited condensed consolidated financial statements of the Internet.com business should be read in conjunction with WebMediaBrands’s consolidated financial statements and notes thereto included in the annual report on Form 10-K for the year ended December 31, 2008 and the quarterly report on Form 10-Q for the quarterly period ended June 30, 2009. The results from operations for the six months ended June 30, 2009 and 2008 are not necessarily indicative of the operating results for the respective full years.

Revenue recognition.

Advertising revenues. Advertising revenue is recognized ratably in the period in which the advertising is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. The Internet.com business typically sells its advertising based on the delivery of a minimum number of advertising impressions, or the number of times that an advertisement is viewed by users of the Internet.com business’s Web sites and related media properties or based on the delivery of a minimum number of leads.

E-commerce revenues. The Internet.com business’s e-commerce agreements and offerings generally provide for a fixed fee for advertising on its Web sites. The Internet.com business recognizes revenue from the fixed advertising fees ratably in the period the advertising is displayed provided that no significant company obligations remain and collection of the remaining receivable is probable. Revenues from these agreements are recognized in the period in which they are earned.

Online job boards. The Internet.com business generates fees charged for online job postings on its specialized career Web site for the technology community, JustTechJobs.com. Revenue is recognized ratably in the period in which the job postings are displayed.

Paid subscription revenues. Paid subscription services relate to customer subscriptions to paid e-mail newsletters and services, TheCounter.com, The Guestbook.com, and DevXPremierClub, which are sold through our networks and through affiliate relationships. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees that has not yet been recognized as revenue.

Permission based opt-in e-mail list rental revenues. Permission based opt-in e-mail list revenue relates to customer subscriptions to opt-in e-mail lists. Revenue is recorded on a per use basis for the rental of the Internet.com business’s list names. Revenue from permission based opt-in list rentals is recognized at the time of the use by the renter.

Licensing revenues. Licensing agreements vary with the Internet.com business generating fixed fees, royalties or both for access to editorial content and brands produced by the Internet.com business. Such amounts are recognized as revenue in the period earned.

Use of estimates in the financial statements. The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the Internet.com business’s condensed consolidated financial statements. Actual results could differ from those estimates.

Concentration of credit risk. Financial instruments that potentially subject the Internet.com business to concentration of credit risk consist primarily of accounts receivable. For the six months ended June 30, 2009, two customers accounted for more than 10% of revenues and for the year ended December 31, 2008, four customers accounted for more than 10% of revenues.

Financial instruments. The carrying amounts of financial instruments such as accounts receivable and accounts payable approximate their fair values due to their short-term maturities.

Foreign currency transactions. The Internet.com business enters into limited transactions that are denominated in currencies other than its functional currency (foreign currencies), primarily euros and British pounds. Some of these transactions result in foreign currency denominated assets and liabilities that are revalued periodically. Upon revaluation, transaction gains and losses are generated, which the Internet.com business reports as exchange gains and losses in other income (loss), net in the consolidated statements of operations in the periods in which the exchange rates fluctuate.

Property and equipment. Depreciation of computer equipment and software is provided for by the straight-line method over estimated useful lives of three years. Depreciation of furniture, fixtures and equipment is provided for by the straight-line method over estimated useful lives ranging from five to ten years. Leasehold improvements are amortized over the shorter of their useful lives or the lease term. Amortization of leasehold improvements is included in depreciation expense.

Goodwill and other intangible assets. In accordance with Statement of Financial Accounting Standards FAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill and other intangible assets with indefinite useful lives are no longer amortized but are reviewed periodically for impairment.

The provisions of SFAS No. 142 require that an intangible asset that is not subject to amortization be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Internet.com business evaluates goodwill on a separate reporting unit basis in the fourth quarter of each year. The provisions also require that a two-step test be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value, including goodwill. If the fair value exceeds the carrying value then goodwill is not impaired and no further testing is performed. If the carrying value of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the fair value of the reporting unit’s goodwill with the carrying amount of the goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of goodwill over the fair value of the goodwill. See note 4 for additional disclosure information.

The significant estimates and assumptions used by management in assessing the recoverability of goodwill and other intangible assets are estimated future cash flows, present value discount rate, and other factors. Any changes in these estimates or assumptions could result in an impairment charge. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s subjective judgment.

In addition to the testing above, which is done on an annual basis, management uses certain indicators to evaluate whether the carrying value of goodwill and other intangible assets may not be recoverable, including among others (i) current-period operating or cash flow declines combined with a history of operating or cash flow declines or a projection/forecast that demonstrates continuing declines in the cash flow of an entity or inability of an entity to improve its operations to forecasted levels and (ii) a significant adverse change in the business climate, whether structural or technological, that could affect the value of an entity.

SFAS No. 142 also requires that intangible assets with definite lives be amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Intangible assets with definite lives are amortized using the straight line method over their expected useful lives ranging from three to fifteen years.

Impairment of long-lived assets. Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is based on estimated fair values. Fair values have been determined based upon estimated future cash flows. Goodwill and certain other intangible assets are tested for impairment under SFAS No. 142 and all other long-lived assets are tested for impairment under SFAS No. 144.

Advertising and promotion expense. The Internet.com business expenses advertising and promotion costs as incurred. Advertising and promotion expense was $148,000, $101,000, and $375,000 for the six months ended June 30, 2009 and 2008, and the year ended December 31, 2008, respectively.

Income taxes. The taxable results of the Internet.com business are included in the consolidated U.S. federal and various state, local and foreign income tax returns of WebMediaBrands. The Internet.com business’s provision for income taxes has been calculated on a separate company basis in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using presently enacted statutory tax rates. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date. SFAS No. 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The Internet.com business adopted FASB Interpretation (“FIN”) No. 48 “Accounting for Income Taxes—An interpretation of FASB Statement 109” on January 1, 2007 which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. Penalties and tax-related interest expense are reported as a component of income tax expense in the consolidated statements of operations.

Corporate allocation. Corporate services consisting of general and administrative services are provided from a centralized location by WebMediaBrands to its business units, including the Internet.com business. Such costs are allocated to the applicable units based on revenue. Allocations might not be indicative of costs incurred if the Internet.com business was a stand-alone business. Therefore, the combined financial statements included herein might not necessarily be indicative of the financial position, results of operations and changes in cash flows of the Internet.com business to be expected in the future or what they would have been had the Internet.com business been a separate, stand-alone entity during the periods presented.

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	June 30, 2009	December 31, 2008
Computer equipment and software	$1,909	$1,740
Furniture, fixtures and equipment	106	106
Leasehold improvements	12	12

	2,027	1,858
Less: Accumulated depreciation	(1,259)	(1,089)

Property and equipment, net	$768	$769

4. INTANGIBLE ASSETS AND GOODWILL

Amortized intangible assets. The following table sets forth the intangible assets that are subject to amortization, including the related accumulated amortization (in thousands):

	June 30, 2009
	Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$1,084	$(929)	$155
Web site development costs	2,062	(1,814)	248
Trademarks	459	(300)	159

Total	$3,605	$(3,043)	$562

	December 31, 2008
	Cost	Accumulated Amortization	Net Carrying Value
Customer lists	$1,084	$(857)	$227
Web site development costs	2,369	(1,954)	415
Trademarks	439	(233)	206

Total	$3,892	$(3,044)	$848

Intangibles that are subject to amortization are amortized on a straight-line basis over their expected useful lives. Customer lists are amortized over periods ranging from three to eight years, Web site development costs are amortized over three or five years and trademarks are amortized over three years. Estimated amortization expense for intangible assets subject to amortization for the next five years, including the remainder of 2009, is expected to be as follows (in thousands):

Year Ending December 31:
2009	$107
2010	183
2011	131
2012	64
2013	22
Thereafter	55

$562

Unamortized intangible assets and goodwill. Goodwill is the excess of cost over the fair market value of tangible and other intangible net assets acquired. Goodwill and other indefinite-lived intangible assets are not amortized but tested for impairment annually or if certain circumstances indicate a possible impairment may exist in accordance with SFAS No. 142. The carrying amount of goodwill as of December 31, 2008 and June 30, 2009 was $9.7 million.

The following table sets forth the intangible assets that are not subject to amortization (in thousands):

	June 30, 2009	December 31, 2008
Domain names	$168	$168

5. INCOME TAXES

The Internet.com business accounts for income taxes under the asset and liability approach. Deferred income taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Internet.com business determines realization is not currently judged to be more likely than not.

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred income tax assets and liabilities consist of the following (in thousands):

	June 30, 2009	December 31, 2008
Deferred income tax assets:
Net operating losses	$3,387	$1,992
Amortization and impairment of intangible assets	9,560	10,180
Reserves recorded for financial reporting purposes	63	85
Stock-based compensation	166	166

Total deferred income tax assets	13,176	12,423
Less valuation allowance	(13,927)	(13,057)

Net deferred income tax liability	$(751)	$(634)

6. COMMITMENTS AND CONTINGENCIES

The Internet.com business has entered into one operating lease for its office facility in San Francisco, California. Under the lease agreement, the Internet.com business must pay a proportionate share of all operating costs for this premise.

Rent expense, including the Internet.com business’s share of the costs related to WebMediaBrands’s leased facilities in New York, New York and Darien, Connecticut, was $291,000, $282,000 and $536,000 for the six months ended June 30, 2009 and 2008 and for the year ended December 31, 2008, respectively.

Future annual minimum lease payments under the San Francisco, California operating lease are as follows (in thousands):

Years Ending December 31,	Operating Leases
2009	$90
2010	184
2011	189
2012	128
2013	—
Thereafter	—

Total minimum payments	$591

The Internet.com business is subject to other legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial statements of the Internet.com business.

7. SUBSEQUENT EVENT

On August 7, 2009, WebMediaBrands entered into an asset purchase agreement with QuinStreet Inc., a California corporation, pursuant to which QuinStreet will purchase assets and assume liabilities related to the Internet.com business. If the sale is completed, WebMediaBrands will receive cash consideration of $18,000,000, subject to a post-closing working capital adjustment, $16,000,000 of which QuinStreet must pay at the closing and the remaining $2,000,000 of which QuinStreet must pay on the first anniversary of the closing. QuinStreet may withhold and deduct from the $2,000,000 anniversary payment any sum that WebMediaBrands owes QuinStreet under the indemnification and working capital adjustment provisions of the asset purchase agreement. The transaction is not subject to a financing condition. The consummation of the transaction is subject to approval by WebMediaBrands’s stockholders and other customary closing conditions.

PROPOSAL #2: PROPOSAL TO ADJOURN THE SPECIAL MEETING

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the Proposal to Sell the Business. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the Proposal to Adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the Proposal to Sell the Business requires, assuming a quorum is present, the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote and present at the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Proposal to Sell the Business. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the Proposal to Adjourn the Special Meeting may vote against the proposal, but under the General Corporation Law of the State of Delaware appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Vote Required to Approve the Proposal to Adjourn the Special Meeting

Approval of the Proposal to Adjourn the Special Meeting will require the affirmative vote of holders of a majority of WebMediaBrands’s outstanding shares of common stock entitled to vote and present at the special meeting.

Recommendation of Our Board of Directors

WebMediaBrands’s board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

Security Ownership of Directors, Named Executive Officers and all Directors and Executive Officers as a Group

The following table sets forth, as of October 30, 2009, information with respect to the outstanding shares of WebMediaBrands’s common stock, par value $.01 per share, beneficially owned by each director of WebMediaBrands, the chief executive officer (who is also a director), the chief financial officer and all persons then serving as directors and officers of WebMediaBrands as a group. The address of each individual beneficial owner listed in the following table is c/o WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Alan M. Meckler	15,573,130	(2)(3)	41.17%
William A. Shutzer	476,147	(4)	1.28%
Gilbert F. Bach	225,750	(5)	*	%
John R. Patrick	264,568	(6)	*	%
Michael J. Davies	142,193	(7)	*	%
Donald J. O’Neill	157,868	(8)	*	%
Christoper Cardell(9)	1,627,793	~~(10)~~	4.27%
All directors and executive officers as a group (six persons)(11)			43.64%

*	Less than 1%.

(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date (i) which such person has the right to acquire within 60 days after such date, (ii) over which such person has voting power or (iii) over which such person has investment power, including disposition power. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes 2,000,000 shares held in the Alan M. Meckler 2009 Grantor Retained Annuity Trust (the “GRAT”), a grantor retained annuity trust, 425,765 shares held by The Meckler Foundation, Inc., a non-profit charitable foundation founded by Mr. Meckler and for which he acts as president, 2,808,360 shares held by Mr. Meckler’s wife and 313,600 shares held in two trusts for the benefit of Mr. Meckler’s mother. Mr. Meckler exercises shared voting and investment control over all of these shares except the shares held by the GRAT, over which Mr. Meckler exercises investment control but not voting control.

(3)	Includes 897,693 shares issuable upon exercise of currently exercisable options.
(4)	Includes 137,750 shares issuable upon exercise of currently exercisable options.
(5)	Includes 148,750 shares issuable upon exercise of currently exercisable options.
(6)	Includes 184,568 shares issuable upon exercise of currently exercisable options.
(7)	Includes 157,868 shares issuable upon exercise of currently exercisable options.
(8)	Includes 136,693 shares issuable upon exercise of currently exercisable options.
(9)	Mr. Cardell resigned as a director and the president and chief operating officer of WebMediaBrands effective October 24, 2008.
(10)	Includes 1,175,904 shares issuable upon exercise of currently exercisable options.
(11)	Excludes Mr. Cardell, who resigned effective October 24, 2008.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of October 30, 2009, information with respect to the outstanding shares of WebMediaBrands’s common stock beneficially owned by each person (including any “group” as that term is used in section 13(d)(3) of the Exchange Act) who is known to WebMediaBrands to be the beneficial owner of more than 5% of any class of WebMediaBrands’s voting securities. Except as otherwise indicated, all shares are owned directly.

Name of Beneficial Owner	Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Alan M. Meckler 2008 Grantor Retained Annuity Trust	c/o Abramson Brothers 501 Fifth Avenue New York, New York 10017	2,000,000	(2)	5.42%

Burgundy Asset Management Ltd.	181 Bay Street, Suite 4510 Toronto, Ontario M5J 2T3	2,754,676	(3)	7.46%

Federated Investors, Inc.	Federated Investors Tower Pittsburgh, PA 15222-3779	2,296,016	(4)	6.22%

Royce & Associates, LLC	1414 Avenue of the Americas New York, NY 10019	2,056,509	(5)	5.57%

S Squared Technology, LLC	515 Madison Avenue New York, NY 10022	3,067,700	(6)	8.31%

(1)

For purposes of this table, a person is deemed to have “beneficial ownership” of any shares as of a given date (i) which such person has the right to acquire within 60 days after such date, (ii) over which such person has voting power or (iii) over which such person has investment power, including disposition power. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Based upon information set forth in a Scheduled 13D/A filed under the Exchange Act, dated February 23, 2009. Alan M. Meckler exercises investment, but not voting control over the trust. Alan B. Abramson exercises voting control over this trust as its voting trustee.

(3)

Based upon information set forth in a Schedule 13G filed under the Exchange Act, dated December 31, 2008, Burgundy Asset Management is a Canadian entity that is a registered investment advisor. The filing does not disclose any natural persons who control Burgundy.

(4)

Based upon information set forth in a Schedule 13G/A filed under the Exchange Act, dated December 31, 2008, Federated Investors, Inc. is the parent holding company of investment advisers to wholly owned subsidiary registered investment companies that, together with separate accounts they manage, own these shares. All of Federated Investors’ outstanding voting stock is held in the Voting Shares Irrevocable Trust. J. Christopher Donahue, as President of Federated Investors and a Trustee of the Trust, and John F. Donahue and Rhodora J. Donahue, as Trustees of the Trust, each share voting and dispositive power over these shares. All of them are U.S. citizens.

(5)

Based upon information set forth in a Schedule 13G/A filed under the Exchange Act, dated December 31, 2008, Royce & Associates is a New York limited liability company that is a registered investment advisor. The filing does not disclose any natural persons who control Royce.

(6)

Based upon information set forth in a Schedule 13G/A filed under the Exchange Act, dated December 31, 2008, Seymour L. Goldblatt (“SLG”) and Kenneth A. Goldblatt (“KAG”), both U.S. citizens, are control persons of S Squared Technology, LLC, a Delaware limited liability company (“SST”), and S Squared Technology Partners, L.P., a Delaware limited partnership (“SSTP”). SSTP directly beneficially holds 672,100 shares or 1.82% of the common stock of WebMediaBrands. SST and SSTP are registered investment advisers. SLG is the President of each of SST and SSTP and owns a majority of the interests in SST. KAG owns a majority of the interests in SSTP.

STOCKHOLDERS’ PROPOSALS

To be considered for inclusion in WebMediaBrands’s proxy statement relating to the annual meeting of stockholders to be held in 2010, the Corporate Secretary of WebMediaBrands must receive stockholder proposals no later than 120 days prior to May 7, 2010. To be considered for presentation at the annual meeting of stockholders to be held in 2010, although not included in the proxy statement relating to the annual meeting of stockholders to be held in 2010, proposals must be received no later than 45 days prior to May 7, 2010. All stockholder proposals should be sent to the attention of Corporate Secretary, WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854.

DELIVERY OF MATERIALS

The rules of the SEC allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. This combined mailing must be addressed to the security holders as a group. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if (i) it is believed that the stockholders are members of the same family, (ii) the stockholders are notified that householding is to be used and (iii) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact your broker, bank or other nominee directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, and instead want mailings made to each individual at the shared address, you must contact your broker, bank or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

If you would like an additional copy of this proxy statement or a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 31, 2009, or our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 12, 2009, we will send you one without charge. Please either send your request in writing to WebMediaBrands Inc., 50 Washington Street, 9th Floor, Norwalk, Connecticut 06854, Attention: Investor Relations, make your request by calling (203) 662-2800, or visit our web site at www.WebMediaBrands.com.

All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Alan M. Meckler

Chairman of the Board and Chief Executive Officer

Norwalk, Connecticut

November 2, 2009

Annex A

ASSET PURCHASE AGREEMENT

between

WEBMEDIABRANDS INC.

and

QUINSTREET, INC.

Dated as of

August 7, 2009

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

EXHIBIT A	Schedule of Exceptions
EXHIBIT B	Transition Services Agreement
EXHIBIT C	Bill of Sale
EXHIBIT D	Copyright Assignment Agreement
EXHIBIT E	Transferred Marks Assignment Agreement
EXHIBIT F	Domain Name Transfer Agreement
EXHIBIT G	Assumption Agreement
EXHIBIT H	Sample Calculation of Net Working Capital
EXHIBIT I	Noncompetition and Nonsolicitation Agreements
EXHIBIT J	Support Agreements
EXHIBIT K	Current Liabilities Being Assumed

-iv-

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 7 2009, by and between WebMediaBrands Inc. a Delaware corporation (“Seller”), and QuinStreet, Inc., a California corporation (“Purchaser” and, together with Seller, each a “Party” and, collectively, the “Parties”).

WHEREAS, among other businesses, Seller is engaged in the business of operating the Websites (collectively, the “Business”);

WHEREAS, concurrently with the execution of this Agreement, the Key Transferred Employees shall have accepted offers of employment with Purchaser effective on the Closing;

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of Seller have agreed to enter into Support Agreements in the forms attached hereto as EXHIBIT J, whereby such stockholders have agreed to vote their shares in favor of the Transactions; and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller all of the assets of Seller used primarily in connection with the Business (other than the Excluded Assets), in consideration for the payments from Purchaser and Purchaser’s assumption of certain liabilities of Seller related to the Business, each as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller and the Purchaser hereby agree as follows.

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement:

“Advertiser” means a Person who is a party to any Advertising Agreement.

“Advertising Agreements” means advertising contracts and insertion orders whereby advertisers or their agents purchase the right to place advertising on (or the right to receive leads generated from) one or more of the Websites.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Allocation Schedule” shall have the meaning as set forth in Section 7.5(c) of this Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, the Copyright Assignment Agreement, Transferred Marks Assignment Agreement, the Domain Name Transfer Agreement, the Assumption Agreement, the Noncompetition and Nonsolicitation Agreements, the Seller Closing Certificate and the Purchaser Closing Certificate.

“Anniversary Payment” shall have the meaning set forth in Section 3.2(a)(ii) of this Agreement.

“Assets” of any Person means all of such Person’s right, title and interest in and to all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including Contracts and Intellectual Property.

“Assets to Liabilities Ratio” shall mean, as of a particular date, the ratio in which the numerator is the sum of Purchaser’s unrestricted cash, cash equivalents and marketable securities plus trade accounts receivable less than 90 days from invoice date, and the denominator is the sum of Purchaser’s current liabilities, as determined pursuant to GAAP.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(c) of this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3 of this Agreement.

“Assumption of Liabilities” shall have the meaning set forth in Section 3.4(c) of this Agreement.

“Bill of Sale” shall have the meaning set forth in Section 3.3(b) of this Agreement.

“Breach” of a representation, warranty, covenant, obligation or other provision means there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Business” shall have the meaning set forth in the Preamble to this Agreement.

“Business Assets” means all Assets of Seller or any Affiliate of Seller, other than the Excluded Assets, used (or held for use) primarily in connection with the Business.

“Business Contracts” means all Contracts of Seller or any Affiliate of Seller used primarily in connection with or primarily related to the Business by which the Business Assets (other than the Excluded Assets) or the Assumed Liabilities are bound or affected in any material respect including, without limitation, all Advertising Agreements, Client Agreements, Subscription Agreements, Media Buying Agreements, customer agreements, partner agreements, insertion orders, license agreements and hosting agreements.

“Business Database” means any Database primarily related to or maintained primarily by or for the Business as presently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or a scheduled holiday of the Federal Reserve Bank of New York.

“Business Employee” means any current employee of Seller who provided services in connection with the operation of the Business.

“Business Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or in the last six years has been maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Business Employee or former Business Employee, or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation with respect to the Business, except such definition shall not include any Employee Agreement.

“Business Governmental Authorizations” shall have the meaning set forth in Section 4.14(a).

“Business IP” shall mean all Intellectual Property Rights owned (whether exclusively, jointly with another Person, or otherwise) by Seller, which are used primarily in the operation of the Business as currently conducted or currently contemplated to be conducted, including all Intellectual Property Rights in or pertaining to the Business Products and all Business Website Content owned by Seller.

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“Business IP Contract” shall mean any Business Contract to which Seller is a party or by which Seller is bound, which contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that relates to any Business IP.

“Business Privacy Policy” means each privacy policy of Seller relating to the Business in effect at any time within the two-year period preceding the Closing Date, including any policy relating to (i) the privacy of users of the Business Products or other users of the Business or of any of the Websites or (ii) the collection, storage, disclosure and transfer of any User Data or Personal Data.

“Business Product” shall mean any product or service that is (i) marketed, distributed, licensed or sold by or on behalf of Seller primarily in connection with the Business as presently conducted or (ii) currently under development by or on behalf of Seller and intended by Seller to be marketed, distributed, licensed or sold by or on behalf of Seller in connection with the Business as presently conducted or presently intended to be conducted in the future.

“Business Records” means Seller’s accounting, business, customer, advertiser, financial and Tax records to the extent that they exist and primarily relate to the Business Assets or the Business, other than Excluded Assets, for the four years immediately preceding the Closing.

“Business Software” shall have the meaning set forth in Section 4.10(l) of this Agreement.

“Business Tangible Property” means all furniture, fixtures, improvements, equipment, computers, computer hardware (including computer servers), computer software, office equipment and apparatuses, tools, machinery and other tangible property of every kind (wherever located, whether or not carried on the Business Records and whether or not leased), other than office supplies and tangible property which individually or in the aggregate have de minimis value, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, in each case that relate primarily to the Business, the Business Assets, the Business Contracts or the Assumed Liabilities or that are primarily used by Transferred Employees in the Ordinary Course of Business, and that are not otherwise listed as Excluded Assets.

“Business Trademarks” shall have the meaning set forth in Section 4.10(h)(ii) of this Agreement.

“Business Website Content” means all content on the Websites (whether placed thereon by Seller, users or other third parties).

“Cash” means cash and cash equivalents (including marketable securities and short term investments).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Challenged IO” shall have the meaning set forth in Section 6.8 of this Agreement.

“Client Agreement” means any Contract or license (written or oral) between a Person and Seller pursuant to which such Person obtains Business Products from Seller.

“Clients” means a Person who is a party to any Client Agreement, including Persons who participate in the Guaranteed-Effective Marketing Solutions (GEMS) program.

“Closing” shall have the meaning set forth in Section 3.1 of this Agreement.

“Closing Date” means the date of the Closing.

3

“Closing Net Working Capital” shall have the meaning set forth in Section 3.5(a) of this Agreement.

“Closing Payment” shall have the meaning set forth in Section 3.2(a)(i) of this Agreement.

“Closing Statement” shall have the meaning set forth in Section 3.5(a) of this Agreement.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.5(a) of this Agreement.

“Contract” means any legally binding agreement, written commitment, arrangement, lease, license, understanding or contract.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Copyright Assignment Agreement” shall have the meaning set forth in Section 3.3(c) of this Agreement.

“Copyrights” means all works of authorship, and all copyrights therein.

“Current Assets” means the current assets primarily associated with the Business, as determined pursuant to GAAP, as applied on a consistent basis, and as calculated pursuant to the methodology set forth in EXHIBIT H.

“Current Liabilities” means the current liabilities primarily associated with the Business, as determined pursuant to GAAP, as applied on a consistent basis, and as calculated pursuant to the methodology set forth in EXHIBIT H.

“Databases” means all proprietary databases and other data sets and compilations, whether written, electronic or in another form, and all documentation relating to the foregoing, including manuals, memoranda and records.

“Debt” shall mean, as of a particular date, the aggregate amount of all outstanding indebtedness of Purchaser, excluding current liabilities incurred in the ordinary course of business.

“Deductible” shall have the meaning set forth in Section 9.4(b)(ii) of this Agreement.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Domain Name Transfer Agreement” shall have the meaning set forth in Section 3.3(e) of this Agreement.

“EBITDA” shall mean with respect to any fiscal period an amount equal to the sum of Purchaser’s earnings before depreciation, amortization, non-cash stock compensation, net interest and taxes, but excluding one-time acquisition costs related to the Financial Accounting Standards Board Statement No. 141(R), measured on a trailing four fiscal quarter basis.

4

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Seller or any ERISA Affiliate and any Business Employee.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, lease, license, option, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature or similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4 of this Agreement.

“Final Net Working Capital” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Financial Statements” shall have the meaning set forth in Section 4.4(b) of this Agreement.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time as consistently applied.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body with applicable jurisdiction.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” includes: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so called “superfund” or “superlien” law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the respective regulations promulgated thereunder) or (d) any other substance or material (regardless of physical form) or form of energy that, due to its hazardous characteristics, is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health or the environment.

5

“Indemnification Claim Dispute” shall have the meaning set forth in Section 9.5(c) of this Agreement.

“Indemnification Claim Notice” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller pursuant to Section 9.2 and Purchaser pursuant to Section 9.3, as the case may be.

“Intellectual Property” shall mean and include all algorithms, application programming interfaces, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, lists, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) Patents, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) Software; (c) Copyrights; (d) Trade Secrets; (e) Trademarks; (f) Databases; (g) Internet Properties; (h) publicity rights; and (i) moral rights; including in each case of (a) through (i) any registrations of, applications to register, and renewals and extensions, continuations, continuations-in-part, counterparts, divisions, or reissues of, and applications for, any of the foregoing with or by any governmental authority in any jurisdiction.

“Internet Properties” means all rights to Uniform Resource Locators and domain names.

“IRS” means the United States Internal Revenue Service.

“Key Transferred Employees” shall mean the five Business Employees identified on Section 1.1 of the Schedule of Exceptions.

“Knowledge of Seller” or similar terms used in this Agreement means any fact, matter or circumstance of which Alan Meckler, Don O’Neill, Mitch Eisenberg, Scott Bialous or Tom Kitt had actual knowledge after due inquiry.

“Leased Real Property” means the real property leased by Seller as tenant and used exclusively in the operation of the Business, together with, to the extent leased by Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or Governmental Order and those arising under any Contract, arrangement, commitment or undertaking.

6

“Loss” shall have the meaning set forth in Section 9.2 of this Agreement.

“Material Adverse Effect” means any circumstance, change, event, development or effect that is, individually or in the aggregate, material and adverse to (i) the Business, the Business Assets, or the Business’ liabilities, operations or financial performance or (ii) the ability of Seller to consummate the Transactions (other than Purchaser’s ability to obtain financing for the Transactions); provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes after the date hereof in any applicable Legal Requirement or in GAAP, (c) changes resulting from the announcement or pendency of this Agreement or the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors or employees, (d) acts of war, armed hostilities, sabotage or terrorism occurring after the date of this Agreement, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) acts of God such as lightning, earthquakes, floods, storms, hurricanes, freezes, cyclones, tidal waves, tornadoes, unusual weather conditions, epidemics, or plagues, (f) any failure by Seller to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date hereof; provided, however, that the exceptions in this clause (f) shall not apply to facts and circumstances underlying any such failure, (g) any action by Purchaser or any of its Affiliates or the omission of an action that was required to be taken by Purchaser or any of its Affiliates, (h) changes after the date hereof in the industry in which the Business is operated or (i) any action taken by Seller or its Affiliates at the request or with the consent of Purchaser (but only if with respect to the foregoing effects in (a), (b), (d), (e) or (h), the Business is not disproportionately affected thereby relative to other Persons in the industry in which the Company and its Subsidiaries are engaged). For the avoidance of doubt, any material adverse effect solely and exclusively on any business or division of Seller other than the Business shall not be taken into account in determining whether a Material Adverse Effect exists. Purchaser bears the burden of proof that any circumstance, change, event, development or effect is, individually or in the aggregate, material and adverse to (i) the Business, the Business Assets, or the Business’ liabilities, operations or financial performance or (ii) the ability of Seller to consummate the Transactions. Seller bears the burden of proof that any exception to the definition of Material Adverse Effect applies.

“Media Buying Agreements” means advertising contracts and insertion orders whereby the Business purchases the right to place advertising on (or the right to receive leads generated from) one or more third-party websites.

“Net Working Capital” means the amount of the Current Assets as of the Closing Date less the Current Liabilities as of the Closing Date, each as adjusted pursuant to the terms set forth on EXHIBIT H. Net Working Capital as of May 31, 2009 is calculated as set forth in EXHIBIT H attached hereto, and the parties hereto agree that any determination of Net Working Capital shall be made in a manner consistent with EXHIBIT H, including with consistent classifications, judgments, calculations and estimation methodologies as those used in the preparation of EXHIBIT H.

“Noncompetition and Nonsolicitation Agreements” shall have the meaning set forth in Section 3.3(j) of this Agreement.

“Offer Recipient” shall have the meaning set forth in Section 6.13(a) of this Agreement.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

7

“Ordinary Course of Business” means, with respect to the operation by Seller of the Business, the operation thereof in the ordinary course of business consistent with prior practices with respect to the operation thereof.

“Organizational Documents” means, with respect to a particular Person, the limited liability company agreement, limited partnership agreement, partnership agreement, certificate of formation, certificate of incorporation, bylaws or any other similar organizational document of such Person.

“Patents” means all patents and patent applications.

“Party” and “Parties” shall have the meanings set forth in the Preamble to this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are (i) not yet due and payable or (ii) being contested by appropriate proceedings in good faith, in the case of clause (ii), for which an appropriate reserve has been established on Seller’s Financial Statements in accordance with GAAP, (b) statutory Encumbrances of landlords, lessors, carriers, warehousemen, mechanics and materialmen and other similar statutory Encumbrances imposed by Legal Requirements, in each case that are arising in the Ordinary Course of Business, that are not material individually or in the aggregate to Seller and, secure obligations not more than 60 days past due, (c) Encumbrances created by this Agreement or any of the Ancillary Agreements, or in connection with the Transactions, or by the actions of Purchaser and (d) Encumbrances set forth in Section 1.1 of the Schedule of Exceptions.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Proposed Allocation Schedule” shall have the meaning as set forth in Section 7.5(a) of this Agreement.

“Proxy Statement” shall mean a definitive form proxy statement relating to Seller Stockholders’ Meeting to be held in connection with the Sale.

“Purchase Price” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Closing Certificate” shall have the meaning set forth in Section 3.4(h) of this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.2 of this Agreement.

“Registered IP” shall mean (a) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all registered Patents, registered Copyrights and registered Trademarks, (b) all Internet Properties and (c) all applications for any of the foregoing.

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“Registered Business IP” shall mean all Business IP that is Registered IP.

Each of the following shall be deemed to be a “Related Party”: (a) Alan Meckler, Don O’Neill, Mitch Eisenberg, Tom Kitt and each individual who is a director of Seller or any of its Affiliates; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; (c) any Entity in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling voting interest; and (d) each Business Employee.

“Remaining IO” shall have the meaning set forth in Section 6.8 of this Agreement.

“Representative” of a Person means such Person’s members, directors, controlling Persons, officers, employees, agents, partners and advisors (including attorneys, accountants, consultants, bankers, financial advisors and prospective sources of financing for the Transactions), as applicable.

“Review Period” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Sale” means the sale by Seller of the Business Assets to Purchaser pursuant to this Agreement.

“Schedule of Exceptions” means the Schedule of Exceptions attached hereto as EXHIBIT A, dated as of the date hereof and as amended or supplemented by Seller pursuant to the terms hereof, delivered by Seller to Purchaser in connection with this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Board Recommendation” means the recommendation of Seller’s board of directors that the stockholders of Seller approve the Sale.

“Seller Closing Certificate” shall have the meaning set forth in Section 3.3(g) of this Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 9.3 of this Agreement.

“Seller’s Organizational Documents” shall have the meaning set forth in Section 2.2(e) of this Agreement.

“Seller SEC Documents” means (i) Seller’s Annual Reports on Form 10-K for the 2007 and 2008 fiscal years, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in fiscal year 2007 and 2008 and for the first fiscal quarter of the 2009 fiscal year of Seller, (iii) all proxy statements relating to Seller’s meetings of stockholders (whether annual or special) held since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of fiscal year 2007, and (v) all other forms, reports, registration statements, financial statements and other documents filed or submitted by Seller with or to the SEC since the beginning of fiscal year 2007.

“Seller Stockholder Approval” shall mean the affirmative vote of the holders of at least a majority of the votes of the outstanding shares of Seller’s equity stock entitled to vote thereon to approve the Sale.

“Seller Stockholders’ Meeting” shall have the meaning set forth in Section 6.6(b)(i) of this Agreement.

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“Settlement Accountant” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Software” means all computer software and firmware, including data files, source code, object code and software-related specifications and documentation.

“Specified Representations” shall have the meaning set forth in Section 9.1 of this Agreement.

“Statement of Objections” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Straddle Period” shall have the meaning set forth in Section 7.2 of this Agreement.

“Subscriber” means a Person who has registered on the Websites or who has the right to use the services provided by the Business pursuant to a Subscription Agreement.

“Subscription Agreement” means any Contract or license between a Subscriber and Seller pursuant to which the Subscriber uses the services provided by the Business.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.

“Superior Proposal” means a bona fide, written Takeover Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party (i) on terms which Seller’s board of directors determines in good faith (after receiving advice of its legal advisors and independent financial advisors) to be more favorable to Seller’s stockholders from a financial point of view than the transactions provided for in this Agreement, taking into account at the time of determination any binding, written offer by Purchaser to amend the terms and conditions of this Agreement, the ability of the Person making such Takeover Proposal to consummate the transactions contemplated by such Takeover Proposal and all legal, financial (including any financing contingency and commitment letters related thereto) and regulatory aspects of such Takeover Proposal and (ii) which, in the good faith, reasonable judgment of Seller’s board of directors, is reasonably likely to be consummated within a reasonable time; provided, however, for purposes of this definition, the term Takeover Proposal shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Takeover Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire (a) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of any of the Business Assets or any of the other Assets of Seller that constitute 25% or more of the consolidated revenues, net income or Assets of Seller and its Subsidiaries or (b) 25% or more of any class of equity securities of Seller or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of Assets, tender offer, exchange offer or similar transaction with respect to either Seller or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, that, if consummated, would result in such Third Party or another Third Party acquiring beneficial ownership of Assets that constitute 25% or more of the consolidated revenues, net income or Assets of Seller and its Subsidiaries, or 25% or more of the equity interest in either Seller or any of its Subsidiaries.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), and any penalties and interest with respect thereto.

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“Tax Period” means any period prescribed by any taxing or Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments thereto.

“Termination Fee” means $720,000.

“Third Party” means any Person or group other than a Party hereto.

“Third Party Claim” shall have the meaning set forth in Section 9.6 of this Agreement.

“Trademarks” means all registered and common law trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, trademark and service mark registrations and applications, and the goodwill associated therewith.

“Trade Secrets” means all trade secrets, business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.

“Transaction Expenses” means all of the reasonable, actual and documented out-of-pocket fees and expenses incurred on or prior to the termination of this Agreement in connection with the Transactions; provided, that in no event shall the Purchaser’s Transaction Expenses exceed $180,000 in the aggregate for purposes of reimbursement by Seller under Section 10.3 hereof.

“Transaction Taxes” shall have the meaning set forth in Section 7.1 of this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Sale.

“Transition Services Agreement” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Transferred Trademark Assignment Agreement” shall have the meaning set forth in Section 3.3(d) of this Agreement.

“Transferred Employee” shall have the meaning set forth in Section 6.13(a) of this Agreement.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 4.6 of this Agreement.

“URL” means a uniform resource locator.

“User Data” means any Personal Data or other data or information collected by or on behalf of Seller from users of the Business Products or of any Website.

“WARN Act” shall have the meaning set forth in the Section 4.16(h) of this Agreement.

“Websites” means the Internet Properties identified in Section 2.1(a) of the Schedule of Exceptions.

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1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) when a reference is made in this Agreement to Seller having delivered a document to the Purchaser, such reference shall include Seller having included such document on the virtual data site created for purposes of the Transactions; and

(g) references to a Person are also to its successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE OF BUSINESS ASSETS

2.1 Transfer of Business Assets. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell to Purchaser, and Purchaser shall acquire from Seller, all of Seller’s right, title and interest in, to and under the Business Assets, free and clear of any Encumbrances other than Permitted Encumbrances. Such Business Assets shall include all of Seller’s properties, goodwill and assets of every kind, nature and description, existing on the Closing Date (including Assets acquired after the date hereof) and used primarily in connection with the Business, whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, wherever located and whether or not reflected on Seller’s books and records, in each case other than the Excluded Assets. Without limiting the generality of the foregoing, the Business Assets shall include all of Seller’s right, title and interest in and to the following property, but shall exclude the Excluded Assets:

(a) all domain names used primarily in connection with the Business (including all of the Websites listed in Section 2.1(a) of the Schedule of Exceptions);

(b) all Current Assets excluding cash and cash equivalents;

(c) subject to Section 6.7(b) and (c), all of Seller’s rights under all Business Contracts identified in Section 2.1(c) of the Schedule of Exceptions (the “Assumed Contracts”);

(d) all Business IP used primarily in connection with the Business, including all goodwill of the Business appurtenant thereto;

(e) all Business Databases and all other customer and advertiser lists showing all customers and advertisers for the two years prior to the Closing and any information that exists related to the following: customer or advertiser contract amounts, pricing (CPM or price per lead, as applicable), contact information for the signatory of the contract, a summary of the relevant business terms, and name and contact information of the agency if Seller’s relationship with the customer or advertiser was via an agency;

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(f) all Client and Subscriber lists;

(g) all Business Tangible Property, including any tangible property set forth in Section 2.1(g) of the Schedule of Exceptions;

(h) the Leased Real Property, including prepaid rents, deposits and income related thereto;

(i) all transferable telephone exchange numbers used primarily in connection with the Business;

(j) to the extent transferable under applicable Legal Requirements, all Business Governmental Authorizations;

(k) originals or copies of all Business Records (other than Seller’s Organizational Documents);

(l) to the extent transferable, all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment related primarily to the Business, the Business Assets or the Assumed Liabilities, including (i) rights under or pursuant to all warranties, representations and guarantees made by suppliers or service providers in connection with the Business, the Business Assets or the Assumed Liabilities, (ii) proceeds from insurance policies that relate primarily to the Business, the Business Assets or the Assumed Liabilities and (iii) for the breach, infringement or misappropriation, as the case may be, of any of the foregoing;

(m) all of Seller’s rights, if any, related to the Business under noncompetition, nonsolicitation, assignment of intellectual property and inventions, and similar agreements between Seller and the Business Employees or former Business Employees; and

(n) without limiting the foregoing, all of the assets listed in Section 2.1(n) of the Schedule of Exceptions.

2.2 Excluded Assets. The Business Assets do not include the Assets of Seller listed or described in this Section 2.2 (all Assets not being acquired by Purchaser are herein referred to as the “Excluded Assets”):

(a) any Assets of Seller that are not primarily used in the Business;

(b) all Cash, bank deposits and bank accounts of Seller whether related to the Business or otherwise;

(c) any rights to receive refunds with respect to (i) any and all Taxes of Seller related to the Business paid on or prior to the Closing Date, and (ii) any and all Taxes of Seller not related to the Business paid at any time, in each case including any interest received with respect thereto;

(d) all rights of Seller arising under this Agreement and any Ancillary Agreement;

(e) Seller’s corporate seal, minute book, charter documents, stock certificates, stock records and other Organizational Documents (together, the “Seller’s Organizational Documents”);

(f) all personnel records and other records that Seller is required by applicable Legal Requirements to retain in its possession or is not permitted under applicable Legal Requirements to provide to Purchaser; provided, that Seller shall provide copies of any portions of such retained information that relate to either (i) the Business or (ii) the Business Assets, except to the extent prohibited by applicable Legal Requirements;

(g) all claims, demands, deposits, refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to any Excluded Assets or the Excluded Liabilities;

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(h) any capital stock of Seller;

(i) all equity interests Seller holds in any other Person, including any of Seller’s Subsidiaries; and

(j) any assets set forth in Section 2.2(j) of the Schedule of Exceptions.

2.3 Assumption of Liabilities. At the Closing, Purchaser shall assume, and Purchaser shall hereafter pay, perform, satisfy and discharge when due, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller under the Assumed Contracts (including Assumed Contracts subject to Sections 6.7(b) or (c) below), but only to the extent such liabilities and obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by Seller of any provision of any of such Assumed Contracts, and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Assumed Contracts;

(b) all Liabilities for Taxes relating to or arising out of the Business Assets or the operation of the Business after the Closing Date except for such Taxes that are the responsibility of Seller pursuant to Article VII;

(c) the Current Liabilities of Seller identified on EXHIBIT K;

(d) to the extent expressly provided for under the Transition Services Agreement, all Liabilities arising out of or relating to the Business or Business Assets incurred after the Closing Date; and

(e) the Liabilities set forth on Section 2.3(e) of the Schedule of Exceptions.

2.4 Excluded Liabilities. Seller shall retain and shall hereafter pay, perform, satisfy and discharge when due, all Liabilities other than Assumed Liabilities, including, without limitation, the following Liabilities (the “Excluded Liabilities”):

(a) all Liabilities relating to or arising out of the Excluded Assets;

(b) all Liabilities arising out of any transaction or obligation incurred by Seller on or after the Closing Date, except for Liabilities arising out of or related to the Business or Business Assets to the extent expressly provided for under the Transition Services Agreement;

(c) all Liabilities for or in connection with any dividends, distributions or redemptions with respect to any security of Seller or its Affiliates;

(d) any expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the Ancillary Agreements and the consummation of the Transactions, except as provided in Section 11.13;

(e) all Liabilities for Taxes relating to or arising out of the Business Assets or the operation of the Business prior to the Closing Date except for such Taxes that are the responsibility of Purchaser pursuant to Article VII;

(f) any Liability of Seller to any Business Employee or former Business Employee of Seller under or with respect to any Employee Agreement or Business Employee Plan, including for severance pay and accrued vacation payments due to termination of employment by Seller on or prior to the Closing Date;

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(g) any Liability of Seller to any Affiliate of Seller; and

(h) any other Liability that is not referred to specifically in Section 2.3.

ARTICLE III

CLOSING; CONSIDERATION

3.1 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Business Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, a Professional Corporation, San Francisco, California at 10:00 a.m. California time on (a) the second Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII or (b) at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree.

3.2 Consideration. The aggregate consideration for the sale and transfer of the Business Assets shall be:

(a) $18,000,000 (the “Purchase Price”), as such Purchase Price may be adjusted pursuant to Section 3.5 and Article IX below, payable as follow:

(i) on the Closing Date, Purchaser shall pay to Seller an amount in cash equal to $16,000,000 (the “Closing Payment”); and

(ii) on the first anniversary of the Closing Date, Purchaser shall pay to Seller an amount in cash equal to $2,000,000 (the “Anniversary Payment”), subject to adjustment pursuant to Section 3.5 and Article IX below; and

(b) the assumption by Purchaser of the Assumed Liabilities.

All payments of the Purchase Price shall be made by wire transfer or as otherwise directed by Seller in writing when due pursuant to the terms of this Agreement.

3.3 Seller’s Deliveries. On the Closing Date, Seller shall deliver to Purchaser:

(a) the Transition Services Agreement in substantially the form attached hereto as EXHIBIT B (the “Transition Services Agreement”), executed by an authorized officer of Seller;

(b) a Bill of Sale and Assignment in substantially the form attached hereto as EXHIBIT C (the “Bill of Sale”), executed by an authorized officer of Seller;

(c) a Copyright Assignment Agreement in substantially the form attached hereto as EXHIBIT D transferring all of the Copyrights primarily related to the Business and comprised in the Business IP to Purchaser (the “Copyright Assignment Agreement”), executed by an authorized officer of Seller;

(d) a Trademark Assignment Agreement in substantially the form attached hereto as EXHIBIT E transferring all of the Trademarks primarily related to the Business and comprised in the Business IP to Purchaser (the “Transferred Marks Assignment Agreement”, executed by an authorized officer of Seller);

(e) a Domain Name Transfer Agreement in substantially the form attached hereto as EXHIBIT F transferring all of the Websites to Purchaser (the “Domain Name Transfer Agreement”), executed by an authorized officer of Seller;

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(f) a docket report prepared by Seller’s counsel in the ordinary course based on a review of the information and files provided by Seller that identifies and describes each action, filing and payment that must be taken or made on or before the date that is 90 days after the Closing Date in order to maintain each item of Registered Business IP in full force and effect;

(g) a certificate (the “Seller Closing Certificate”) executed by the Chief Executive Officer of Seller certifying that the conditions specified in Sections 8.1(a), 8.3(b), 8.3(c), 8.3(d) and 8.3(e) have been fulfilled;

(h) a certificate of a Secretary, Assistant Secretary or other similar officer of Seller certifying as to (i) the resolutions of the board of directors of Seller approving and authorizing this Agreement, the Ancillary Agreements to which Seller is a party and the Transactions and (ii) the requisite approval and authorization of this Agreement and the Transactions by the stockholders of Seller;

(i) a good standing certificate of Seller issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(j) executed noncompetition and nonsolicitation agreements in the forms attached hereto as EXHIBIT I (together, the “Noncompetition and Nonsolicitation Agreements”); and

(k) a completed and executed certificate of evidence of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2).

3.4 Purchaser’s Deliveries. On the Closing Date, Purchaser shall deliver:

(a) to Seller, the Closing Payment, as identified in Section 3.2;

(b) the Transition Services Agreement in substantially the form attached hereto as EXHIBIT B, executed by an authorized officer of Purchaser;

(c) an executed instrument of assumption of liabilities with respect to the Assumed Liabilities substantially in the form of the Assumption of Liabilities attached hereto as EXHIBIT G (the “Assumption of Liabilities”);

(d) a Copyright Assignment Agreement in substantially the form attached hereto as EXHIBIT D, executed by an authorized officer of Purchaser;

(e) a Transferred Marks Assignment Agreement in substantially the form attached hereto as EXHIBIT E, executed by an authorized officer of Purchaser;

(f) a Domain Name Transfer Agreement in substantially the form attached hereto as EXHIBIT F, executed by an authorized officer of Purchaser;

(g) Noncompetition and Nonsolicitation Agreements in substantially the forms attached hereto as EXHIBIT I, executed by an authorized officer of Purchaser;

(h) a certificate (the “Purchaser Closing Certificate”) executed by an authorized officer of the Purchaser certifying that the conditions specified in Sections 8.2(b) and 8.2(c) have been fulfilled;

(i) a certificate, in form and substance reasonably satisfactory to Seller, of a Secretary, Assistant Secretary or other similar officer of Purchaser certifying as to the resolutions of the board of directors of Purchaser approving and authorizing this Agreement, the Ancillary Agreements to which Purchaser is a party and the Transactions; and

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(j) a good standing certificate of Purchaser issued by the Secretary of State of the State of California, dated as of a recent date.

3.5 Purchase Price Adjustment.

(a) Post-Closing Statements. As promptly as practicable, but no later than 120 days after the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Closing Statement”) setting forth Seller’s final determination of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”). The Closing Statement shall be prepared in accordance with the definition of Net Working Capital and shall be accompanied by appropriate information and documentation in reasonable detail supporting Seller’s calculation.

(b) Upon receipt of the Closing Statement, Purchaser shall have 30 days (the “Review Period”) to review such Closing Statement and the related computation of Net Working Capital. To the extent reasonably necessary in connection with Purchaser’s review of the Closing Statement, Seller shall give Purchaser and its Representatives reasonable access to the personnel, books, records and other materials of the Business (including work papers prepared by Seller or its accountants); provided, however, that any such access shall be conducted during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of its business. In connection with Purchaser’s review of the Closing Statement, Seller and Purchaser shall review all accounts receivable which remain uncollected as of such date and mutually, reasonably agree which remains collectible. Determination of collectibility will be based on information Seller and Purchaser deem relevant, including past time period to collect, financial wherewithal and any notices from the respective customers. Only the accounts receivable mutually agreed to be collectible will be included in the calculation of Final Net Working Capital and accounts deemed uncollectible shall be deemed Excluded Assets and shall be assets of Seller. If Purchaser has accepted the Closing Statement in writing or has not given written notice to Seller setting forth in reasonable detail any objection of Purchaser to such Closing Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the determination of Closing Net Working Capital set forth in such Closing Statement shall be deemed to be the amount of Closing Net Working Capital that is final and binding upon the parties for purposes of this Agreement (the “Final Net Working Capital”). In the event that Purchaser delivers a Statement of Objections during the Review Period, Purchaser and Seller shall use their commercially reasonable efforts to agree on the Final Net Working Capital within 30 days following the receipt by Seller of the Statement of Objections. If the Parties are unable to reach an agreement as to such amounts within such 30 day period, then the matter shall be submitted to Ernst & Young or, to the extent such firm is unwilling to accept such engagement, an independent accounting firm of national reputation mutually acceptable to the Parties (such accountant, the “Settlement Accountant”), who, acting as an expert and not as an arbitrator, shall resolve the matters still in dispute and adjust the Closing Statement to reflect such resolution and establish the Final Net Working Capital. The Settlement Accountant shall make such determination within 45 days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Purchaser and Seller.

(c) In the event any dispute is submitted to the Settlement Accountant for resolution as provided in Section 3.5(b), the fees, charges and expenses of the Settlement Accountant shall be borne (i) exclusively by Seller if the Final Net Working Capital is less than the Closing Net Working Capital, (ii) exclusively by the Purchaser if the Final Net Working Capital exceeds the Closing Net Working Capital and (iii) fifty percent (50%) by each of Seller and Purchaser if Final Net Working Capital equals the Closing Net Working Capital.

(d) Following the determination of the Final Net Working Capital:

(i) if the Final Net Working Capital is greater than $2,973,000.00, Purchaser shall promptly pay Seller the difference;

(ii) if the Final Net Working Capital is equal to $2,973,000.00, the Anniversary Payment shall not be adjusted;

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(iii) if the Final Net Working Capital is less than $2,973,000.00 but equal to or greater than $2,673,000.00, the Anniversary Payment shall be reduced by an amount equal to the sum of $2,973,000.00 minus the Final Net Working Capital; and

(iv) if the Final Net Working Capital is less than $2,673,000.00, then (x) the Anniversary Payment shall be reduced by $300,000.00, and (y) Seller shall promptly pay Purchaser an amount equal to the sum of $2,673,000.00 minus the Final Net Working Capital.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as specifically set forth in the Schedule of Exceptions, Seller hereby represents and warrants to Purchaser that the statements contained in this Article IV are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article IV are made for the purpose of allocating contractual risk between the parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.

4.1 Due Organization; Power; No Subsidiaries; Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate or lease the Business Assets. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business as presently conducted by it, except where the failure to be so qualified does not constitute a Material Adverse Effect. Except as set forth in Section 4.1 of the Schedule of Exceptions, no Subsidiary of Seller or any other Entity in which Seller holds an interest owns any of the Business Assets. Neither Seller nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Seller or the winding up or cessation of Seller’s business or affairs.

4.2 Due Authorization. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or is to become a party, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller other than the Seller Stockholder Approval. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is to become a party and to perform its obligations hereunder and thereunder. Seller has obtained the unanimous approval of its board of directors for the approval of this Agreement, the Ancillary Agreements and the Transactions prior to the execution of this Agreement. This Agreement has been, and each of the Ancillary Agreements to which Seller is or is to become a party, when executed and assuming due authorization, execution and delivery by Purchaser and each other party hereto or thereto other than Seller, will be, duly executed and delivered by Seller and constitute valid and legally binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally (other than claims brought by Alan Meckler), and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.3 No Conflict; Third Party Consents. Except as set forth in Section 4.3 of the Schedule of Exceptions and assuming that the Seller Stockholder Approval is obtained, the execution and delivery of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which Seller is a party will not, and the consummation of the Transactions will not (a) violate or conflict with the provisions of Seller’s certificate of incorporation or bylaws, (b) result in the imposition of any Encumbrance (other than the rights of Purchaser

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hereunder) upon any of the Business Assets, cause the acceleration, cancellation or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a material benefit under, any Contract to which Seller is a party or by which Seller or the Business Assets are bound or (c) result in a material breach or violation by Seller of any of the terms, conditions or provisions of any Legal Requirement, Governmental Authorization or Governmental Order. Except as set forth in Section 4.3 of the Schedule of Exceptions and except for the Seller Stockholder Approval, Seller is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Seller of this Agreement or any of the Ancillary Agreements to which Seller is or is to become a party or the consummation of the Transactions.

4.4 Financial Statements.

(a) Seller has made available (including via EDGAR) to Purchaser true and complete copies of the Seller SEC Documents filed with the SEC by Seller on or prior to the Closing Date, and Seller shall make available (including via EDGAR) to Purchaser true and complete copies of any Seller SEC Documents filed with the SEC by Seller after the date hereof and prior to the Closing Date. As of their respective filing dates, (i) the Seller SEC Documents complied or will comply, as applicable, in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) none of the Seller SEC Documents contained or will contain, as applicable, any untrue statement of a material fact related to the Business or the Business Assets, or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary to make the statements made therein related to the Business or the Business Assets, in the light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Seller SEC Document.

(b) Section 4.4(b) of the Schedule of Exceptions sets forth the following financial statements of the Business: (i) the unaudited balance sheet of the Business as of December 31, 2008 and the related statements of income for the year then ended; and (ii) the unaudited balance sheet of the Business as of June 30, 2009 and the related statements of income for the six months then ended (together, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as otherwise stated in such Financial Statements) and fairly present in all material respects the consolidated financial condition and the results of operations of the Business as at the respective dates thereof and for the periods indicated therein.

(c) Seller has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that all material information relating to Seller, including its consolidated Subsidiaries, required to be disclosed by Seller in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and all such information is accumulated and communicated to Seller’s management, including its principal executive and principal financial officers, and to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Seller required under the Exchange Act with respect to such reports. Seller has disclosed, based on its most recent evaluation prior to the date hereof, to Seller’s outside auditors and the audit committee of Seller’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) that are reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal control over financial reporting.

(d) Seller’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance regarding the reliability of Seller’s financial reporting and financial statements, and include policies and procedures (i) providing reasonable assurance that (A) transactions are

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recorded as necessary to permit preparation of financial statements in accordance with GAAP and (B) receipts and expenditures are in accordance with the authorization of Seller’s management and directors and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller’s assets that could have a material effect on Seller’s financial statements. Except as set forth on Section 4.4(d) of the Schedule of Exceptions, no significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2008 with respect to the Business or Business Assets, nor has any such deficiency or weakness been identified between that date and the date of this Agreement with respect to the Business or Business Assets.

4.5 Absence of Changes. From June 30, 2009 through the date hereof, (i) each of Seller and its Subsidiaries has, in all material respects, conducted the Business in the Ordinary Course of Business; (ii) there has not occurred any change, event or condition that is a Material Adverse Effect or would reasonably be expected to result in a Material Adverse Effect and (iii) Seller has not taken any of the actions that Seller has agreed not to take from the date hereof through the Closing Date pursuant to Section 6.2 of this Agreement.

4.6 No Undisclosed Liabilities. Neither Seller nor any of its Subsidiaries has any Liabilities of any nature with respect to the Business (whether accrued, matured or unmatured, fixed or contingent or otherwise) other than (i) those set forth or accrued for in the consolidated balance sheet (and the related notes thereto) of Seller and its Subsidiaries as of June 30, 2009 included in the Financial Statements (the “Unaudited Interim Balance Sheet”), (ii) those incurred in the Ordinary Course of Business since June 30, 2009 that individually do not exceed $20,000 and in the aggregate do not exceed $100,000, (iii) those incurred in connection with the execution of this Agreement or (iv) those set forth in Section 4.6 of the Schedule of Exceptions.

4.7 Receivables; Major Customers.

(a) Section 4.7(a) of the Schedule of Exceptions provides, in all material respects, an accurate and complete list of all accounts receivable and other receivables of Seller relating to the Business as of June 30, 2009, together with a range of days elapsed since invoice.

(b) All existing accounts receivable of Seller (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected): (i) represent valid obligations of customers of Seller arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are, to the Knowledge of Seller, collectible (without any counterclaim or setoff).

(c) Section 4.7(c) of the Schedule of Exceptions accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Business that accounted for (i) more than $50,000 of the gross revenues of Seller in 2008, or (ii) more than $25,000 of Seller’s gross revenues from January 1, 2009 through June 30, 2009. Seller has not received any written notice indicating that any customer required to be identified in Section 4.7(c) of the Schedule of Exceptions may cease dealing with Seller or may otherwise materially reduce the volume of business transacted by such Person with Seller below historical levels except in the Ordinary Course of Business.

4.8 Tangible Assets. Section 4.8 of the Schedule of Exceptions sets forth a list, as of the date of this Agreement, of each material item of Business Tangible Property. Seller has good, valid and marketable title to all such owned items of Business Tangible Property free of all Encumbrances other than Permitted Encumbrances or an enforceable right to use all leased items of Business Tangible Property. All such Business Tangible Property as it is operated on the date hereof: (i) is structurally sound, free of defects and deficiencies and in good condition and repair in all material respects (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is adequate for the uses to which it is being put. The Business Tangible Property is adequate for the conduct of the Business in the manner in which the Business is currently being conducted. All of the owned Business Tangible Property is owned by Seller free and clear of any Encumbrances, other than Permitted Encumbrances.

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4.9 Leasehold Property. Section 4.9 of the Schedule of Exceptions sets forth a true, correct and complete list and contains a description (including street address and use) of all of the Leased Real Property. Except as set forth on Section 4.9 of the Schedule of Exceptions, Seller has no material maintenance or capital improvement obligations on the Leased Real Property in an amount over $10,000. The agreements pertaining to Leased Real Property are in full force and effect and valid and enforceable in accordance with their terms. The Leased Real Property is not subject to or subordinate to any Encumbrance, other than Permitted Encumbrances and Encumbrances which encumber the respective landlords’ interest in the Leased Real Property. Seller enjoys peaceful and undisturbed possession of such premises. The Leased Real Property is in a condition suitable for return to the lessor under the terms of the applicable agreement without payment of any penalty or forfeiture of a security deposit or any portion thereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice of lapse of time or both would become a default) under the respective leases of the Leased Real Property.

4.10 Intellectual Property; Privacy.

(a) Intentionally omitted.

(b) Registered IP. Section 4.10(b) of the Schedule of Exceptions accurately identifies: (i) each item of Registered Business IP; (ii) the jurisdiction in which each such item of Registered Business IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in each such item of Registered Business IP and the nature of such ownership interest. Section 4.10(b) of the Schedule of Exceptions also accurately identifies, with respect to each Website, the registrar for the domain name of such Website.

(c) Inbound Licenses. Section 4.10(c) of the Schedule of Exceptions accurately identifies: (i) each Business IP Contract pursuant to which any Intellectual Property Right is licensed, sold, assigned, or otherwise conveyed or provided (including in the form of a covenant not to assert) by any Person to Seller (other than (A) agreements between Seller and its employees or freelancers and (B) any non-customized Software that (1) is so licensed, sold, assigned, or otherwise conveyed or provided solely in executable or object code form pursuant to a non-exclusive, internal use software license, and (2) is generally available on standard terms and has been licensed by Seller for less than $5,000 for internal-use in the Business); and (ii) whether the licenses or rights granted to Seller in each such Business IP Contract are exclusive or non-exclusive.

(d) Outbound Licenses. Section 4.10(d) of the Schedule of Exceptions accurately identifies (i) each Business IP Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP (other than (A) the end user terms and conditions of use of the Websites, (B) any Business IP Contract that has expired or terminated and under which the benefit of any right or interest (including in the form of a covenant not to assert) granted in that Business IP Contract with respect to any Business IP does not continue to inure to any Person and (C) any Business IP Contract that grants non-exclusive, limited and restricted use of Business IP, is granted in the Ordinary Course of Business and does not materially limit or restrict the ability of Seller to use, exploit, assert, or enforce any Business IP anywhere in the world); and (ii) whether the licenses or rights granted under each such Business IP Contract are exclusive or non-exclusive. Seller is not bound by, and no Business IP is subject to, any Business Contract containing any covenant or other provision that in any way materially limits or restricts the ability of Seller to use, exploit, assert, or enforce any Business IP anywhere in the world.

(e) Royalty Obligations. Section 4.10(e) of the Schedule of Exceptions contains a complete and accurate list of all royalties, fees, commissions, and other amounts payable by Seller to any other Person (other than sales commissions paid to employees according to Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Business Product or the use of any Business IP.

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(f) Standard Form IP Agreements. Seller has provided to the Purchaser a complete and accurate copy of Seller’s standard form of any Business IP Contract currently used by Seller or currently in effect, including Seller’s standard form of: (i) employee handbook; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; (iii) confidentiality or nondisclosure agreement; and (iv) end user terms and conditions of use of the Websites. Except as set forth in the Section 4.10(g)(iv) of the Schedule of Exceptions or as would not have a material and adverse effect on the Business, no Business IP Contract materially deviates from the corresponding standard form agreement provided to Purchaser in any of the following manners: (1) any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP that is materially broader in scope than as set forth in the corresponding standard form agreement; (2) any Person has granted an assignment of, or license, right or other interest to, any Intellectual Property or Intellectual Property Right that is materially narrower in scope than as set forth in the corresponding standard form agreement (excluding any Business IP Contract with any freelancer pursuant to which Seller is granted a shorter period of exclusive publication rights than as set forth in the corresponding standard form agreement provided to Purchaser); (3) Seller has undertaken any indemnification obligation that is materially broader in scope than as set forth in the corresponding standard form agreement; (4) any Person has undertaken any indemnification obligation that is materially narrower in scope than as set forth in the corresponding standard form agreement; or (5) any limitation of liability provision materially deviates from the corresponding standard form agreement.

(g) Ownership Free and Clear. Seller exclusively owns all right, title and interest to and in the Business IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Business IP Contracts identified in Section 4.10(d) of the Schedule of Exceptions or Permitted Encumbrances, or as set forth in Section 4.10(g) of the Schedule of Exceptions). Without limiting the generality of the foregoing:

(i) Employees and Contractors. Except as set forth in Section 4.10(g)(i)(i) of the Schedule of Exceptions, to the Knowledge of Seller, no current or former stockholder, officer, director or employee of Seller has any claim, right (whether or not currently exercisable) or interest to or in any Business IP or Business Product. To the Knowledge of Seller, no employee of the Business is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of Seller. Except as set forth in Section 4.10(g)(i)(ii) of the Schedule of Exceptions, to the Knowledge of Seller, each Person who is or was an employee or contractor of a third party who is or was involved in the creation or development of any Business Product or Business IP which has been assigned by such third party to Seller, has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Business Product or Business IP in relation to such third party (enabling such rights to be assigned from such third party to Seller) and confidentiality provisions protecting the Business IP.

(ii) Government Rights. To the Knowledge of Seller, no funding, facilities or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Business IP.

(iii) Protection of Proprietary Information. Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Business or any Business Product that Seller holds, or purports to hold, as a trade secret. Without limiting the generality of the foregoing, no portion of the source code for any Software owned by Seller and currently used by Seller in connection with the Business has been disclosed or licensed to any escrow agent or other Person.

(iv) Past IP Dispositions. Except as set forth in the Section 4.10(g)(iv) of the Schedule of Exceptions, in the two-year period immediately preceding the date hereof, Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person whereby such transfer would result in a Material Adverse Effect on the Business as presently conducted and that, absent such assignment or transfer, would constitute Business IP.

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(v) Standards Bodies. Seller is not and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates Seller to grant or offer to any other Person any license or right to any Business IP.

(vi) Sufficiency. Seller owns or otherwise has, and at the Closing Purchaser will have, by ownership or license, all Intellectual Property Rights needed to conduct the Business as currently conducted and currently planned to be conducted.

(h) Valid and Enforceable. All Business IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Business IP that is Registered IP.

(ii) Trademarks. Except as set forth in Section 4.10(h)(ii) of the Schedule of Exceptions, no trademark or trade name owned, used or applied for by Seller in connection with the Business (collectively, the “Business Trademarks”) conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person; provided, however, that the foregoing representation and warranty shall be deemed to be made to the Knowledge of Seller with respect to any such conflict or interference caused by the use by Seller of any Business Trademark on any Website in any jurisdiction in which (A) such Business Trademark also is not Registered Business IP and (B) such use is solely an incidental consequence of such Website being available on a worldwide basis (and not, for example, as a result of Seller intentionally targeting such Website or Business Trademark use to Persons in that jurisdiction). No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any Business Trademark.

(iii) Legal Requirements and Deadlines. Each item of Business IP that is Registered IP is and at all times has been in material compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Business IP in full force and effect have been made by the applicable deadline, except where such failure would not have a material and adverse effect on the Business. No application for a copyright or trademark registration or any other type of Registered IP filed by or on behalf of Seller in connection with the Business has been abandoned, allowed to lapse or rejected in the last two years, except where such failure would not have a material and adverse effect on the Business.

(iv) Interference Proceedings and Similar Claims. Except as set forth in Section 4.10(h)(iv) of the Schedule of Exceptions, no third party has challenged the scope, validity or enforceability of any Business IP in any Proceeding currently pending before the U.S. Patent and Trademark Office (or any foreign equivalent). To the Knowledge of Seller, there is no reasonable basis for a claim that any Business IP is invalid or unenforceable.

(i) Third-Party Infringement of Business IP. Except as set forth in Section 4.10(i) of the Schedule of Exceptions, to the Knowledge of Seller, no Person is currently infringing, misappropriating or otherwise violating any Business IP. Section 4.10(i) of the Schedule of Exceptions accurately identifies (and Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by Seller or any Representative of Seller in the past two years regarding any actual, alleged or suspected infringement or misappropriation of any Business IP (other than (i) any notice of infringement sent or otherwise delivered by Seller or any Representative of Seller under the Digital Millennium Copyright Act with respect to which the recipient has expeditiously removed or disabled access to the materials claimed to be infringing in such notice, (ii) cease and desist or other similar letters that were not material or that were otherwise resolved in the Ordinary Course of Business, where such resolution would not have a material and adverse effect on the Business), and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

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(j) Effects of This Transaction. Except as set forth in Section 4.10(j) of the Schedule of Exceptions, neither the execution, delivery or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Business IP, (ii) a breach of or default under any Business IP Contract, (iii) the release, disclosure, or delivery of any Business IP by or to any escrow agent or other Person, or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP.

(k) No Infringement of Third Party IP Rights. Except as set forth in Section 4.10(k) of the Schedule of Exceptions, in connection with the operation of the Business, including the making, using, selling, development, licensing and distribution of the Business Products by Seller, Seller has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition and no Business Product or Business Asset infringes, violates or makes unlawful use of any Intellectual Property Right of any other Person; provided, however, that the foregoing representation and warranty shall be deemed to be made to the Knowledge of Seller with respect to any such infringement, misappropriation or violation caused by the use by Seller of any Business Trademark on any Website in any jurisdiction in which (A) such Business Trademark also is not Registered Business IP and (B) such use is solely an incidental consequence of such Website being available on a worldwide basis (and not, for example, as a result of Seller intentionally targeting such Website or Business Trademark use to Persons in that jurisdiction). Except as set forth in Section 4.10(k) of the Schedule of Exceptions, to the Knowledge of Seller, there is no reasonable basis for a claim that Seller, through the operation of the Business or use of sale of any Business Product, has (i) engaged in unfair competition, (ii) has infringed or misappropriated any Intellectual Property Right of another Person. Except as set forth in Section 4.10(k) of the Schedule of Exceptions, to the Knowledge of Seller, there is no reasonable basis for a claim that any Business Product infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. Except as set forth in Section 4.10(k)(i) of the Schedule of Exceptions, no infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against Seller (or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller) with respect to such claim or Proceeding with respect to the Business, Business Assets or Business IP. Other than any notice of infringement received by Seller under the Digital Millennium Copyright Act with respect to which Seller has expeditiously removed or disabled access to the materials claimed to be infringing in such notice, or cease and desist or other similar letters from third parties that were not material or that were otherwise resolved in the Ordinary Course of Business, where such resolution would not have a material and adverse effect on the Business, Seller has not received, within the two-year period preceding the Closing Date (or, in the case of any allegation of Patent infringement, within the four-year period preceding the Closing Date), any notice (whether in writing, via electronic communication or otherwise) (a) alleging infringement, misappropriation, or violation by Seller, the Business or the Business Assets, any of its employees or agents, or any Business Product of any Intellectual Property Rights of another Person or (b) asserting that Seller must (or suggesting that Seller) obtain a license to any Intellectual Property Right of another Person.

(ii) Other Infringement Liability. Except as set forth in the Section 4.10(k)(ii) of the Schedule of Exceptions, Seller is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in Seller’s standard forms of Business IP Contracts) with respect to the Business.

(iii) Infringement Claims Affecting In-Licensed IP. Except as set forth in the Section 4.10(k)(iii) of the Schedule of Exceptions, to the Knowledge of Seller, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to Seller in connection with the Business is

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pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by Seller in connection with the operation of the Business, or (b) the design, development, marketing, distribution, provision, licensing or sale of any Business Product.

(l) Bugs. To the Knowledge of Seller, none of the Software used by Seller in connection with the Business at any time since January 1, 2008 (excluding any third-party software that is generally available on standard commercial terms and is licensed to Seller solely for internal use on a non-exclusive basis) (collectively, “Business Software”) either (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Business Software or any product or system containing or used in conjunction with such Business Software, or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Business Software.

(m) Harmful Code. To the Knowledge of Seller, no Business Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(n) Open Source. Section 4.10(n) of the Schedule of Exceptions accurately identifies and describes each item of Open Source Code that is contained in, distributed with, or used in the development of the Business Products or from which any part of any Business Product is derived. No Business Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Business Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Seller to use or distribute any Business Product.

(o) Privacy. Section 4.10(o) of the Schedule of Exceptions contains each Business Privacy Policy and identifies, with respect to each such Business Privacy Policy, the period of time during which such Business Privacy Policy was or has been in effect. Seller has complied at all times and in all material respects with all of the Business Privacy Policies and with all applicable United States Legal Requirements pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data. Seller has complied at all times and in all material respects with the “safe harbor” framework developed by the United States Department of Commerce in consultation with the European Commission regarding the European Commission’s Directive on Data Protection in connection with User Data (including the obtaining, storing, using or transmitting of User Data). To the Knowledge of Seller, Seller has complied with all other applicable foreign Legal Requirements pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data, except where such failure to comply would not have a material and adverse effect on the Business. Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions, nor Purchaser’s possession or use of User Data, will result in any violation of any Business Privacy Policy or any applicable Legal Requirement pertaining to privacy or User Data.

(p) “Black Hat” SEO. Except as set forth in the Section 4.10(p) of the Schedule of Exceptions, Seller has not engaged in any “black hat” techniques for search engine results optimization with respect to the Websites, meaning any of the following practices: (i) link farming, meaning using websites that Seller owns or controls to secure links to the Websites or sites that link to the Websites; (ii) cloaking, meaning deliberately showing different content to search engines and human users to influence Seller’s search ranking or the content displayed within search results; (iii) doorway pages (similar to cloaking), meaning having a webpage that ranks

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for a phrase where the end user is then re-directed to a substantially different webpage (provided, that this technique is not a 301 webpage re-direct); (iv) hidden text, meaning using text on a website that is not meant to be read, but is for search engines; (v) selling links or using disguised exchanges or otherwise accepting anything of value for a link from the Websites to another website; (vi) website tools spam, including, without limitation, offering a website hit counter with a link back to a Website or any other means of getting a link back from a site owner without the their explicit knowledge (e.g., a wordpress theme download with a hidden link); and (vii) purchasing paid links, including, without limitation, purchasing links through networks.

(q) PPC. Except for trademarks or terms confusingly similar to trademarks in the URLs included in the Business Assets or as set forth in Section 4.10(q) of the Schedule of Exceptions, in connection with the Business, Seller does not currently and has not in the past twelve months used trademarks or terms confusingly similar to trademarks in the URL of a landing page or in any advertising copy. Seller has delivered to Purchaser monthly reports that set forth each keyword that Seller has bid on during the period from August 1, 2008 through July 31, 2009.

(r) AdSense. To the Knowledge of Seller, in the two-year period preceding the Closing Date, Seller has not violated in any material respect the terms and conditions of Google’s AdSense program. Google has never terminated any of Seller’s AdSense accounts or prohibited Seller from establishing an AdSense account under any taxpayer identification number.

(s) Advertising, Affiliate and Publisher Accounts. Except as set forth in Section 4.10(s) of the Schedule of Exceptions, to the Knowledge of Seller, in the two-year period preceding the Closing Date, Seller has not: (i) violated in any material respect the terms and conditions of any advertising, affiliate and publisher accounts that Seller has maintained in connection with the Business or any of the Websites; (ii) had any such advertising, affiliate or publisher account suspended or terminated by the operator of such account; or (iii) been prohibited from establishing an advertising, affiliate or publisher account in connection with the Business or any of the Websites under any taxpayer identification number.

4.11 Contracts.

(a) Subject to the limitations in Section 4.11(a)(i) below, Section 4.11(a) of the Schedule of Exceptions identifies and provides an accurate and complete list of each Business Contract (other than agreements with freelance writers). Without limiting the foregoing, Section 4.11 of the Schedule of Exceptions lists the following Business Contracts:

(i) all Advertising Agreements currently in effect (it being understood and agreed that Section 4.11(a)(i) of the Schedule of Exceptions will only list (a) all Advertisers, including a specific list of all “e-commerce” advertisers, (b) all Advertising Agreements other than insertion orders and (c) all insertion orders for Seller’s top ten customers (based on insertion orders received during the six month period ended June 30, 2009) that, as of the date hereof, are unperformed);

(ii) all Media Buying Agreements currently in effect;

(iii) all Client Agreements currently in effect;

(iv) all Business Contracts with individuals who serve as independent contractors or consultants to the Business (or similar arrangements) that are cancelable only upon payment of penalties or additional fees or upon more than 30 days’ notice;

(v) all Business Contracts relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of $10,000;

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(vi) all Business Contracts that limit or purport to limit the ability of Seller to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor or (C) to develop, market or sell any product, technology or service to or for any other Person;

(vii) all Business Contracts that are leases for Leased Real Property;

(viii) all Business Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or employee commission plans;

(ix) all Business Contracts in which another Person is or was appointed as a distributor, reseller or sales representative with respect to, or otherwise is or was authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any services or products of the Business;

(x) all Business Contracts for partnerships or joint ventures;

(xi) all Employee Agreements;

(xii) all Business Contracts that (A) grant any Person other than Seller and its Affiliates any (1) exclusive license, supply or distribution rights or other exclusive rights, (2) “most favored nation” rights or (3) rights of first refusal, rights of first negotiation or similar rights with respect to any Business Product or Business IP or (B) contain any provision that requires the purchase of all or a given portion of the Business’s requirements from a given Third Party;

(xiii) all Business Contracts between Seller and its Affiliates; and

(xiv) each Business Contract the Breach of which would have a Material Adverse Effect.

(b) Seller has delivered, or in accordance with Section 6.8 shall deliver, to the Purchaser accurate and complete copies of all written Assumed Contracts, including all amendments thereto, and a written summary setting forth the terms and conditions of each oral Assumed Contract. Each Business Contract is valid, binding and enforceable against Seller and, to the Knowledge of Seller, the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Section 4.11(b) of the Schedule of Exceptions:

(i) Seller has not and, to the Knowledge of Seller, no other Person has violated or breached in any material respect, or declared or committed any material default under, any Business Contract currently in effect;

(ii) to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Business Contract, (B) give any Person the right to declare a default or exercise any remedy under any Business Contract, (C) give any Person the right to accelerate the maturity or performance of any Business Contract, or (D) except as set forth in Section 4.11(b)(ii) of the Schedule of Exceptions, give any Person the right to cancel, terminate or modify any material Business Contract;

(iii) Except as set forth in Section 4.11(b)(iii) of the Schedule of Exceptions, Seller has not received any written notice or other communication regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any Business Contract; and

(iv) Seller has not waived any of its material rights under any Business Contract.

(c) To the Knowledge of Seller, each Person against which Seller has or may acquire any rights under any Business Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to Seller.

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(d) In connection with the Business Assets or the Assumed Liabilities: (i) Seller has not guaranteed or otherwise agreed to cause, insure or become liable for, and Seller has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) Seller has not been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any option, stock appreciation right, phantom stock right, deferred compensation, or any other similar right or interest.

(e) Except as set forth in Section 4.11(e) of the Schedule of Exceptions, the Contracts identified in Section 4.11(a) of the Schedule of Exceptions collectively constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which it is currently being conducted in all material respects.

4.12 Liabilities; Major Suppliers.

(a) Section 4.12 of the Schedule of Exceptions: (i) provides an accurate and complete breakdown and aging of Seller’s accounts payable as of the date of the Unaudited Interim Balance Sheet with respect to the Business and (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by Seller as of the date of this Agreement.

(b) Section 4.12 of the Schedule of Exceptions accurately identifies, and provides an accurate and complete breakdown of the amounts paid to each supplier or other Person that received (i) more than $25,000 from Seller in connection with the Business in 2008 or (ii) more than $12,500 from Seller in connection with the Business during the period from January 1, 2009 through June 30, 2009.

4.13 Compliance With Legal Requirements. Except as set forth in Section 4.13 of the Schedule of Exceptions:

(a) Seller is, and at all times since January 1, 2007 has been, in compliance in all material respects with each applicable Legal Requirement to which the Business, any of the Business Assets or the Assumed Liabilities are subject;

(b) to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in a material violation by Seller of, or a material failure on the part of Seller to comply with, any applicable Legal Requirement to which the Business, any of the Business Assets or the Assumed Liabilities are subject; and

(c) Except as set forth in Section 4.13(c) of the Schedule of Exceptions, Seller has not received, at any time since January 1, 2007, any written notice or, to the Knowledge of Seller, any other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Legal Requirement to which the Business, any of the Business Assets or the Assumed Liabilities are subject, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.14 Governmental Authorizations.

(a) Seller holds all material Governmental Authorizations (the “Business Governmental Authorizations”) necessary to (i) enable Seller to conduct the Business in the manner in which the Business is currently being conducted, and (ii) permit Seller to own and use the Business Assets in the manner in which they are currently owned and used. Each of the Business Governmental Authorization is valid and in full force and effect.

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(b) Seller is and at all times has been in compliance in all material respects with all of the terms and requirements of each of the Business Governmental Authorizations.

(c) To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any of the Business Governmental Authorizations, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any of the Business Governmental Authorizations.

(d) Seller has not received, and, to the Knowledge of Seller, no employee of Seller has ever received, any written notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Business Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Business Governmental Authorization.

(e) To the Knowledge of Seller, all applications required to have been filed for the renewal of any of the Business Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Authority.

4.15 Tax Matters.

(a) Except as set forth in Section 4.15 of the Schedule of Exceptions, Seller has filed all Tax Returns required to be filed by it concerning or attributable to the Business, the Business Assets or the Assumed Liabilities, each such Tax Return with respect to the Business, the Business Assets or the Assumed Liabilities has been prepared in compliance with all material applicable Legal Requirements, and all such Tax Returns with respect to the Business, the Business Assets or the Assumed Liabilities, are true and accurate in all material respects.

(b) All Taxes concerning or attributable to the Business, the Business Assets or the Assumed Liabilities required to have been paid by Seller have been paid in full. Any Tax required to have been withheld from amounts owing to any employee or other Person or collected from any other Person by Seller with respect to the Business or the Business Assets has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(c) No examination or audit of any Tax Return of Seller concerning or attributable to the Business, the Business Assets or the Assumed Liabilities has ever been conducted.

(d) Seller has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract, and after the Closing Date Seller will not be bound by any such agreements or have any liability thereunder. Seller has no liability for Taxes of any other Entity as a result of being or having been, before the Closing Date, a member of an affiliated, consolidated, combined or unitary group (other than an affiliated group the common parent of which was Seller).

(e) No claim or other Proceeding is pending or has been threatened in writing against or with respect to Seller in respect of any Tax concerning or attributable to the Business, the Business Assets or the Assumed Liabilities. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) concerning or attributable to the Business, the Business Assets or the Assumed Liabilities with respect to any notice of deficiency or similar document received by Seller. There are no liens for Taxes on the assets of Seller (other than liens for Taxes not yet due and payable). Seller is not bound by any agreement or consent pursuant to former Section 341(f) of the Code.

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(f) Each plan document with respect to each Business Employee Plan in which any Transferred Employee participated, and Employee Agreement to which any Transferred Employee was a party, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, is, and has been since December 31, 2008, in compliance with Section 409A of the Code. Each Business Employee Plan in which any Transferred Employee participated, and Employee Agreement to which any Transferred Employee was a party, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has been since January 1, 2005, in operational compliance with Section 409A of the Code.

(g) Seller is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

4.16 Employee and Labor Matters.

(a) Section 4.16(a) of the Schedule of Exceptions accurately sets forth, with respect to each Business Employee (including any such Business Employee who is on a leave of absence or on layoff status): (i) the name and title of such employee; (ii) the aggregate dollar amount of the compensation (including wages, salary, commissions, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type, but excluding health and welfare benefits generally available to all of Seller’s employees) received by such employee from Seller with respect to services performed in 2008 and 2009; (iii) such employee’s annualized compensation as of the date of this Agreement and (iv) to the Knowledge of Seller, any Governmental Authorization that is held by such employee and that is necessary for the conduct of the Business.

(b) Except as set forth on Section 4.16(b) of the Schedule of Exceptions, the employment of each Business Employee is terminable by Seller at will. Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other similar materials relating to the employment of the Business Employees.

(c) To the Knowledge of Seller, no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person that would reasonably be expected to have a Material Adverse Effect on: (i) the performance by such employee of any of his duties or responsibilities as an employee of Seller; or (ii) the Business.

(d) Section 4.16(d) of the Schedule of Exceptions sets forth, with respect to each independent contractor of the Business and each independent contractor performing services indirectly for the Business through an intermediary (in each case, excluding freelance writers): (i) the name of such independent contractor; (ii) a brief description of such independent contractor’s duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Seller with respect to services performed in 2008 and 2009; (iv) the terms of compensation of such independent contractor; and (v) any Governmental Authorization that is held by such independent contractor and that is necessary for the conduct of the Business. Seller has no Knowledge that any current independent contractor of the Business intends to terminate providing services to Seller.

(e) In connection with the Business, Seller is not a party to or bound by, and Seller has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(f) With respect to the Business, during the two-year period preceding the Closing Date, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of the Business Employees. There is not now pending, and, to the Knowledge of Seller, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and, to the Knowledge of Seller, no condition or circumstance exists, that would reasonably be expected to give rise, directly or indirectly, to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no Proceedings, suits, claims, labor disputes or grievances pending or, to the

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Knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Business Employee or former Business Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(g) With respect to the Business, none of the current independent contractors of Seller, former independent contractors of Seller who have provided services to Seller in the past two years or any other individual or entity currently providing services indirectly for Seller through an intermediary (i) should be reclassified as an employee under applicable Legal Requirement or (ii) is eligible to participate in any Business Employee Plan.

(h) With respect to the Business, Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

4.17 Employee Benefit Plans and Compensation.

(a) Section 4.17(a) of the Schedule of Exceptions contains an accurate and complete list as of the date hereof of each Business Employee Plan and each Employee Agreement. Neither Seller nor any ERISA Affiliate intends or has committed to establish or enter into any new Business Employee Plan or Employee Agreement, or to modify any Business Employee Plan or Employee Agreement (except to conform any such Business Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).

(b) Seller has delivered to Purchaser correct and complete copies of each Employee Agreement, including all amendments thereto.

(c) Seller and each ERISA Affiliate has performed all material obligations required to be performed by it under each Business Employee Plan and is not in material default or violation of, and to Knowledge of Seller, there has been no default or violation by any other party to, the terms of any Business Employee Plan, and each Business Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.

(d) Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any: (i) “defined benefit plan” within the meaning of Section 414 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) any Business Employee Plan that is not subject to United States law or that is for the benefit of persons whose services to Seller are performed primarily outside of the United States.

(e) No Business Employee Plan provides (except at no cost to Seller or the Purchaser), or reflects or represents any liability of Seller to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Seller, Seller has never represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to Business Employees as a group), any former Business Employee or any other Person that such Business Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(f) Seller: (i) is, and at all times since January 1, 2004 has been, in material compliance in all respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Business Employees and former Business Employees, including the health care continuation requirements of COBRA, the requirements of the United States Family Medical Leave Act, the requirements of the Health Insurance Portability and Accountability Act of 1996 and any similar provisions of state or foreign law; (ii) has withheld and reported all amounts required by

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applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Business Employees and former Business Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees or former Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice). With respect to the Business Employees or former Business Employees, there are no pending or, to the Knowledge of Seller, threatened or reasonably anticipated claims or Proceedings against Seller under any worker’s compensation policy or long-term disability policy.

4.18 Environmental Matters. Seller is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to the Leased Real Property or any site used by the Business. Seller has never received any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or, to the Knowledge of Seller, threatened to commence any contribution action or other Proceeding against Seller in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and, to the Knowledge of Seller, no condition or circumstance exists, that would reasonably be expected to, directly or indirectly, give rise to, or result in Seller becoming subject to, any such Liability at or with respect to the Leased Real Property or any site used by the Business. Except for de minimis amounts of such cleaning and other materials as would normally be associated with operations like those conducted on the Leased Real Property or any site used by the Business (which materials were used in compliance with all Legal Requirements), Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully) at the Leased Real Property or any site used by the Business. To the Knowledge of Seller, Seller has never permitted any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of the Leased Real Property or any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Business; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property.

4.19 Insurance.

(a) Section 4.19 of the Schedule of Exceptions sets forth, with respect to each insurance policy covering the Business Assets or the Leased Real Property: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) a brief summary of the coverage provided by such policy; (iii) the annual premium payable with respect to such policy; and (iv) a description of any claims pending, and any claims that have been asserted in the past three years, with respect to such policy and that relate or related to any damage, destruction or loss of Business Assets in excess of $50,000.

(b) Each of the policies required to be identified in Section 4.19 of the Schedule of Exceptions is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of Seller, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full.

(c) Seller has not received: (i) any written notice or, to the Knowledge of Seller, any other communication regarding the actual or possible cancellation or invalidation of any of the policies required to be

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identified in Section 4.19 of the Schedule of Exceptions or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any written notice or, to the Knowledge of Seller, any other communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies required to be identified in Section 4.19 of the Schedule of Exceptions; or (iii) any indication that the issuer of any of the policies required to be identified in Section 4.19 of the Schedule of Exceptions may be unwilling or unable to perform any of its obligations thereunder.

4.20 Related Party Transactions. Except as disclosed in Section 4.20 of the Schedule of Exceptions, no Related Party has any direct or indirect interest of any nature in any of the Business Assets, Assumed Liabilities or other assets used in or otherwise relating to the Business. Except as disclosed in Section 4.20 of the Schedule of Exceptions, no Related Party has entered into, or has had any direct or indirect financial interest in, any Business Contract, the Business Assets or the Assumed Liabilities. To the Knowledge of Seller, no Related Party is competing, or has at any time since January 1, 2006 competed, directly or indirectly, with the Business or the Business Assets.

4.21 Proceedings; Orders.

(a) Except as set forth in Section 4.21(a) of the Schedule of Exceptions, there is no pending Proceeding, and to the Knowledge of Seller, no Person has threatened to commence any Proceeding: (i) that involves the Business Assets or the Assumed Liabilities (whether or not Seller is named as a party thereto); or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and to the Knowledge of Seller, no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise, directly or indirectly, to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth in Section 4.21(b) of the Schedule of Exceptions, (i) no Proceeding has been commenced by or against Seller related to the Business Assets or the Assumed Liabilities since January 1, 2007, and (ii) no Proceeding otherwise involving or relating to the Business Assets or the Assumed Liabilities has been pending or, to the Knowledge of Seller, threatened at any time since January 1, 2007.

(c) Except as set forth in Section 4.21(c) of the Schedule of Exceptions, there is no Governmental Order to which the Business Assets or the Assumed Liabilities is subject.

(d) Except as set forth in Section 4.21(d) of the Schedule of Exceptions, to the Knowledge of Seller, (i) no Business Employee is subject to any Governmental Order that prohibits such Business Employee from engaging in or continuing any conduct, activity or practice relating to the Business or the Business Assets and (ii) there is no proposed Governmental Order that, if issued or otherwise put into effect, would reasonably be expected to have an adverse effect on the Business Assets, the Business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof) or on the ability of Seller to comply with or perform any covenant or obligation under this Agreement or any Ancillary Agreement, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.22 Credit Card Charges. With respect to each Client, Seller has valid authorization to charge such Client’s credit card(s) and all credit card charges during the 12 month period ending on the Closing Date which were finally rejected, disputed or charged back by Clients represented less than 0.5% of Seller’s net revenue during such 12 month period.

4.23 Negative Reviews. Section 4.23 of the Schedule of Exceptions lists (i) to the Knowledge of Seller all complaints filed against Seller with the Better Business Bureau since January 1, 2008, and (ii) all other complaints received by Seller in writing from Clients, Publishers and Advertisers since January 1, 2008, other than those received by Seller in the Ordinary Course of Business.

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4.24 Title to Assets. Except as set forth in Section 4.24 of the Schedule of Exceptions, Seller owns all of the Business Assets free and clear of any Encumbrances other than Permitted Encumbrances.

4.25 Sufficiency of Assets. Except as set forth in Section 4.25 of the Schedule of Exceptions, the Business Assets, together with the assets or services to be provided or made available to Purchaser pursuant to the Transition Services Agreement, comprise all of the assets necessary for the conduct of the Business as it is being conducted as of the date hereof and as it will be conducted through the Closing and are sufficient for the Purchaser to conduct the Business as it is being conducted as of the date hereof from and after the Closing.

4.26 Opinion. Prior to the execution of this Agreement, Seller has received the opinion of Moelis & Company to the effect that as of the date set forth therein and based on and subject to the matters set forth therein, the Purchase Price is fair to Seller from a financial point of view, which opinion has not been withdrawn as of the date hereof.

4.27 Brokers. Except as set forth in Section 4.27 of the Schedule of Exceptions, Seller has not agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

The Purchaser hereby represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date.

5.1 Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.2 Due Authorization. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is or is to become a party, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is to become a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements to which the Purchaser is or is to become a party, when executed and assuming due authorization, execution and delivery by Seller and each other party hereto or thereto, will be, duly executed and delivered by Purchaser and constitute valid and legally binding obligations of Purchaser enforceable in accordance with their respective terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

5.3 No Conflict; Third Party Consents. The execution and delivery of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which Purchaser is a party will not, and the consummation of the Transactions will not (a) violate or conflict with the provisions of Purchaser’s articles of incorporation or bylaws, or (b) result in a material breach or violation by Purchaser of any of the terms, conditions or provisions of any applicable Legal Requirement, Governmental Authorization or Governmental Order. Purchaser is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Purchaser of this Agreement or any of the Ancillary Agreements to which Purchaser is or is to become a party or the consummation of the Transactions.

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5.4 Source of Funds. Purchaser has, and will have on the Closing Date, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions.

5.5 Brokers. The Purchaser has not agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, financial advisor’s fees or other similar commission or fee in connection with any of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Conduct of Business Prior to the Closing. Except as described in Section 6.1 of the Schedule of Exceptions, between the date hereof and the Closing, Seller agrees to operate the Business (except to the extent that Purchaser shall provide its prior written consent) in the Ordinary Course of Business in all material respects. Seller agrees to pay the debts and Taxes of the Business when due, to pay or perform other obligations of the Business when due (except for such debts, Taxes and obligations (i) not yet due and payable or (ii) being contested in good faith for which an appropriate reserve has been established on Seller’s Financial Statements in accordance with GAAP) and to use its commercially reasonable efforts to:

(a) keep available the services of the Business’ present officers and key employees;

(b) preserve the Business’ relationships with material customers, advertisers, suppliers, distributors, licensors, licensees and others having business dealings with it;

(c) keep the Business’ business and properties substantially intact, including its present operations, present facilities, working conditions and insurance policies;

(d) maintain all existing material customer, advertiser and affiliate relationships;

(e) comply in all material respects with the terms and conditions for Google’s AdSense and the terms and conditions of which the Seller has Knowledge of Google, Yahoo™ and/or MSN™ for web traffic;

(f) not materially amend the financial terms of any significant customer, advertiser or affiliate agreement or arrangement in a manner materially adverse to the Business;

(g) maintain purchasing volumes of its pay per click accounts with Google™ materially consistent with past practice including the keywords currently being purchased and not pause or suspend the activity in these accounts except in the Ordinary Course of Business;

(h) maintain the integrity of all Business Databases;

(i) maintain in good working condition, consistent with past practice and subject to normal wear and tear, all Business Tangible Property; and

(j) develop relationships with new advertisers at rates consistent with existing advertising rates, subject to changes in such rates as a result of market conditions, and provide services to those advertisers consistent with past practice in all material respects, subject to changes in such services as a result of market conditions.

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Seller agrees to promptly notify Purchaser of any material event or occurrence or emergency not in the Ordinary Course of Business and any other material event involving the Business. Seller will not cause or permit the Business to engage in any material practice, take any material action, or enter into any material transaction outside the Ordinary Course of Business.

6.2 Actions Requiring Consent. Between the date hereof and the earlier of the Closing Date or the termination of this Agreement, except (a) as required, permitted or otherwise contemplated by this Agreement, (b) as may be required by applicable Legal Requirements, (c) as set forth on Section 6.2 of the Schedule of Exceptions, or (d) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall not:

(a) incur any indebtedness for borrowed money in excess of $5,000 individually or $10,000 in the aggregate except for in the Ordinary Course of Business;

(b) incur or assume any Liability, except for Current Liabilities incurred in the Ordinary Course of Business;

(c) enter into any transaction or take any other action that would reasonably be expected to cause or constitute a material Breach of any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing;

(d) sell, lease or otherwise dispose of any material Business Asset other than in the Ordinary Course of Business;

(e) grant any Person any license, right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Business IP other than in the Ordinary Course of Business;

(f) grant or announce any increase in the salaries, bonuses or other benefits payable to any Offer Recipient or any other Business Employees who provides services primarily in connection with the operation of the Business, other than as required by applicable Legal Requirements, pursuant to any Plans or Business Contracts existing on the date hereof or other ordinary increases consistent with past practices;

(g) terminate any Offer Recipient or other Business Employees who provides services primarily in connection with the operation of the Business, other than for cause, or engage in the permanent closing of any Business office;

(h) settle or compromise any pending or threatened Proceeding that exceeds $20,000 individually or $20,000 in the aggregate;

(i) incur capital expenditures in excess of $20,000;

(j) make any changes to the registration of any owned URLs or the hosting of any owned URLs, except as may be required as part of an existing disaster recovery program;

(k) materially alter the search engine optimization strategy of the Internet Properties included in the Business Assets except as required by changes in search engine optimization procedures by search engine operators, in an attempt to improve results, or in the Ordinary Course of Business;

(l) make any material changes to the content or look or feel of any Websites;

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(m) make any material changes to the technology infrastructure or content management system;

(n) alter the commission structure of its advertising sales representatives in any material respect that would have the effect of reducing their incentive to sell advertising on the web properties included in the Business Assets; or

(o) agree to take any of the actions specified in Sections 6.2(a)-(n).

6.3 No Solicitation.

(a) Seller shall not, nor shall it permit or authorize any of its Subsidiaries or any of its Representatives to:

(i) solicit or initiate, or knowingly encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal;

(ii) participate in any discussions or negotiations regarding, or furnish to any Person any material, non-public information or data with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; or

(iii) enter into any agreement (other than a confidentiality agreement entered into in accordance with this Agreement) with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal.

Notwithstanding anything contained in this Section 6.3 or any other provision hereof to the contrary, Seller or its board of directors may (A) take and disclose to Seller’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M A promulgated under the Exchange Act or (B) make such disclosure to Seller’s stockholders as, in the good faith judgment of Seller’s board of directors, after receiving advice from outside counsel, is required under applicable law; provided, that Seller may not, except as permitted by Section 6.6(b)(ii), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the Transactions. Prior to the date the Seller Stockholder Approval is obtained, Seller may also: (x) furnish information concerning its business, properties or assets to any Person or group pursuant to a confidentiality agreement with terms and conditions no less favorable than those of the Confidentiality Agreement, provided that Seller shall promptly, and in any event by 5:00pm, San Francisco time, on the first Business Day after the day on which Seller became aware of the same, provide to the Purchaser any non-public information concerning Seller provided to any other Person or group which was not previously provided to Purchaser; and (y) negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if in the case of both (x) and (y) such Takeover Proposal was received in circumstances not involving a breach of this Section 6.3 and Seller’s board of directors determines in good faith after consultation with its legal and financial advisors that such Person or group has submitted a bona fide, written Takeover Proposal that is, or is reasonably likely to result in, a Superior Proposal.

(b) Except as expressly permitted by Section 6.3(e) or Section 6.6(b)(ii), Seller’s board of directors shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Purchaser) or publicly propose to withdraw (or amend or modify in a manner adverse to Purchaser), the Seller Board Recommendation, (B) recommend that its stockholders, adopt or approve, or propose publicly to recommend that its stockholders, adopt or approve, any Takeover Proposal or (C) fail to recommend against acceptance of any tender offer or exchange offer for Seller’s capital stock that constitutes a Takeover Proposal within ten Business Days after the commencement of such offer or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Seller to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (other than a confidentiality

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agreement referred to in Section 6.3(a)) (A) constituting or that could reasonably be expected to lead to any Takeover Proposal or (B) requiring Seller to abandon, terminate or fail to consummate the Transactions.

(c) Seller will promptly (and in any event by 5:00pm, San Francisco time, on the first Business Day after the day on which Seller became aware of the same) notify Purchaser of the existence of any proposal, discussion, negotiation or inquiry received by Seller with respect to any Takeover Proposal, and Seller will promptly (and in any event by 5:00pm, San Francisco time, on the first Business Day after the day on which Seller became aware of the same) communicate to Purchaser the material terms and conditions of any proposal, discussion, negotiation or inquiry which it receives and of any material modifications thereof, including the identity of the Person making such proposal, discussion, negotiation or inquiry and copies of all written documentation relating to such, or a summary of the principal terms to the extent that it is not made in writing. Seller will keep Purchaser reasonably informed of the status and details of any such Takeover Proposal. Purchaser acknowledges and agrees that all such information provided pursuant to this Section 6.3(c) shall be “Information” for purposes of the Confidentiality Agreement.

(d) Upon execution of this Agreement, Seller shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, if the Seller’s board of directors receives a Superior Proposal prior to the receipt of the Seller Stockholder Approval that was made in circumstances not involving a breach of Section 6.3, Seller’s board of directors (i) may withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation if the board of directors of Seller determines in good faith, based on such matters as it deems relevant following consultation with its financial advisors and its outside counsel, that the failure to take such action would be reasonably likely to constitute a breach by the board of directors of Seller of its fiduciary duties under Delaware law, and (ii) may, in response to such Superior Proposal and within 48 hours after the expiration of the three Business Day period described below, enter into a Contract with respect to such Superior Proposal if Seller is permitted to terminate this Agreement on such date pursuant to the terms of Section 10.1(g) and, concurrently with its entering into such Contract shall have terminated this Agreement pursuant to Section 10.1(g) but only after the third Business Day following Purchaser’s receipt of written notice from Seller advising Purchaser that the Seller’s board of directors is prepared to enter into a Contract with respect to such Superior Proposal (which notice shall include the most current versions of such Contract) and terminate this Agreement, if during such three Business Day period, Seller and its Representatives shall have provided Purchaser with a reasonable opportunity to provide to Seller a binding written offer by Purchaser to amend the terms and conditions of this Agreement, and shall have considered in good faith any such binding, written offer of Purchaser to amend the terms and conditions of this Agreement delivered by Purchaser to Seller.

6.4 Access to Information.

(a) From the date hereof until the Closing, upon reasonable notice Seller shall (i) permit Purchaser and its authorized Representatives to have reasonable access to the offices, properties and books and records of Seller related to the Business, (ii) furnish to the Representatives of Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as Purchaser may from time to time reasonably request and (iii) provide Purchaser with reasonable access to Scott Bialous, Gus Venditto and such other key Seller employees involved with the Business pursuant to a process, and at appropriate times, as may be mutually agreed to by Purchaser and Seller; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Legal Requirements, fiduciary duty or binding Contract entered into prior to the date hereof.

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(b) In order to facilitate the resolution of any claims made against or incurred by Seller with respect to the Business, for a period of three years after the Closing, Purchaser shall (i) retain the Business Records relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Business.

6.5 Confidentiality.

(a) Each of the Parties hereby agrees that this Agreement, the exhibits and schedules hereto, and any information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the letter agreement dated as of June 10, 2008 (the “Confidentiality Agreement”) between Seller and Purchaser. The Parties agree that the obligations of Purchaser under the Confidentiality Agreement shall terminate with respect to Information (as defined in the Confidentiality Agreement) relating exclusively to the Business as of the Closing; provided, however, that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms with respect to any Information not relating exclusively to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to Purchaser pursuant to Section 6.4(a) shall in any way amend or diminish Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that any Confidential Information (as such term is defined in the Confidentiality Agreement) provided to Purchaser pursuant to Section 6.4(a) or otherwise by Seller or any Representative thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

6.6 Seller Stockholder Approval.

(a) Proxy Statement.

(i) Subject to the reasonable cooperation of Purchaser, as promptly as reasonably practicable following the execution of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC. Seller shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between Seller or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. Seller shall (i) provide Purchaser and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, (ii) include in Seller’s response to such comments any input reasonably proposed by Purchaser and its counsel, and (iii) provide Purchaser and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. If at any time prior to the Seller Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, Seller shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Purchaser shall cooperate with Seller in the preparation of the Proxy Statement or any amendment or supplement thereto. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall include in such document any comments reasonably proposed by Purchaser and its counsel.

(ii) None of the information to be supplied by Seller or Purchaser for inclusion or incorporation by reference in (i) the Proxy Statement will, on the date the Proxy Statement is first mailed to Seller’s stockholders and at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light

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of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) Stockholder Meeting.

(i) As promptly as reasonably practicable following the execution of this Agreement, Seller shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Seller’s capital stock to vote on a proposal to adopt this Agreement (the “Seller Stockholders’ Meeting”). The Seller Stockholders’ Meeting shall be held (on a date selected by Seller in consultation with Purchaser) as promptly as practicable after the mailing of the Proxy Statement. Seller shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Seller Stockholders’ Meeting are solicited in compliance with applicable legal requirements. Subject to the provisions of Section 6.6(b)(ii), the Proxy Statement shall include the Seller Board Recommendation.

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Seller Stockholder Approval, Seller’s board of directors, or any committee thereof, may withdraw or modify, in a manner adverse to Purchaser, the Seller Board Recommendation if Seller’s board of directors determines in good faith (after receiving advice of outside counsel) that the failure to do so would reasonably likely constitute a breach by the Seller’s board of directors of its fiduciary duties to Seller’s stockholders under Delaware Law.

6.7 Regulatory and Other Approvals; Novations and Consents.

(a) Authorizations and Consents. As promptly as practicable after the date hereof, Seller and Purchaser shall make all necessary or advisable filings with Governmental Authorities, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Seller and Purchaser shall cooperate in good faith and use reasonable best efforts to furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with any such filing.

(b) Novation and Assignment of Contracts.

(i) Seller shall seek the transfer (by novation or assignment) of all Assumed Contracts from Seller to Purchaser, effective as of or as soon as reasonably practicable after the Closing Date. For each Assumed Contract, where consent of the other party or parties is required for assignment, Seller shall use commercially reasonable efforts to obtain the consent and approval of the other party or parties to that Assumed Contract to novate Seller’s obligations and rights to Purchaser, so that Purchaser is substituted for Seller under the Assumed Contract and Seller is relieved of all further Liabilities and rights. Failing approval for novation, Seller shall use commercially reasonable efforts to obtain all required consents and approvals for assignment of the Assumed Contract from Seller to Purchaser. Nothing in this Agreement shall be deemed to (x) require Seller to seek a novation or consent for assignment of a Contract which does not require such consent, or (y) constitute an assignment or novation of any Assumed Contract if the attempted assignment or novation thereof without consent of the other party thereto would constitute a breach thereof or would be ineffective with respect to any party to such Assumed Contract.

(ii) In the event any Assumed Contract cannot be transferred in accordance with Section 6.7(b)(i), then as of the Closing, this Agreement, to the extent permitted by applicable Legal Requirements and the terms of the Assumed Contract, shall constitute full and equitable assignment by Seller to Purchaser of all of Seller’s right, title and interest in and to, and assumption by Purchaser of all of Seller’s Liabilities (other than the Excluded Liabilities) under, such Assumed Contract, and Purchaser shall be deemed Seller’s agent for purpose of

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completing, fulfilling and discharging all of Seller’s liabilities thereunder. The Parties shall take all reasonably necessary steps and actions to provide Purchaser with the benefits of such Assumed Contract, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof.

(c) Alternative to Assignment. In the event Seller shall be unable to make the transfer of one or more Assumed Contracts as described in Section 6.7(b), or if such attempted assignment would give rise to any right of termination on the part of the other party to such Assumed Contract, or would otherwise adversely affect the rights of Purchaser under such Assumed Contract, or would not assign all of Seller’s rights thereunder at the Closing and provided Purchaser waives Section 8.3(e) (if applicable) with respect thereto, from and after the Closing, Seller and Purchaser shall continue to cooperate and use commercially reasonable efforts to obtain all consents and approvals required to provide Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use commercially reasonable efforts to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Assumed Contract to the extent related to the Business, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and (iii) enforce, at the request of and for the account of Purchaser, any rights of Seller arising from any such Assumed Contract against any third Person (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise), Purchaser shall perform on behalf of Seller and for the benefit of any third Person (including any Governmental Authority) the obligations of Seller thereunder or in connection therewith. The parties agree to the additional matters regarding assignment set forth on Section 6.7(c) of the Disclosure Schedule with respect to certain Assumed Contracts.

6.8 Notifications; Update of Schedule of Exceptions. Until the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice. Seller may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend the Schedule of Exceptions to add to Sections 2.1(c) and 4.11 of the Schedule of Exceptions any Business Contract entered into after the date of this Agreement, provided such Business Contract was entered into in accordance with Sections 6.1 or 6.2). In such event, each written notice provided by Seller to Purchaser pursuant to this Section 6.8 to add Business Contracts to Sections 2.1(c) and 4.11 of the Schedule of Exceptions shall be deemed (i) to have amended such sections of the Schedule of Exceptions as of the date of such notice, (ii) to have added an Assumed Contract and qualified the representations and warranties of Seller in Section 4.11 as of the date of such notice and (iii) to have cured any Breach that otherwise might have existed hereunder by reason of such development; provided, however, that no such supplements or amendments, individually or in the aggregate, shall indicate the occurrence of an event or change that constitutes or would be reasonably expected to constitute a Material Adverse Effect. After the date hereof, Seller shall use commercially reasonable efforts to deliver (including via electronic means) to Purchaser no later than five Business Days prior to Closing copies of all insertion orders that are unperformed for each of the advertisers listed on Section 4.11(a)(i) of the Schedule of Exceptions that have not previously been provided to Purchaser (each such insertion order so delivered, a “Remaining IO”). Purchaser shall promptly review each Remaining IO when delivered and shall be deemed to have automatically approved the assumption of each Remaining IO, except to the extent that, within two Business Days following receipt of the Remaining IO, Purchaser (i) determines in good faith that such Remaining IO differs from the form of insertion order previously provided to Purchaser in a way that would reasonably be expected to have a material and adverse effect on Purchaser, and (ii) provides written notice to Seller of such determination and its election to not assume such Remaining IO (any such unassumed Remaining IO, a “Challenged IO”). Purchaser and Seller shall negotiate in good faith arrangements for Purchaser to perform Seller’s obligations under each Challenged IO that is unperformed. Sections 2.1(c) and 4.11 of the Schedule of Exceptions shall be deemed to have been amended with

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respect to all Remaining IOs (other than Challenged IOs), and each of such insertion orders shall be deemed to be Assumed Contracts. In addition, after the date hereof, Seller shall provide Purchaser with reasonable access, during normal business hours, to Seller’s electronic files for those parties that have been customers of the Business from July 31, 2008 through the date of the Closing.

6.9 Further Action.

(a) Each of the Parties shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, as applicable to each of them, and to cause the Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to consummate the Transactions on a timely basis.

(b) Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver, or cause to be executed and delivered, such documents and other papers as may be required to carry out the provisions of this Agreement and consummate the Transactions.

6.10 Production of Witnesses and Individuals; Privilege Matters.

(a) From and after the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall make available to each other, upon written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may be required in connection with any Proceeding in which the requesting Party may from time to time be involved relating to Seller or the Business, prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons and the Business. The Parties agree to reimburse each other for reasonable and documented out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries, incurred by the other in connection with providing individuals and witnesses pursuant to this Section 6.10(a).

(b) Except as required pursuant to any applicable Legal Requirement, from and after the Closing, Purchaser shall not intentionally disclose, and shall not permit any of its Affiliates to disclose intentionally, any documents or other information (i) that, if disclosed, would cause a waiver of any privilege that could be asserted under applicable Legal Requirements if such waiver would reasonably be expected to have an adverse effect on Seller, (ii) related to the Excluded Assets or the Excluded Liabilities, (iii) related to the process of the sale of the Business or (iv) related to a Third Party Claim, the defense of which has been assumed by Seller pursuant to Section 9.6.

6.11 Mail and Other Communications. Seller, on the one hand, and Purchaser, on the other hand, on behalf of itself and its Affiliates, authorizes Seller (and its officers, employees and agents), on the one hand, and Purchaser and its Affiliates (and their respective officers, directors, employees and agents), on the other hand, as the case may be, if any such Person receives any mail, telegram, package or other communication intended for another Party or such Party’s Affiliates and it is not readily apparent that such is the case, to open such communications and to retain the same to the extent that they relate to the business of the receiving Party. To the extent that any such communications relate to the business of the non-receiving Party, the receiving Party shall deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. No Party shall open mail unambiguously intended for another Party and marked confidential or proprietary. The provisions of this Section 6.11 are not intended to, and shall not be deemed to, constitute an authorization by a Party to permit another Party to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of another Party for service of process purposes.

6.12 Public Disclosure. On or after the date hereof, Seller shall issue a press release regarding the terms of this Agreement and the Transactions, which press release shall be approved by Purchaser prior to its issuance

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(such approval not to be unreasonably withheld, delayed or conditioned). Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue any such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other Party before issuing such press release or making such public statement or disclosure and to cooperate with the other Party to accommodate any reasonable objections made thereto.

6.13 Transferred Employees.

(a) Prior to the Closing Date, Purchaser shall make an offer of employment effective as of the Closing Date to each of the individuals identified on Section 6.13(a) of the Schedule of Exceptions (each, an “Offer Recipient”) and each Offer Recipient who has accepted such offer of employment and who has become an employee of Purchaser shall be referred to herein as a “Transferred Employee”. Each such offer of employment shall be on terms substantially similar to the terms of employment between the Offer Recipient and Seller, as such terms existed on the date hereof, provided, however, that such Offer Recipient’s offer of employment shall be conditioned on execution of Purchaser’s form of Proprietary Information and Inventions Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, on and after the Closing Date, Purchaser may, at any time, terminate the employment of any Transferred Employee with Purchaser, or change the terms of any Transferred Employee’s employment with Purchaser (including his or her salary or wages or any employee benefits he or she is receiving), except as otherwise provided in any employment agreement between Purchaser and such Transferred Employee.

(c) On the Closing Date, Seller shall take such action as is necessary so that each Offer Recipient shall cease being a Business Employee and so that each Transferred Employee shall cease participation in any Business Employee Plan, and in accordance with the Noncompetition and Nonsolicitation Agreements, Seller shall not solicit on or after the Closing Date any Business Employee who was an Offer Recipient. On and after the Closing Date, Seller and its Affiliates, including all ERISA Affiliates, shall retain all Liabilities for claims incurred and any other matters occurring under the Business Employee Plans and Employee Agreements. On the Closing Date, Seller shall pay each Transferred Employee the amount of any accrued but unused vacation time (including flexible time off and sick pay) as of the Closing Date to which such Transferred Employee is entitled pursuant to the vacation policy of Seller immediately prior to the Closing Date. Seller shall retain any obligations for severance pay or other obligation of Seller that Seller must pay or satisfy due to Seller’s termination of all Offer Recipients’ employment with Seller in connection with their termination. Purchaser shall not (and shall cause each of its Subsidiaries and Affiliates not to), for a period of twelve months following the Closing Date, hire (whether as an employee, contractor, consultant or otherwise), or make any offer to so hire, any Offer Recipient who does not become a Transferred Employee unless Purchaser (i) provides prior written notice to Seller of its intention to so hire, or offer to hire, any such individual, and (ii) in connection with the actual hiring of any such individual, pays to Seller an amount equal to the amount of severance paid by Seller to such individual in connection with his or her termination.

(d) No provision of this Section 6.13 shall create any third party beneficiary or other rights in any Offer Recipient, Transferred Employee or former employee of Seller or any of their respective Affiliates (including any beneficiary or dependent of an Offer Recipient, Transferred Employee or any such former employee), including rights in respect of continued employment (or resumed employment) with Purchaser, or any pay or benefits provided under any Purchaser employee benefit plan, policy program or arrangement.

(e) For a period of 30 days following the Closing, at the reasonable request of Purchaser, Seller shall inform Purchaser of the number of employees terminated at any of Seller’s business locations.

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6.14 Lease. Purchaser and Seller each shall use commercially reasonable efforts to cause the landlord under the lease of Seller’s facility in San Francisco to consent to the assignment of such lease to Purchaser on or prior to the Closing Date. Seller shall be responsible for the payment of all fees and expenses due and owing as a result of seeking such consent, including the fee for assignment and the reimbursement of all the legal fees of the landlord.

ARTICLE VII

TAXES

7.1 Taxes Related to Purchase of the Business Assets. All state and local sales, use, gross-receipts, transfer, gains, excise, value-added or other similar Taxes in connection with the transfer of the Business Assets and the assumption of the Assumed Liabilities, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Business Assets or the performance of any obligations of Purchaser pursuant to this Agreement (collectively, “Transaction Taxes”), shall be paid by Seller on or prior to their due date.

7.2 Proration of Personal Property Taxes. All personal property Taxes and assessments on the Business Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the close of business on the Closing Date based on the best information then available, with (a) Seller’s being liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) Purchaser’s being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account, and any change in the amount of such Taxes shall be prorated between Purchaser and Seller as set forth in the next sentence. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to Seller based upon the number of days in the Straddle Period on or prior to the Closing Date, and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Purchaser based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter.

7.3 Cooperation on Tax Matters. Seller and Purchaser shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding affecting or concerning one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the operation of the Business before or after the Closing Date and/or the transactions contemplated by this Agreement. Any information made available by one Party (or an Affiliate) to the other Party (or an Affiliate) pursuant to this Section 7.3 shall be held in strict confidence by such other Party (or Affiliate) and shall be used solely by such other Party (or Affiliate) only in connection with the reason for which it was requested.

7.4 Retention of Tax Records. After the Closing Date and until the fourth anniversary thereof or such longer period as Seller may request in writing for a reasonable business purpose (including, without limitation, any examination of Tax Returns by a taxing authority or agency), Purchaser shall retain possession of all accounting, business, financial and Tax records and information that come into existence after the Closing Date but relate to the Business Assets and/or the operation of the Business before the Closing Date. In addition, from and after the Closing Date, Purchaser shall provide to Seller and its accountants, counsel and representatives (after reasonable notice and during normal business hours and without charge to Seller) access to the books,

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records, documents and other information relating to the Business Assets as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

7.5 Allocation of Purchase Price and Purchase Price Allocation Forms.

(a) The Purchase Price, Assumed Liabilities and other relevant items shall be allocated among the Business Assets in accordance with Section 1060 of the Code. Purchaser shall engage at its expense a nationally recognized valuation firm to conduct a valuation of the Business Assets. Based on such valuation, Purchaser shall prepare and deliver to Seller an allocation schedule setting forth Purchaser’s proposed allocation of the Purchase Price, Assumed Liabilities and other relevant items among the Business Assets (the “Proposed Allocation Schedule”) within 60 days of the Closing Date or as soon thereafter as practicable. The Parties thereafter shall negotiate in good faith to agree upon a final allocation of the Purchase Price, Assumed Liabilities and other relevant items among the Business Assets within 30 days of the date of delivery of the Proposed Allocation Schedule.

(b) If the Parties do not reach agreement on the allocation within such period of time, Seller may engage a nationally recognized valuation firm at its sole expense to conduct a valuation of the Business Assets and shall deliver to Purchaser within 45 days a list of objections to the Proposed Allocation Schedule. The Parties thereafter shall negotiate in good faith to resolve any such objections within 30 days of the date of delivery of Seller’s objections to the Proposed Allocation Schedule. If the Parties are unable to agree on an allocation within such period of time, then the matter shall be submitted to the Settlement Accountant. The Settlement Accountant shall review the list of objections provided by Seller and any information, arguments and support each Party provides to support its position and, solely based on such information and not based on any independent review, shall make a final determination of the allocation within 45 days following the submission of the matter to the Settlement Accountant for resolution. The determination of the Settlement Accountant shall be final and binding on Purchaser and Seller. Seller and Purchaser shall share the expenses of the Settlement Accountant equally. If Seller fails to engage a valuation firm or to provide a list of objections to the Proposed Allocation Schedule within the 45 days described in the first sentence of this Section 7.5(b) above, Seller shall be deemed to have waived any objections it may have had to the Proposed Allocation Schedule.

(c) The allocation determined by the Parties’ agreement on the Proposed Allocation Schedule, the Settlement Accountant or the waiver of Seller’s objections to the Proposed Allocation Schedule shall be the final allocation of the Purchase Price, Assumed Liabilities and other relevant items among the Business Assets (the “Allocation Schedule”). The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with United States Treasury Regulations Section 1.1060-1 (or any comparable provision of state or local tax applicable Legal Requirements) or any successor provision. The Parties shall report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law. Seller and Purchaser shall cooperate in the filing of any forms (including IRS Form 8594) with respect to such allocation.

7.6 Unbilled Transactional Taxes. If a Tax assessment is levied upon any Party by an authorized tax jurisdiction for unbilled Transaction Taxes that are the obligation of the other Party under this Agreement, then the non-assessed Party shall reimburse the assessed Party for those taxes, including any interest and penalty other than any interest and penalty attributable to the assessed Party’s failure to promptly pay or protest such Tax when assessed.

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ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligations. The obligations of the Purchaser and Seller to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approval. Seller Stockholder Approval shall have been obtained;

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions; and

(c) No Proceedings. No action or proceeding before any Governmental Authority shall have been threatened by any Governmental Authority or instituted by either any Governmental Authority or any other Person which seeks to prevent or materially delay the consummation of the Transactions or which challenges the validity or enforceability hereof and has a reasonable likelihood of being successful.

(d) Governmental Consents and Approval. The Parties and their respective Subsidiaries shall have timely obtained from any applicable Governmental Authority all approvals, waivers, consents or indications of non-objection, if any, necessary for the consummation of, or in connection with, the transactions contemplated hereby.

8.2 Additional Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Delivery of Agreements, Documents and Other Items. Purchaser shall have delivered to Seller the agreements, documents and other items to be delivered pursuant to Section 3.4;

(b) Representations, Warranties and Covenants. All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; and

(c) Covenants. Purchaser shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or before the Closing.

8.3 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Delivery of Agreements, Documents and Other Items. Seller shall have delivered to Purchaser the agreements, documents and other items to be delivered pursuant to Section 3.3;

(b) Representations and Warranties. All of the representations and warranties of Seller contained in Sections 4.1 (Due Organization; Power; No Subsidiaries; Etc.), 4.2 (Due Authorization), and 4.24 (Title to Assets) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent in either respect such representations and warranties are expressly made only as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date). After taking into account any modification to the Schedule of

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Exceptions pursuant to Section 6.8 hereof, all of the other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent in either respect such representations and warranties are expressly made only as of an earlier date, in which case they shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) Covenants. Seller shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller at or before the Closing;

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expect to have a Material Adverse Effect; and

(e) Release of Security Interest. Any security interest on the Business Assets shall have been released, including without limitation the security interest in the Business Assets held by Alan Meckler.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in (i) Sections 4.1 (Due Organization; Power; No Subsidiaries; Etc.), 4.2 (Due Authorization), 4.24 (Title to Assets), 5.1 (Purchaser’s Due Organization; Power) and 5.2 (Purchaser’s Due Authorization), shall survive the Closing without limitation, and (ii) Sections 4.15 (Tax Matters), and 4.18 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations for the matters covered thereunder (the representations collectively identified in subsections (i) and (ii), the “Specified Representations”), and (iii) all other representations and warranties shall survive through the twelve month period following the Closing Date; provided that any claim made with reasonable specificity by the Person seeking to be indemnified within the time periods set forth in this Section 9.1 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall survive until fully discharged. The representations, warranties, covenants and obligations of Seller and the rights and remedies that may be exercised by any Purchaser Indemnified Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any Purchaser Indemnified Party or any of their Representatives.

9.2 Indemnification by Seller. Purchaser and its Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for and against any and all Liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement (including any Liability relating to third-party claims), but excluding any incidental, liquidated, special, indirect, punitive or consequential damages or lost profits (unless such damages or lost profits are part of a Third Party Claim) (each a “Loss” and, together, “Losses”), arising from or in connection with:

(a) the Excluded Liabilities or the Excluded Assets;

(b) the Breach of any representation or warranty made by Seller contained in this Agreement;

(c) the Breach of any covenant or agreement made by Seller contained in this Agreement;

(d) the noncompliance with any Legal Requirements related to fraudulent transfers in respect of the Transactions;

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(e) any act of fraud by Seller or any officer, director, Affiliate or employee of Seller related to this Agreement or any of the Ancillary Agreements; or

(f) the failure of Seller to have entered into a valid, enforceable agreement with any Person who was involved in the creation or development of any Intellectual Property in connection with the Business pursuant to which such Person irrevocably and unconditionally assigned to Seller all Intellectual Property Rights pertaining to the Intellectual Property so created or developed by such Person.

9.3 Indemnification by Purchaser. Seller and its Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for and against any and all Losses, arising from or in connection with:

(a) the Assumed Liabilities or the Business Assets;

(b) the Breach of any representation or warranty made by Purchaser contained in this Agreement;

(c) the Breach of any covenant or agreement made by Purchaser contained in this Agreement; or

(d) any act of fraud by Purchaser or any officer, director, Affiliate or employee of Purchaser related to this Agreement or any of the Ancillary Agreements.

9.4 Limits on Indemnification.

(a) No claim may be asserted nor may any Proceeding be commenced against either Seller or Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Proceeding is received by such party describing in reasonable detail the subject matter of such claim or Proceeding on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Proceeding is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or Proceeding shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) in the event of any breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality” or “Material Adverse Effect,” for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality” or a “Material Adverse Effect” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred, but not in the determination of the amount of the Loss);

(ii) an Indemnifying Party shall not be liable for any claim for indemnification for monetary damages pursuant to Sections 9.2(b), 9.2(f) or 9.3(b) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $200,000 (the “Deductible”), after which the Indemnifying Party shall be liable for the amount of such Loss in excess of the Deductible;

(iii) the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Sections 9.2(b) (other than for a Breach of a Specified Representation) and 9.2(f) shall be equal to the amount of the Anniversary Payment (as may be reduced pursuant to Section 3.5(d) hereof), and the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Sections 9.3(b) shall be equal to $2,000,000.00; provided, however, that in connection with a Breach of a Specified Representation, the maximum amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 9.2(b) or 9.3(b) shall not be subject to such limit;

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(iv) the Purchase Price adjustment (other than to the extent the adjustment reduces the aggregate amount available for indemnification and set-off as provided in Sections 9.4(b)(iii) and 9.9) and Taxes that are the subjects of Section 3.5 and Article VII, respectively, shall not be subject to this Article IX;

(v) notwithstanding the foregoing, the limitations on damages set forth in Sections 9.4(b)(ii) and (iii) shall not apply (x) in the case of fraud or other willful misconduct or (y) to Losses arising from the causes set forth in Section 9.2(a), 9.2(c) 9.2(d), 9.2(e), 9.3(a), 9.3(c) and 9.3(d); and

(vi) notwithstanding anything to the contrary herein, no Purchaser Indemnified Party shall be entitled to make any claim for indemnifiable Losses arising out of or resulting from the cause set forth in 9.2(f) unless the claim for such indemnifiable Losses is made on or prior to the first anniversary of the Closing Date; provided that any such claim made with reasonable specificity within such period shall survive until such claim is finally and fully resolved.

(c) Seller (including any officer or director of Seller) shall not have any right of contribution, indemnification or right of advancement from Purchaser or any other Purchaser Indemnified Party with respect to any Loss claimed by a Purchaser Indemnified Party. Purchaser (including any officer or director of Purchaser) shall not have any right of contribution, indemnification or right of advancement from Seller or any other Seller Indemnified Party with respect to any Loss claimed by a Seller Indemnified Party.

(d) Each payment by an Indemnifying Party made pursuant to this Article IX shall be reduced to the extent of any (i) insurance proceeds actually received by Purchaser or Seller, as applicable, or (ii) reimbursements or similar payments actually received by Purchaser or Seller, as applicable, from a third party with respect to such payment; provided, however, neither Purchaser nor Seller, as applicable, shall have any obligation whatsoever to seek any payments from, or take action with respect to, any insurance policies or third parties in lieu of or as a condition to receiving a payment from an Indemnifying Party under this Article IX and any such action shall be at the sole and absolute discretion of Purchaser or Seller, as applicable.

(e) In no event shall any Indemnified Party be entitled to recover for Losses pursuant to this Article IX to the extent that such Losses are accounted for on EXHIBIT H.

9.5 Notice of Loss.

(a) An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (an “Indemnification Claim Notice”). Any failure on the part of an Indemnified Party to provide notice promptly shall not limit any of the obligations of the Indemnifying Party, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend such claim.

(b) In the event that the Indemnifying Party shall not dispute any Losses or amounts in the Indemnification Claim Notice, the Indemnifying Party shall as soon as practicable, but in no event greater than 30 calendar days from receipt of the Indemnification Claim Notice, remit payment of the amounts of Loss to the Indemnified Party.

(c) In the event that the Indemnifying Party shall disagree with any Losses or amounts in the Indemnification Claim Notice within 30 calendar days following receipt of the Indemnification Claim Notice, the Indemnifying Party may deliver a notice of such disagreement (an “Indemnification Claim Dispute”) setting forth, in reasonable detail and to the extent practicable, each item or amount of Loss so disputed by the Indemnifying Party. In the event that the Indemnifying Party shall deliver to the Indemnified Party an

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Indemnification Claim Dispute, the Indemnified Party may either: (1) elect to negotiate any disputed item(s) and amount(s) of Loss or (2) refer any disputed item(s) and amount(s) to arbitration as set forth in Section 9.5(e) below for resolution in accordance with the terms and conditions thereof.

(d) In the event that the Indemnifying Party and the Indemnified Party shall reach agreement on any of the disputed items and amounts of Loss set forth in the Indemnification Claim Notice, then (A) the Indemnifying Party and the Indemnified Party shall (1) execute a memorandum setting forth the resolved item(s) and/or amount(s) of Loss and (2) refer any remaining disputed item(s) and amount(s) to arbitration as set forth in Section 9.5(e) below for resolution in accordance with the terms and conditions thereof and (B) the Indemnifying Party shall within 30 calendar days of the execution of such memorandum make the payment to the Indemnified Party of the agreed upon amount.

(e) Resolution of Conflicts.

(i) If no agreement between the Indemnifying Party and the Indemnified Party on the Losses set forth in the Indemnification Claim Notice can be reached after good faith negotiation and within 30 calendar days after delivery of an Indemnification Claim Notice, either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a Third Party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be determined by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party and the Indemnified Party. In the event that, within 30 calendar days after submission of any dispute to arbitration, the Indemnifying Party and the Indemnified Party cannot mutually agree on one arbitrator, then, within 15 calendar days after the end of such 30 calendar day period, the Indemnified Party shall select one arbitrator, and the Indemnifying Party shall select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either the Indemnifying Party or the Indemnified Party fails to select an arbitrator during this 15 calendar day period, then the Indemnifying Party and the Indemnified Party agree that the arbitration will be conducted by one arbitrator selected by the Indemnifying Party or the Indemnified Party, as appropriate. Even after any arbitration begins, the Indemnifying Party and the Indemnified Party shall retain the right to come to an agreement upon the rights of the respective parties with respect to each of such claims. Upon reaching such agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and the arbitration shall cease.

(ii) Any such arbitration shall be held in Chicago, Illinois, under the rules then in effect of the American Arbitration Association. Unless otherwise determined by applicable law, the arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information in a reasonably expeditious and cost-effective manner from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent Delaware State court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in the Indemnification Claim Notice shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 calendar days of a decision of the arbitrator(s) requiring payment by the Indemnifying Party, the Indemnifying Party shall make the payment to the Indemnified Party.

(iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Party and the Indemnified Party under this Article IX.

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9.6 Third Party Claims. If an Indemnified Party shall receive notice of any Proceeding, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third Party Claim stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnifying Party shall be entitled to control the defense of such Third Party Claim through counsel of its choice at its own expense provided that the Indemnifying Party acknowledges its responsibility to indemnify the Indemnified Party for such Third Party Claim. If the Indemnifying Party so undertakes any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party does not undertake such defense and elects to allow the Indemnified Party to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment, such consent not to be unreasonably withheld, or unless the Indemnifying Party withdraws from the defense of such Third Party Claim Liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any such claims or proceeding pursuant to this Section 9.6, the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of such claim or proceeding without the consent of the Indemnified Party if the judgment or settlement results only in the payment by the Indemnifying Party of money damages and includes a release of the Indemnified Party from any and all liability thereunder, and, in all other events, the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement in respect of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

9.7 Exclusive Remedy. Except as otherwise provided herein, Purchaser and Seller acknowledge and agree that following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of Purchaser and Seller for any breach by the other Party of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement, except that (a) if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity and (b) the foregoing clause shall not be deemed a waiver by any Party of any right or remedy arising by reason of any claim of fraud or intentional misrepresentation or intentional omissions with respect to this Agreement.

9.8 Characterization of Indemnification Payments. Purchaser and Seller agree to treat any payment made under this Article IX as an adjustment to the Purchase Price.

9.9 Setoff. In addition to any rights of setoff or other rights that an Indemnified Party may have at common law or otherwise against an Indemnifying Party, Purchaser shall have the right to withhold and deduct any sum that may be owed by Seller to Purchaser under this Article IX from the Anniversary Payment (as may be reduced pursuant to Section 3.5(d) hereof); provided that, unless otherwise agreed by Seller and Purchaser, the amount of any indemnifiable Losses arising out of or resulting from the causes set forth in Sections 9.2(b) (other than a Breach of a Specified Representation) and 9.2(f) shall be so withheld and deducted from the Anniversary Payment to the maximum extent allowed; provided further, that in the event that Purchaser proposes to set off any such sum against the Anniversary Payment, (a) Purchaser shall provide prior written notice of the proposed setoff to Seller specifying in reasonable detail the amount and basis thereof and (b) Purchaser shall not be obligated to pay to Seller such amount until the amount owed by Seller to Purchaser under this Article IX is finally determined in accordance with the provisions of this Article IX; provided, that Purchaser shall remain obligated, in accordance with Section 3.2, to timely pay the balance of the Anniversary Payment not subject to a pending, or finally determined, setoff claim pursuant to this Section 9.9.

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ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of Seller and the Purchaser;

(b) by either Seller or Purchaser if the Closing shall not have occurred on or before December 5, 2009; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Purchaser if: (i) Seller shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Sections 8.3(b) or (c) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Seller of written notice of such breach (provided that the right to terminate this Agreement by the Purchaser shall not be available to the Purchaser if the Purchaser is at that time in material breach of this Agreement); (ii) Seller’s board of directors shall have withdrawn or modified Seller Board Recommendation in any manner adverse to the Purchaser or shall have resolved to do so; or (iii) Seller’s board of directors shall (x) have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so, or (y) not have sent to holders of shares of Seller’s outstanding equity stock within 10 Business Days after the commencement of any tender or exchange offer or solicitation made in connection with any Takeover Proposal, a statement recommending rejection of such offer or solicitation;

(d) by Seller at any time prior to the Closing Date, if the Purchaser shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Sections 8.2(b) or (c) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Purchaser of written notice of such breach (provided that the right to terminate this Agreement by Seller shall not be available to Seller if Seller is at that time in material breach of this Agreement);

(e) by either Seller or the Purchaser if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Sale shall have become final and nonappealable;

(f) by either Seller or the Purchaser if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholders’ Meeting or any postponement or adjournment thereof; or

(g) by Seller, if at any time prior to receipt of the Seller Stockholder Approval, it concurrently enters into a definitive agreement providing for a Superior Proposal in accordance with Section 6.3(e); provided, however, that prior thereto or concurrently therewith Seller shall have paid or caused to be paid the Termination Fee to Purchaser in accordance with Section 10.3 of this Agreement (and such termination of this Agreement by Seller shall not take effect unless and until the Termination Fee shall have been so paid).

10.2 Effect of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 10.1, this Agreement shall become null and void and have no further force or effect; provided, however, (a) the Parties shall not be released from any liability arising from or in connection with any Breach hereof occurring prior to such termination, (b) the Confidentiality Agreement shall remain in effect, and (c) the provisions of Section 6.5 (Confidentiality), 6.12 (Public Disclosure), 10.3 (Expenses and Termination Fee), this Section 10.2 and Article XI (General Provisions) shall survive any termination of this Agreement.

10.3 Expenses and Termination Fee.

(a) Whether or not the Closing shall have occurred, except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in

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connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses, it being understood and agreed that expenses incurred in connection with preparing, filing, printing and distributing the Proxy Statement shall be expenses of Seller.

(b) In the event that Purchaser shall terminate this Agreement pursuant to Section 10.1(c)(ii) or (iii), or in the event that Seller shall terminate this Agreement pursuant to Section 10.1(g), Seller shall pay the Termination Fee to the Purchaser and reimburse the Purchaser’s Transaction Expenses.

(c) In the event that (A) either (i) the Purchaser shall terminate this Agreement pursuant to Section 10.1(c)(i), or (ii) the Purchaser or Seller shall terminate this Agreement pursuant to Section 10.1(e) or (f), (B) prior to the time of such termination there shall have been a Takeover Proposal with respect to Seller, and (C) within twelve months after such termination of this Agreement, either (i) a definitive agreement is entered into by Seller with respect to a Takeover Proposal or (ii) a Takeover Proposal is consummated, Seller shall pay the Termination Fee to the Purchaser and reimburse the Purchaser’s Transaction Expenses.

(d) In the event that either the Purchaser or Seller shall terminate this Agreement pursuant to Section 10.1(f), and no Takeover Proposal has been made prior thereto, Seller shall reimburse the Purchaser’s Transaction Expenses.

(e) In the event that Seller must pay a Termination Fee to the Purchaser or reimburse the Purchaser’s Transaction Expenses, Seller shall pay such amounts: (i) within ten days after the date of termination, in the event that the Termination Fee and Transaction Expenses are due pursuant to Section 10.3(b), (ii) at the earlier of the time that a definitive agreement is entered into by Seller or the time the Takeover Proposal is consummated, in the event that the Termination Fee and Transaction Expenses are due pursuant to Section 10.3(c), or (iii) within five days after the date of termination, in the event that the Transaction Expenses are due pursuant to Section 10.3(d).

(f) In the event that Seller fails to pay either the Termination Fee or the Transaction Expenses or both when due under this Section 10.3 and the Purchaser commences a suit which results in a judgment against Seller for such overdue amount, then (i) Seller shall reimburse the Purchaser for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit and the collection of such overdue amount and (ii) Seller shall pay to the Purchaser interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Purchaser in full) at the rate of 7% per annum.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt between 9:00 am and 5:00 pm local time on a Business Day, or at 9:00 am local time on the next Business Day if delivered other than between 9:00 am and 5:00 pm local time on a Business Day) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

(a)	if to Seller:

WebMediaBrands Inc.

23 Old Kings Highway South

Darien, CT 06820

Facsimile: (203) 655-5079

Attention: General Counsel

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with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Facsimile: (919) 781-4865

Attention: David Wilke, Esq.

(b)	if to Purchaser:

QuinStreet, Inc.

1051 East Hillsdale Blvd

Foster City, California 94404

Facsimile: (650) 350-1423

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

3 Embarcadero Center, 7th Floor

San Francisco, California 94111

Facsimile: (415) 217-5910

Attention: Edward Deibert, Esq.

11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

11.3 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

11.4 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be not be unreasonably withheld), as the case may be; provided, however, that, Purchaser may assign this Agreement without the consent of Seller to (i) an Affiliate, provided that no such assignment shall relieve Purchaser of its obligations hereunder, or (ii) the buyer or surviving entity in connection with a merger (or other change of control of Purchaser) or the sale of all or substantially all of Purchaser’s assets.

11.5 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 11.6.

11.6 Waiver. Either Seller or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any

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subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Seller or Purchaser to assert any of their rights hereunder shall not constitute a waiver of any of such rights.

11.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Section 6.13 and Article IX), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.8 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

11.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to principles of conflicts of laws) and any action brought to enforce any provision of this Agreement shall be commenced and maintained only in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware. The Parties agree and consent to the exclusive jurisdiction of such courts and agree not to plead in any action related to this Agreement that such courts are an unfit or inconvenient forum for the resolution of any such action.

11.10 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions. Each of the Parties hereby (a) certifies that no representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.10.

11.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11.12 Further Assurances.

(a) Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions. In furtherance of the foregoing, and notwithstanding anything herein to the contrary, Purchaser shall take all action to prepare and deliver to Seller all necessary documents and shall bear all fees, costs and expenses incurred in connection with the preparation, recordation and filing of any documents required to be prepared, recorded or filed, or performed for Intellectual Property assignments or otherwise and Purchaser shall reimburse Seller for any reasonable third party out-of-pocket fees, costs or expenses incurred by Seller in connection with this Section 11.12(a), other than Seller’s attorneys fees, if any, which shall be Seller’s sole obligation.

(b) From and after the Closing, if Purchaser identifies additional assets which were used primarily in connection with the Business (other than the Excluded Assets) but which were not transferred to Purchaser as part of the Transactions, including, without limitation, any additional Internet Properties which were not part of the Websites, Purchaser shall notify Seller and request that such asset be transferred to Purchaser. If Seller agrees that such asset should have been transferred to Purchaser, Seller shall promptly (and in no event more than 15 calendar days after Purchaser’s request) execute any documentation necessary to cause such asset to be transferred to Purchaser. If Seller does not agree that such asset should have been transferred to Purchaser, Purchaser and Seller shall meet to resolve any dispute regarding such asset. If no agreement between Seller and

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Purchaser can be reached after good faith negotiation within 30 calendar days after Purchaser’s request to transfer such asset, either Purchaser or Seller may demand arbitration of the matter pursuant to the provisions of Section 9.5(e)(i) of this Agreement. In addition, if after the Closing Seller identifies additional assets which were used primarily in connection with the Business (other than the Excluded Assets) but which were not transferred to Purchaser as part of the Transactions, Seller shall promptly cause such assets to be transferred to Purchaser.

(c) From and after the Closing, if Seller identifies assets which were not used primarily in connection with the Business but which were transferred to Purchaser as part of the Transactions, Seller shall notify Purchaser and request that such asset be transferred back to Seller. If Purchaser agrees that such asset should not have been transferred to Purchaser, Purchaser shall promptly (and in no event more than 15 calendar days after Seller’s request) execute any documentation necessary to cause such asset to be transferred back to Seller. If Purchaser does not agree that such asset should not have been transferred to Purchaser, Purchaser and Seller shall meet to resolve any dispute regarding such asset. If no agreement between Seller and Purchaser can be reached after good faith negotiation within 30 calendar days after Seller’s request to transfer such asset, either Purchaser or Seller may demand arbitration of the matter pursuant to the provisions of Section 9.5(e)(i) of this Agreement. In addition, if after the Closing Purchaser identifies assets which were not used primarily in connection with the Business but which were transferred to Purchaser as part of the Transactions, Purchaser shall promptly cause such assets to be transferred back to Seller. Notwithstanding the foregoing, Seller and Purchaser agree that all of the Websites are Business Assets and Seller will not seek to have transferred back to Seller any Website.

11.13 Attorney Fees. If any Proceeding relating to this Agreement or any of the Ancillary Agreements or the enforcement of any provision of any of this Agreement or any of the Ancillary Agreements is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

11.14 Specific Performance. Subject to Article X, the Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefore. It is accordingly agreed that the Parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party and to seek to enforce specifically the terms and provisions of this Agreement against the other Party, this being in addition to any other remedy to which it is entitled at law or in equity.

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IN WITNESS WHEREOF, Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

WEBMEDIABRANDS INC., a Delaware corporation

By:	/s/ Alan M. Meckler

Name:	Alan M. Meckler
Tile:	Chairman & CEO

PURCHASER:

QUINSTREET, INC., a California corporation

By:	/s/ Douglas Valenti

Name:	Douglas Valenti
Tile:	CEO

Annex B

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (“Agreement”) is entered into as of August 7, 2009, by and between QuinStreet, Inc., a California corporation (“Purchaser”), and             (“Stockholder”).

RECITALS

A. Stockholder is a holder of record or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of capital stock of WebMediaBrands Inc., a Delaware corporation (the “Company”).

B. Purchaser and the Company are entering into an Asset Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which Purchaser is agreeing to acquire certain assets and assume certain liabilities of the Company (the “Acquisition”).

C. In order to induce Purchaser to enter into the Purchase Agreement, Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Purchase Agreement. For purposes of this Agreement:

1.1 “Designated Securities” shall mean those Subject Securities that are entitled to be voted on the Acquisition over which Stockholder has voting control (within the meaning of Rule 13d-3 under the Exchange Act).

1.2 Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

1.3 “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

1.4 “Subject Securities” shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options, warrants and other rights to acquire shares of capital stock of the Company) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

1.5 The term “Takeover Proposal” shall have the meaning assigned in the Purchase Agreement.

1.6 A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Purchaser; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Purchaser; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

1.7 “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the Purchase Agreement is validly terminated, or the date upon which the Acquisition is consummated.

ARTICLE II

TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of shares of capital stock of the Company by Stockholder (i) to any member of his immediate family, or to a trust for the benefit of Stockholder or any member of his immediate family, or (ii) upon the death of Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

ARTICLE III

VOTING OF SHARES

3.1 Voting Covenant Prior to Termination of Purchase Agreement. Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Purchaser, Stockholder shall cause the Designated Securities to be voted:

(a) in favor of the approval of the Purchase Agreement and the transactions contemplated by the Purchase Agreement and in favor of any action in furtherance of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Purchase Agreement; and

(c) against (i) any Takeover Proposal and (ii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Acquisition or any of the other transactions contemplated by the Purchase Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” “(b),” or “(c)” of the preceding sentence.

3.2 Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Purchaser a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law prior to the Voting Covenant Expiration Date with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall use commercially reasonable efforts to cause to be delivered to Purchaser an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding Designated Shares of the Company that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.

(b) Stockholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Purchaser the power to carry out and give effect to the provisions of this Agreement.

ARTICLE IV

NO SOLICITATION

Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that his or its Representatives (as defined in the Purchase Agreement) do not, directly or indirectly, take any action which would cause a breach of Section 6.3 of the Purchase Agreement. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that his or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Takeover Proposal.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Purchaser as follows:

5.1 Authorization, etc. Stockholder has the right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any consent or approval of or notice to any Person.

5.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions other than encumbrances and restrictions in favor of Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, the Exchange Act, and the “blue sky” laws of the various states of the United States) the number of outstanding shares of capital stock of the Company set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of capital stock of the Company set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

5.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through and as of the Voting Covenant Expiration Date.

ARTICLE VI

ADDITIONAL COVENANTS OF STOCKHOLDER

6.1 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall use commercially reasonable efforts to take such further actions, as Purchaser may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

6.2 Legends. If requested by Purchaser, immediately after the execution of this Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of capital stock of the company prior to the Voting Covenant Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of capital stock of the Company or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A SUPPORT AGREEMENT DATED AS OF AUGUST 7, 2009, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

ARTICLE VII

MISCELLANEOUS

7.1 Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Stockholder in his capacity as Owner of the Subject Securities and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company (including, without limitation, Stockholder) from taking any action in his or her capacity as a director or officer of the Company that he or she, in good faith, reasonably believes is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations of the Purchase Agreement or any other actions, discussions or negotiations permitted under Section 6.3 of the Purchase Agreement, and no such action taken (or omitted to be taken) by Stockholder in any such capacity shall be deemed to constitute a breach of or a default under any provision of this Agreement; provided, however, that Stockholder in his capacity as Owner of the Subject Securities is obligated to comply with the terms of this Agreement. Purchaser acknowledges that Stockholder cannot bind the Company in connection with any matter contemplated hereby, and is not so binding the Company hereunder, without the express written authorization of the Company’s Board of Directors.

7.2 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement shall survive the Voting Covenant Expiration Date.

7.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt between 9:00 am and 5:00 pm local time on a Business Day, or at 9:00 am local time on the next Business Day if delivered other than between 9:00 am and 5:00 pm local time on a Business Day) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.4):

if to Stockholder:

at the address set forth on the signature page hereof; and

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Facsimile: (919) 781-4865

Attention: David L. Wilke, Esq.

if to Purchaser:

QuinStreet, Inc.

1051 East Hillsdale Blvd

Foster City, California 94404

Facsimile: (650) 350-1423

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

3 Embarcadero Center, 7th Floor

San Francisco, California 94111

Facsimile: (415) 217-5910

Attention: Edward Deibert, Esq.

7.5 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this

Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

7.6 Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.7 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder or Purchaser, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void; provided, however, Purchaser may assign this agreement in connection with an assignment of the Purchase Agreement pursuant to its terms. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Purchaser and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Purchaser and its successors and assigns) any rights or remedies of any nature.

7.8 Indemnification. Stockholder shall hold harmless and indemnify Purchaser and Purchaser’s affiliates from and against, and shall compensate and reimburse Purchaser and Purchaser’s affiliates for, any loss, damage, claim, liability, fee (including attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Purchaser or any of Purchaser’s affiliates, or to which Purchaser or any of Purchaser’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

7.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Purchaser shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Purchaser nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.10 Non-Exclusivity. The rights and remedies of Purchaser under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder’s obligations, or the rights or remedies of Purchaser, under any other agreement between Purchaser and Stockholder; and nothing in any such agreement shall limit any of Stockholder’s obligations, or any of the rights or remedies of Purchaser, under this Agreement.

7.11 Governing Law; Venue.

(a) This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

7.12 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.13 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.14 Attorneys’ Fees. In any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

7.15 Waiver. No failure on the part of a party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of a party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

IN WITNESS WHEREOF, Purchaser and Stockholder have caused this Agreement to be executed as of the date first written above.

QUINSTREET, INC.

By:
Name:
Title:

[STOCKHOLDER]

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of WEBMEDIABRANDS INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes QUINSTREET, INC., a California corporation (“Purchaser”) and each officer of Purchaser, and each of them individually, the attorney and proxy of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with the Support Agreement, dated as of the date hereof, between Purchaser and the Stockholder (the “Support Agreement”), and is granted in consideration of Purchaser entering into the Asset Purchase Agreement, dated as of the date hereof, between Purchaser and the Company (the “Purchase Agreement”). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Support Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the valid termination of the Purchase Agreement or the effective time of the acquisition contemplated thereby at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i) in favor of the approval of the Purchase Agreement and the transactions contemplated by the Purchase Agreement and in favor of any action in furtherance of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Purchase Agreement; and

(iii) against (i) any Takeover Proposal and (ii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Acquisition or any of the other transactions contemplated by the Purchase Agreement or this Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is

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separable from every other part of such provision. This proxy is subject to the terms of the Support Agreement and in the event of an inconsistency between the terms of this proxy and the Support Agreement, the terms of the Support Agreement shall govern.

Dated: August     , 2009

[STOCKHOLDER]
Number of shares of capital stock of the Company owned of record as of the date of this proxy:

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Annex C

August 7, 2009

Board of Directors

WedMediaBrands Inc.

475 Park Avenue South, 4th Floor

New York, NY 10016

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the WebMediaBrands Inc. (the “Company”) of the Consideration (as defined below) to be received by the Company pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement (the “Agreement”) to be entered into by the Company and Quinstreet, Inc. (“Acquiror”). As more fully described in the Agreement, Acquiror will purchase the enterprise information technology business (the “Business”) of the Company (the “Transaction”) for an aggregate of $18.0 million in cash (collectively, the “Consideration”), payable at the times and subject to adjustment as set forth in the Agreement.

We have been engaged by the Company and will receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Acquiror and the Company will comply with all the material terms of the Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Business, furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of business that we deemed relevant and compared them with the Business; (v) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft of the Agreement, dated August 6, 2009; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your

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direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Acquiror, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Business and that such future financial results will be achieved at the times and in the amounts projected by management. We have not been provided any financial information for the Acquiror and the Company has not prepared forecasted financial information for the Business beyond 2009.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or Acquiror or on the expected benefits of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

MOELIS & COMPANY LLC

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WebMediaBrands Inc.

50 Washington Street, 9th Floor

Norwalk, Connecticut 06854

(203) 662-2800

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON NOVEMBER 30, 2009

The undersigned stockholder(s) of WEBMEDIABRANDS INC. hereby constitutes and appoints Alan M. Meckler and Mitchell Eisenberg, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the special meeting of stockholders of WebMediaBrands to be held on November 30, 2009, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of WebMediaBrands that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED FOR EACH OF PROPOSAL #1, THE PROPOSAL TO SELL

THE BUSINESS AND PROPOSAL #2, THE PROPOSAL TO ADJOURN THE SPECIAL

MEETING, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, UNLESS

THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

(continued on reverse side)

– FOLD AND DETACH HERE –

WEBMEDIABRANDS INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

PROPOSAL #1, PROPOSAL TO SELL THE BUSINESS: To approve the sale of certain assets (excluding semanticweb.com), and the assumption of certain liabilities, related to the Internet.com business to QuinStreet, Inc. as contemplated by the asset purchase agreement by and between WebMediaBrands Inc. and QuinStreet, Inc., dated as of August 7, 2009, as described in the notice of special meeting and proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL #2, PROPOSAL TO ADJOURN THE SPECIAL MEETING: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal #1, Proposal to Sell the Business.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the notice of special meeting of stockholders and proxy statement is hereby acknowledged.

Dated:

(Signature(s) of Stockholders)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized partner.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WEBMEDIABRANDS INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.